                                                                 File No. 69-333






                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM U-3A-2


              STATEMENT BY HOLDING COMPANY CLAIMING EXEMPTION UNDER RULE U-3A-2 FROM THE PROVISIONS OF THE PUBLIC UTILITY
                           HOLDING COMPANY ACT OF 1935

                      -------------------------------------

                      TO BE FILED ANNUALLY PRIOR TO MARCH 1
                      -------------------------------------



                             CMS ENERGY CORPORATION

                                (Name of Company)


     hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:




     February 28, 2001



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1.   NAME, STATE OF ORGANIZATION, LOCATION AND NATURE OF BUSINESS OF CLAIMANT
     AND EVERY SUBSIDIARY THEREOF, OTHER THAN ANY EXEMPT WHOLESALE GENERATOR
     (EWG) OR FOREIGN UTILITY COMPANY IN WHICH CLAIMANT DIRECTLY OR INDIRECTLY HOLDS AN INTEREST.

CLAIMANT HAS LISTED EWGS, IDENTIFIED BY AN ASTERIK (*) AND FUCOS, IDENTIFIED BY DOUBLE ASTERIK (**) IN ORDER TO MAINTAIN THE CONTINUITY OF THE ORGANIZATIONAL CHART.

For the purpose of this filing CMS Energy will address the information requested in section 1 under the headings of CMS Energy Corporation, CMS Enterprises Company and Consumers Energy Company. As CMS Energy discusses in detail below, CMS Energy Corporation is the parent company for CMS Enterprises Company and Consumers Energy Company. All ownership interests are 100% unless indicated parenthetically to the contrary.

                           A. CMS ENERGY CORPORATION

ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

CMS Energy Corporation ("CMS Energy") was duly incorporated under the laws of the State of Michigan in 1987. CMS Energy is a $9.0 billion (sales) energy company with subsidiaries engaged in electric utility operations, gas utility operations, oil and gas exploration and production, the acquisition, development and operation of independent power production facilities, energy marketing and trading and the transportation, storage and marketing of natural gas.

The name, state of organization and nature of business of CMS Energy's direct subsidiaries are described below:

          1.   CMS ENTERPRISES COMPANY

               ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

               CMS Enterprises Company is a Michigan corporation that owns subsidiaries engaged in the development, acquisition and management of energy-related businesses and projects worldwide.

          2.   CONSUMERS ENERGY COMPANY

               ADDRESS: 212 West Michigan Avenue, Jackson, Michigan 49201

               Consumers Energy Company is a Michigan corporation engaged in the generation, purchase, transmission, distribution and sale of electricity, and in the purchase, storage, transmission, distribution and sale of natural gas, in the lower peninsula of the State of Michigan.


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                           B. CMS ENTERPRISES COMPANY

ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

The name, state of organization and nature of business of each subsidiary and their subsidiaries are described below:

          1.   CMS CAPITAL CORP.

               ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

               CMS Capital is a Michigan corporation formed to assist in securing financing for CMS Energy Corporation and its subsidiaries and affiliates.

               1.1  CMS Capital Financial Services, Inc.

                    ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                    CMS Capital Financial Services, Inc. is a Michigan corporation engaged in the business of making loans to homeowners and small businesses for energy related goods or services.
                    1.1.1  First Utility Finance, Inc., a Michigan corporation.

          2.   CMS COMERCIALIZADORA DE ENERGIA S.A. (98.52%)

               ADDRESS: Avenida Roque Saenz Pena 1116, 9th Floor, Buenos Aires, Argentina

               CMS Comercializadora de Energia S.A. is an Argentine company engaged in gas and electric marketing operations in Argentina.

          3.   *CMS DISTRIBUTED POWER, L.L.C.


               ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

               CMS Distributed Power, L.L.C is a Michigan limited liability company formed for the purpose of aggregating the output from multiple generators to have power available on demand.


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          4.   CMS ELECTRIC AND GAS COMPANY

               ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

               CMS Electric and Gas Company is a Michigan corporation involved in purchasing, investing in and operating gas and electric distribution systems worldwide

               4.1  CMS Netherlands Funding Company

                    ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                    CMS Netherlands Funding Company is a Michigan corporation formed as a holding company for CMS Electric and Gas Company's international interests.
                    4.1.1  Notera Holding B.V., a Netherlands company

               4.2  CMS Venezuela, S.A.

                    ADDRESS: Torre Edicampo PH Av Francisco de Miranda Cruce con Av El Parque Campo Alegre, Caracas 010-A

                    CMS Venezuela, S.A. is a Venezuelan company formed to operate Sistema Electrico Nueva Esparta C.A. (SENECA).

               4.3  Compania de Inversiones en Energia Electrica S.A.
                    (CIEESA)(51%)

                    ADDRESS: Edificio Torre Catalinas Plaza, Ing. Enrique Butty 220, 8(Degree) Piso, (Av. E. Madero Alt. 800/900), (1300)
                    Buenos Aires, Argentina

                    Compania de Inversiones en Energia Electrica S.A. is an Argentine corporation formed as a holding company for investments in electric distribution systems in Argentina.
                    4.3.1     Inversora en Distribucion de Entre Rios S.A.
                              (53.5%)
                              4.3.1.1      **Empresa Distribuidora de
                                           Electricidad de Entre Rios S.A.
                                           (EDEER) (90%)
                    4.3.2 Sociedad Inversora en Distribucion de Electricidad S.A. (SIDESA) (60%)
                    4.3.3 Sociedad Inversora y Distribucion de Electricidad de Mendoza S.A. (SIDEMSA) (57%)


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               4.4  ENELMAR, S.A. (60%)

                    ADDRESS: Baker & McKenzie, Torre Edicampo, P.H. Avenida Francisco De Miranda, Cruce Con Avenida Tercera, Urbanizacion Campo Alegre, Caracas, Venezuela

                    ENELMAR, S.A. is a Venezuela company formed to hold CMS Electric and Gas Company's interest in the privatized electric system of the State of Nueva Esparta.
                    4.4.1 **Sistema Electrico Nueva Esparta C.A. (SENECA) (70%), a Venezuela corporation.

               4.5  Financial Joint Venture, L.L.C. (99%)

                    ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                    Financial Joint Venture, L.L.C. is a Michigan limited
                    liability company formed for the purpose of investments in
                    Brazil.
                    4.5.1     CMS Distribuidora, Ltda., a Brazilian
                              corporation, which has the following
                              subsidiaries:
                              4.5.1.1   CMS Participacoes Ltda., a
                                        Brazilian corporation (99.99)
                                        4.5.1.1.1      **Companhia Paulista de Energia
                                                       Eletrica (CPEE), a Brazilian
                                                       corporation (81.22%)
                                                       4.5.1.1.1.1   Companhia Sul Paulista
                                                                     de Energia Eletrica
                                                                     (CSPE), a Brazilian
                                                                     corporation (88.63%)
                                                                     4.5.1.1.1.1.1  **Companhia Jaguari de
                                                                                    Energia (CJE), a Brazilian
                                                                                    corporation
                                                                     4.5.1.1.1.1.2  **Companhia Luz e Forca de
                                                                                    Mococo (CLFM), a Brazilian
                                                                                    corporation

                                                       4.5.1.1.1.2   Agropecuaria Turvinho Ltda., a Brazilian
                                                                     corporation (0.01%)
                                                       4.5.1.1.1.3   CPEE Equipamentos
                                                                     Eletricos e Servicos
                                                                     Ltda. (CPEEE), a
                                                                     Brazilian corporation
                                                                     (99.99%)

                                                                     4.5.1.1.1.3.1  Agropecuaria Turvinho Ltda,
                                                                                    a Brazilian corporation (99.99%)

                                        4.5.1.1.2      Paulista Lajeado Energia S.A.
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                              4.5.1.3   Companhia Nova Paulista Energia, a
                                        Brazilian corporation (Inactive)
                    4.5.2     CPEE Equipamentos Eletricos e Servicos Ltda
                              (CPEEE), a Brazilian corporation (.01%)

               4.6  Genlease, S.R.L.

                    ADDRESS: Baker & McKenzie, Torre Edicampo, P.H., Avenida Francisco de Miranda, Cruce Con Avenida Tercera, Urbanizacion Campo Alegre, Caracas, Venezuela

                    Genlease, S.R.L. is a Venezuela corporation formed for the purpose of the lease structure for SENECA's emergency generators.

          5.   CMS ENERGY ASIA PRIVATE LIMITED (SINGAPORE)

               ADDRESS: 80 Raffles Place #26-20, UOB Plaza 2, Singapore 04862

               CMS Energy Asia Private Limited is a Singapore corporation involved in the development of electrical generation and distribution opportunities, gas transmission, storage and distribution opportunities, electrical and gas marketing opportunities and oil and gas exploration and development opportunities in Asia and the Pacific Rim.

               5.1  CMS Energy India Pte Ltd (India)

                    ADDRESS: Units 203 & 204, Capital Towers, 180, Nungambakkam High Road, Kodambakkan, Chennai 600 034 India

                    CMS Energy India Private Limited is an Indian company formed to pursue development opportunities in India.

          6.   CMS ENERGY SOUTH AMERICA COMPANY (CESA)

               ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

               CMS Energy South America Company is a Cayman Islands Company formed to provide for consolidation of the development expenses and activity in Argentina and Brazil.





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               6.1  CMS Empreendimentos Ltda (99.99%)

                    ADDRESS: Praia de Botafogo 440 - 16(Degree) andar, 22250.040, Rio de Janeiro RJ, Brazil

                    CMS Empreendimentos Ltda is a Brazilian company established as the Rio de Janeiro Office in Brazil.

               6.2  CMS Enterprises Development Company S.A. (CEDC) (99.99%)

                    ADDRESS: Edificio Torre Catalinas Plaza, Ing. Enrique Butty 220, 8(Degree) Piso (Av. E. Madero Alt. 800/900) (1300)
                    Buenos Aires, Argentina

                    CMS Enterprises Development Company S.A. is an Argentina company formed to handle the development work in Argentina.

          7.   CMS ENERGY TECHNOLOGY COMPANY

               ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

               CMS Energy Technology Company is a Michigan corporation formed for the purpose of networked distributed generation.

          8.   CMS ENERGY UK LIMITED

               ADDRESS:  43-45 Portman Square, 4th Floor, London, England W1HOAB

               CMS Energy UK Limited is an United Kingdom limited liability company involved in the development of energy-related businesses and projects in Europe, Africa and the Middle East.

          9.   CMS ENTERPRISES DEVELOPMENT, L.L.C.

               ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

               CMS Enterprises Development, L.L.C. is a Michigan limited liability company formed to invest in various projects, including but not limited to, a zirconium recovery project.


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          10.  CMS ENTERPRISES HOLDING COMPANY S.A. (99%)

               ADDRESS: Edificio Torre Catalinas Plaza, Ing. Enrique Butty 220, 8(Degree) Piso (Av. E. Madero Alt. 800/900) (1300) Buenos Aires, Argentina

               CMS Enterprises Holding Company S. A. is an Argentina holding corporation.

          11.  CMS GAS TRANSMISSION COMPANY

               ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

               CMS Gas Transmission Company is a Michigan corporation organized to engage in the transmission, storage and processing of natural gas.

               11.1 AMPCO Marketing, LLC (50%)

                    ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                    AMPCO Marketing is a Michigan limited liability company engaged in marketing methanol produced by Atlantic Methanol Production Company LLC in the United States.

               11.2 AMPCO Services, LLC (50%)

                    ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                    AMPCO Services, LLC is a Michigan limited liability company providing administrative, employment and technical services to Atlantic Methanol Production Company LLC.

               11.3 Atlantic Methanol Capital Company (50%)

                    ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                    Atlantic Methanol Capital Company is a Cayman Islands company formed to assist in the financing relating to the Equatorial Guinea methanol plant.
                    11.3.1    CMS Methanol Company, a Cayman Islands company
                              11.3.1.1 Atlantic Methanol Associates LLC, a Cayman Island company (50)
                                        11.3.1.1.1  Atlantic Methanol Production
                                                    Company, L.L.C. a Cayman
                                                    Islands company (90%).





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               11.4 CMS Antrim Gas LLC

                    ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                    CMS Antrim Gas LLC is a Michigan limited liability company formed for the purpose of owning and operating the central carbon dioxide removal plant in Otsego County, Michigan.

               11.5 CMS Field Services, Inc.

                    ADDRESS: Boulder Towers, 1437 South Boulder, Suite 1250, Tulsa, Oklahoma 74119

                    CMS Field Services, Inc. is a Michigan corporation, formerly known as CMS Continental Natural Gas, Inc., involved in the transmission and distribution of natural gas.
                    11.5.1 Bighorn Gas Gathering, L.L.C. (50%), a Delaware limited liability company
                    11.5.2 Bradshaw Energy, L.L.C. (97.5%), an Oklahoma limited liability company
                    11.5.3    Choctaw Thrust Gas Gathering System (33.67%)
                    11.5.4 CMS Cherokee Gas Processing, L.L.C. (92%), an Oklahoma limited liability company
                    11.5.5 CMS Field Services Holding Company, an Oklahoma corporation
                    11.5.6 CMS Gas Processing, L.L.C., an Oklahoma limited liability company
                    11.5.7 CMS Gulf Coast Field Services, L.L.C., a Michigan limited liability company
                    11.5.8 CMS Hydrocarbon, L.L.C. (99%), an Oklahoma limited liability company
                    11.5.9    CMS Laverne Gas Processing, L.L.C. (99%), an
                              Oklahoma limited liability company
                    11.5.10   CMS Natural Gas Gathering, L.L.C. (99%), an
                              Oklahoma limited liability company
                    11.5.11   CMS Oklahoma Natural Gas Gathering, L.L.C., an
                              Oklahoma limited liability company
                              11.5.11.1    Foss Gathering System (30%)
                    11.5.12 CMS Pipeline Company, L.L.C. (99%), an Oklahoma limited liability company
                    11.5.13 CMS Taurus Holding Company, L.L.C. an Oklahoma limited liability company
                    11.5.14   Fort Union Gas Gathering System, L.L.C.
                              (33.1/3%), a Delaware limited liability company
                    11.5.15   Hillsboro Gas Gathering System (23.71%)
                    11.5.16   Laubhan Friesen Gas Gathering System (41%)




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                    11.5.17   Moody Gas Gathering System (57.16%)
                    11.5.18   Warrel Gathering System (43.65%)

               11.6 CMS Gas Argentina Company

                    ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                    CMS Gas Argentina Company is a Cayman Islands company with an equity interest in Transportadora de Gas del Norte S.A., an Argentine company, which provides natural gas transmission services to the northern and central parts of Argentina.
                    11.6.1 Transportadora de Gas del Norte S.A. (TGN) (29.4%) Transportadora de Gas del Norte S.A. is an Argentina corporation.

               11.7 CMS Grands Lacs LLC

                    ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                    CMS Grands Lacs LLC is a Michigan limited liability company involved as a 51% General Partner in the Grands Lacs Limited Partnership, a Michigan limited partnership.

               11.8 CMS Jackson Pipeline Company

                    ADDRESS: Fairlane Plaza South, Suite 1040, 330 Town Center Drive, Dearborn, Michigan 48126

                    CMS Jackson Pipeline Company is a Michigan corporation involved as a 75% General Partner in Jackson Pipeline Company, a Michigan general partnership.

               11.9 CMS Marysville Gas Liquids Company

                    ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                    CMS Marysville Gas Liquids Company is a Michigan corporation formed to hold a 51% interest in Marysville Fractionation Partnership and a 51% interest in St. Clair Underground Storage Partnership.


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               11.10     CMS Saginaw Bay Company

                         ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                         CMS Saginaw Bay Company is a Michigan corporation involved as a 24% General Partner in the Saginaw Bay Area Limited Partnership, a Michigan limited partnership.

               11.11     CMS Saginaw Bay Lateral Company

                         ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                         CMS Saginaw Bay Lateral Company is a Michigan corporation involved as a 33% Limited Partner in the Saginaw Bay Lateral Limited Partnership, a Michigan limited partnership.

               11.12     CMS TriState Canada General Company (Inactive)

                         ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                         CMS TriState Canada General Company is a Michigan corporation formed to hold a 1% General Partner interest in TriState Canada Limited Partnership, a Canadian partnership, which holds TriState Pipeline assets in Canada.

               11.13     Guardian Pipeline, L.L.C. (33.33%)

                         ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                         Guardian Pipeline, L.L.C. is a Michigan limited liability corporation formed to own and operate an interstate natural gas pipeline from Illinois to Wisconsin.

               11.14     Michigan Intrastate Lateral System Partnership (50%)

                         ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                         Michigan Intrastate Lateral System Partnership is a Michigan general partnership, formerly known as Michigan Intrastate Lateral General Partnership, acquired as part of the acquisition of the Spartan Intrastate Pipeline and the Mackinaw Energy System.



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               11.15.    Nitrotec Corporation (50%)

                         ADDRESS: 1021 Main Street, Suite 2800, Houston, Texas 77002

                         Nitrotec Corporation is a Delaware corporation formed to invest in plants that extract helium from natural gas.

               11.16     Otsego EOR LLC (25%)

                         ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                         Otsego EOR LLC is a Michigan limited liability company formed as an enhanced oil-recovery project consisting of three oil reservoirs and pipeline and compression facilities located in Otsego County, Michigan.

               11.17     Panhandle Eastern Pipe Line Company

                         ADDRESS:  5444 Westheimer Court, Houston, TX 77056-5310

                         Panhandle Eastern Pipe Line Company is a Delaware corporation formed for the transmission of natural gas.
                         11.17.1 CMS Panhandle Eastern Resources, Inc., a Delaware corporation
                         11.17.2 CMS Panhandle Storage Company, a Delaware corporation
                         11.17.3   Pan Gas Storage Company, a Delaware
                                   corporation
                         11.17.4 Trunkline Field Services Company, a Delaware corporation
                                   11.17.4.1 *PanEnergy Lake Charles
                                             Generation, Inc., a Delaware
                                             corporation
                         11.17.5   Trunkline Gas Company
                                   11.17.5.1 CMS Trunkline Deepwater Pipeline
                                             Company, L.L.C., a Delaware limited
                                             liability company
                                   11.17.5.2 CMS Trunkline  Offshore Pipeline
                                             Company,  L.L.C., a Delaware
                                             limited liability company
                                   11.17.5.3 CMS Trunkline Gas Resources, Inc.,
                                             a Delaware corporation
                                   11.15.5.4 CMS Trunkline Pipeline Holdings,
`                                            Inc., a Delaware corporation
                         11.17.6   Trunkline LNG Company, a Delaware corporation


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               11.18     TriState Pipeline, L.L.C (66-2/3%)

                         ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                         TriState Pipeline, L.L.C. is a Michigan limited liability company formed to hold interests in the TriState Pipeline.

               11.19     Western Australia Gas Transmission Company I

                         ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                         Western Australia Gas Transmission Company I is a
                         Cayman Islands corporation formed to hold interests in
                         a natural gas pipeline project in Australia and the
                         Atacama Project in Chile.
                         11.19.1   CMS Gas Transmission del Sur Company (60%), a Cayman Islands corporation
                                   11.19.1.1 Atacama Finance Co. (50%)
                                   11.19.1.2 CMS Atacama Company
                                   11.19.1.3 Compania de Inversiones CMS Energy
                                             Chile Limitada (60%), A Chilean
                                             company
                                             11.19.1.3.1  Administradora Proyecto Atacama S.A. (50%)
                                             11.19.1.3.2  Gasoducto Atacama Compania Ltda LLP
                                                          11.19.1.3.2.1  Gasoducto Taltal Limitada (99%)
                                                          11.19.1.3.2.2  Progas S.A. (99.9)
                                             11.19.1.3.3  Noroeste Pacifico Generacion de Energia Limitada (50%)
                                                          11.19.1.3.3.1  Empresa de Transmision Electrica Transemel SA (40%)
                                                          11.19.1.3.3.2.  Progas S.A. (.1%)
                                   11.19.1.4 Energex Co. (30%)
                                   11.19.1.5 Gasoducto Cuenca Noroeste Limitada (30%)
                                             11.19.1.5.1  Gasoducto Cuenca Noroeste Limitado Argentine Branch
                                             11.19.1.5.2  Gasoducto Taltal Limitasa (1%)

                         11.19.2   CMS Gas Transmission of Australia Holding Company, a Cayman Islands corporation
                                   11.19.2.1 CMS Gas Transmission of Australia, a Cayman Islands corporation

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                         11.19.3   CMS International Financial Services Company, a Cayman Islands corporation
                         11.19.4   CMS Luxembourg SARL, a Luxemburg corporation
                                   11.19.4.1 Valandrid B.V. a Netherlands corporation
                                   11.19.4.2 CMS Goldfields Gas Transmission Australia Pty. Ltd., a Australian corporation
                                             11.19.4.1.1.  SCP Investments (No. 1) Pty. Ltd. (45%)
                                             11.19.4.1.2   SCP Investments (No. 2) Pty. Ltd.
                                                           11.19.4.1.2.1  Southern Cross Pipelines Australia Pty. Ltd.
                                                                          11.19.4.1.2.1.1  Goldfields Gas Transmission Joint Venture
                                                                                           (66.664%)
                                                                                           11.19.4.1.1.1.1.1 Goldfields Gas
                                                                                                             Transmission Pty. Ltd.
                                   11.19.4.3 CMS TriState Canada Unlimited Company (Inactive)
                                             11.19.4.3.1  TriState Canada Limited Partnership (66%)

          12.  CMS GENERATION CO.

               ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

               CMS Generation Co is a Michigan corporation engaged in the development of and investment in cogeneration and other independent power generation projects both domestic and foreign.

               12.1 CMS Centrales Termicas S.A.  (99%)


                    ADDRESS: Avenida Presidente Roque Saenz Pena 1116, 9th Floor, Buenos Aires, Argentina

                    CMS Centrales Termicas S.A. is an Argentine company formed to own an interest in a 240 MW natural gas/fuel oil-fired electric power plant near Mendoza, Argentina.
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               12.2  CMS Generation Altoona Company

                     ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                     CMS Generation Altoona Company is a Michigan corporation formed to develop, construct, own, operate and maintain a bituminous coal, bituminous coal waste or other solid fuel-burning facility.

               12.3  CMS Generation Chateaugay Company

                     ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                     CMS Generation Chateaugay Company is a Michigan corporation involved as a General Partner in KES Chateaugay, LP, a limited partnership.

               12.4  CMS Generation Filer City, Inc.

                     ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                     CMS Generation Filer City, Inc. is a Michigan corporation involved as a 1% General Partner in the T.E.S. Filer City Station Limited Partnership, a Michigan limited partnership that is the owner of the 54 megawatt (net) wood chip and coal-fired electric generating station in Filer City, Michigan.

               12.5  CMS Generation Filer City Operating Company

                     ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                     CMS Generation Filer City Operating Company is a Michigan corporation formed to operate a coal and waste wood-fueled power plant near Filer City, Michigan owned by the T.E.S. Filer City Station Limited Partnership.

               12.6  CMS Generation Genesee Company

                     ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                     CMS Generation Genesee Company is a Michigan corporation involved as a 1% General Partner in the Genesee Power Station Limited Partnership, a Delaware limited partnership, which owns and operates a 35-megawatt (net) waste wood-fired electric generating facility located in Genesee County, Michigan.


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               12.7  CMS Generation Grayling Company

                     ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                     CMS Generation Grayling Company is a Michigan corporation involved as a 1% General Partner in Grayling Generating Station Limited Partnership, a Michigan limited partnership, that owns a 36-megawatt (net) waste wood-fueled power plant in Grayling, Michigan. Grayling Generating Station Limited Partnership owns GGS Holdings Company, a Michigan corporation, which is a .5% General Partner in AJD Forest Products Limited Partnership that operates a sawmill adjacent to the Grayling Generating Station and also supplies waste wood fuel to Grayling Generating Station Limited Partnership is a 49.5 % Limited Partner in AJD Forest Products Limited Partnership, a Michigan limited partnership.

               12.8  CMS Generation Grayling Holdings Company

                     ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                     CMS Generation Grayling Holdings Company is a Michigan corporation involved as a 49% Limited Partner in Grayling Generating Station Limited Partnership, a Michigan limited partnership. Grayling Generating Station Limited Partnership owns GGS Holdings Company, a Michigan corporation that owns a .5% General Partner interest in AJD Forest Products Limited Partnership, a Michigan limited partnership.
                     12.8.1  Grayling Partners Land Development LLC (49%)

               12.9 CMS Generation Holdings Company

                     ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                     CMS Generation Holdings Company is a Michigan corporation involved as a limited partner in various partnerships and in the following companies:
                     12.9.1 Centrales Termicas Mendoza S.A. (CTM)(1%), an Argentine corporation

               12.10 CMS Generation Honey Lake Company

                     ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                     CMS Generation Honey Lake Company is a Michigan corporation with a General Partnership interest and a Limited Partnership interest in HL Power Company, a California limited partnership that uses waste wood and geothermal fluid to generate a 30-megawatt (net) electric generating station in Lassan County, California. Also involved as General Partner in Honey Lake Energy I LP, and Honey Lake Energy II LP, both Michigan limited partnerships formed to own limited partnership interests in HL Power Company.

               12.11 CMS Generation Investment Company I

                     ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center
                     Drive, Dearborn, Michigan 48126

                     CMS Generation Investment Company I is a Cayman Islands
                     company involved as a holding company for CMS Generation
                     overseas investments that engage in the construction,
                     ownership or operation of various power projects in the
                     Philippines, India, Morocco, Thailand, United Arab
                     Emirates, Ghana and Australia:
                     12.11.1  *CMS Generation Cebu Limited Duration Company (99%), a Cayman Islands company
                              12.11.1.1 Toledo Power Company (47.5%),
                              12.11.1.2 Toledo Holdings Corp. (40%)
                     12.11.2  *CMS Generation Cebu Operating Limited Duration Company (99%), a Cayman Islands company
                     12.11.3  CMS Generation Investment Company III, a Cayman Islands company
                              12.11.3.1 CMS Energy Mauritius Limited
                                        12.11.3.1.1  *GMR Vasavi Power Corporation Pvt Ltd. (49%)
                                        12.11.3.1.2  TN LNG & Power Co. Pvt. Ltd. (India) (TIDCO) (26.67%)
                              12.11.3.2 CMS Generation Jegurupadu I Limited Duration Company (99%), a Cayman Islands company
                                        12.11.3.2.1  Jegurupadu O&M Company Mauritius (50%)
                                                     12.11.3.2.1.1 *Jegurupadu Operating & Maintenance Company (60%)
                              12.11.3.3 CMS Generation Jegurupadu II Limited Duration Company (99%), a Cayman Islands company
                              12.11.3.4.CMS Generation Neyveli Ltd., a Mauritius company
                                        12.11.3.4.1  ST CMS Electric Company Private Limited (50%), an Indian company
                              12.11.3.5 Jegurupadu CMS Generation Company Ltd.
                                        12.11.3.5.1  *GVK Industries Ltd. (18.75%)
                     12.11.4  CMS Generation Investment Company IV


                              12.11.4.1 CMS Generation Investment Company II, a Cayman Islands company
                                        12.11.4.1.1  *CMS  Generation Cebu Limited  Duration  Company (1%), a Cayman
                                                     Islands company
                                        12.11.4.1.2  *CMS Generation Cebu Operating Limited Duration Company (1%),
                                                     a Cayman Island company
                                        12.11.4.1.3  CMS Generation Jegurupadu I Limited Duration  Company (1%), a
                                                     Cayman Islands company
                                        12.11.4.1.4  CMS  Generation Jegurupadu II Limited Duration Company (1%), a
                                                     Cayman Islands company
                                        12.11.4.1.5  CMS Generation Jorf Lasfar I Limited Duration Company (65%), a
                                                     Cayman Islands company
                                        12.11.4.1.6  CMS Generation Jorf Lasfar II Limited Duration Company (65%), a
                                                     Cayman Islands company
                                        12.11.4.1.7  CMS Generation Pinamucan Limited Duration Company  (1%),  a
                                                     Cayman Islands company
                                        12.11.4.1.8  CMS Generation Pinamucan Operating Limited Duration Company
                                                     (1%), a Cayman Islands company
                              12.11.4.2 CMS Generation Jorf Lasfar I Limited Duration Company (35%), a
                                        Cayman Islands company
                                        12.11.4.2.1  CMS Generation Netherlands B.V., a Netherlands company
                                                     12.11.4.2.1.1 Jorf Lasfar Energiaktiebolag, a Swedish corporation
                                                     12.11.4.2.1.2 Jorf Lasfar Power Energy Aktiebolag
                                                                   12.11.4.2.1.2.1 Jorf Lasfar Energy Company SCA (23%)
                              12.11.4.3 CMS Generation Jorf Lasfar II Limited Duration Company (35%)


                                   12.11.4.4 CMS Generation Jorf Lasfar III Limited Duration Company (50%)
                                   12.11.4.5 CMS Generation Luxembourg S.a.r.l. CMS Generation Luxembourg S.a.r.l. is a
                                             Luxembourg corporation.


                         12.11.5   CMS Generation Investment Company V
                                   12.11.5.1 Compania de Inversiones CMS Energy-Chile Ltda.
                                   12.11.5.2 Gasoducto Cuenca Noroeste Ltda.
                         12.11.6   CMS Generation Investment Company VI
                                   12.11.6.1 CMS Takoradi Investment Company
                                             12.11.6.1.1  CMS Takoradi Investment Company II
                                                          12.11.6.1.1.1 *Takoradi International
                                                                        Company (Cayman Islands) (90%)
                         12.11.7   CMS Generation Investment Company VII
                                   12.11.7.1 CMS Generation Taweelah Limited
                                             12.11.7.1.1   **Emirates CMS Power Company (40%)
                         12.11.8   CMS Generation Loy Yang Holdings 1 Ltd.,
                                   12.11.8.1 **Horizon Energy Holding Ltd.
                                             12.11.8.1.1   Loy Yang Power Projects Pty. Lt. (49.6%)
                                             12.11.8.1.2   Loy Yang Power Management Pty Ltd (49.%)
                         12.11.9   CMS Generation Loy Yang Holdings 2 Ltd.
                                   12.11.9.1 **CMS Generation Horizon Energy Holdings Ltd
                                             12.11.9.1.1   Lang Power Projects Pty Ltd (49.6%)
                                             12.11.9.1.2   Loy Yang Power Management Pty. Ltd. (49.6%)
                         12.11.10  CMS Generation Pinamucan Limited Duration Company (99%)
                         12.11.11  CMS Generation Pinamucan Operating Limited Duration Company (99%)
                         12.11.12  CMS Generation Taweelah Limited I
                         12.11.13  Energex Co. (20%)
                         12.11.14  Jorf Lasfar Energiaktiebolag, a Swedish corporation
                                   12.11.14.1  Jorf Lasfar Energy Company SCA (25%)


                    12.11.15  *National Power Supply Co. Ltd. (Thailand (66.24%)
                    12.11.16 Servicios de Aguas de Chile CMS y Compania Limitada (99.99%)

              12.12 CMS Generation Lyonsdale Company

                    ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1000, Dearborn, Michigan 48126

                    CMS Generation Lyonsdale Company is a Michigan corporation involved as a General Partner in the Lyonsdale Energy Limited Partnership which owns and operates a 19 MW (net) waste wood-fired electric generating facility in Lyonsdale, New York.

              12.13 *CMS Generation Michigan Power L.L.C.

                    ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126

                    CMS Generation Michigan Power L.L.C. is a Michigan limited liability corporation formed to own generating units which are to be sited in Michigan for the purpose of generating power during peak demand periods.

              12.14 CMS Generation Mon Valley Company

                    ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1000, Dearborn, Michigan 48126

                    CMS Generation Mon Valley Company is a Michigan corporation involved as General Partner in the Mon Valley Energy Limited Partnership formed to develop, construct, finance and operate the Mon Valley Project, an 80-megawatt (net) coal fired cogeneration plant in Pennsylvania.

              12.15 CMS Generation Montreal Company

                    ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126

                    CMS Generation Montreal Company is a Michigan corporation that owns and operates a waste wood recovery facility in the greater Montreal, Quebec, Canada area.

              12.16 *CMS Generation Operating Company

                    ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1000, Dearborn, Michigan 48126

                     CMS Generation Operating Company is a Michigan corporation formed to be involved in the operation of various power plants including Grayling, Chateaugay, Exeter and Genesee.

               12.17 CMS Generation Recycling Company

                     ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1000, Dearborn, Michigan 48126

                     CMS Generation Recycling Company is a Michigan corporation involved as a member of Mid-Michigan Recycling, LLC, a Michigan limited liability company, formed to supply waste wood fuel for the Genesee Power Station Limited Partnership.
                     12.17.1 Mid-Michigan Recycling, L.C. (50%)

               12.18 CMS Generation SA (99.99%)

                     ADDRESS: Edificio Torre Catalinas Plaza, Ing. Enrique Butty 220, 8 Piso, (Av. E. Madero Alt. 800/900), (1300) Buenos
                     Aires, Argentina

                     CMS Generation SA is an Argentine company formed to carry out on its own account or that of third parties investments in energy-related businesses located primarily in South America.
                     12.18.1  *Hidroelectrica El Chocon S.A. (59%)
                     12.18.2  Hidroinvest SA, an Argentine company (25%)


               12.19 CMS Generation San Nicolas Company

                     ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1000, Dearborn, Michigan 48126

                     CMS Generation San Nicolas Company is a Michigan corporation formed to hold an equity interest in an Argentine company that is the owner and operator of a 650 MW power plant located in San Nicolas, Argentina
                     12.19.1  Inversora de San Nicolas, SA (1%)
                              12.19.1.1 *Centrales Termica San Nicolas
                                        S.A. (88%)

               12.20 *CMS International Operating Company

                     ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1000, Dearborn, Michigan 48126

                     CMS International Operating Company is a Cayman Islands corporation, formed to own and control project operating and maintenance companies.

                     12.20.1  Jorf Lasfar Operations Handelsbolag (99%)
                              12.20.1.1 *CMS Moroco Operating Co, SCA (99.7%)

               12.21 CMS Rio Grande do Sul Ltda

                     ADDRESS: 85 Av Rio Branco, 8th Floor, Rio de Janeiro, RJ 20040-004 Brazil

                     CMS Rio Grande de Sul Ltda is a Brazilian company engaged in the development and investment in electric distribution project in Brazil.

               12.22 *Dearborn Generation Operating, L.L.C

                     ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126

                     Dearborn Generation Operating, L.L.C. is a Michigan Limited Liability Company formed to operate the Ford/Rouge project.

               12.23 Dearborn Industrial Energy, LLC

                     ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126

                     Dearborn Industrial Energy, LLC is a Michigan limited liability corporation formed to own and operate the power project at the Ford/Rouge complex.
                     12.23.1  *Dearborn Industrial Generation, L.L.C.

               12.24 Exeter Management Company (50%)

                     ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126

                     Exeter Management Company is a Connecticut corporation involved as a General Partner in the Exeter Energy Limited Partnership that owns and operates a 26-megawatt (net) tire-burning facility in Sterling, Connecticut.

               12.25 HYDRA-CO Enterprises, Inc.

                     ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126

                     HYDRA-CO Enterprises, Inc is a New York corporation engaged in the ownership and/or operation, by itself or with others, of one or more cogeneration, small hydro or alternate energy production facilities through partnership interests and ownership of domestic corporations. HYDRA-CO is involved in the development, ownership, management or operation of independent power projects located in seven states and in Jamaica.
                     12.25.1  CMS Generation Operating Company II, Inc.
                              12.25.1.1 HCO-Jamaica, Inc.
                                        12.25.1.1.1  *Private Power Operators
                                                     Limited (50%)
                     12.25.2  CMS Generation Stratton Company
                     12.25.3  HCE-Appomattox, Inc.
                     12.25.4  HCE-Biopower, Inc.
                     12.25.5  HCE-Hudson, Inc.
                     12.25.6  HCE-Imperial Valley, Inc.
                     12.25.7  HCE-Jamaica Development, Inc.
                     12.25.8  HCE-Rockfort Diesel, Inc.
                              12.25.8.1 *Jamaica Private Power Company, Limited
                                        (41.2%)
                     12.25.9  HYDRA-CO Generation, Inc. (Inactive)
                     12.25.10 Jamaica Energy Team Limited (59.7%)
                     12.25.11 New Bern Energy Recovery, Inc.

               12.26 McCook Cogeneration Station, LLC (50%)(Inactive)

                     ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126

                     McCook Cogeneration Station, LLC is a Michigan limited liability company formed to develop and own a 40-megawatt
                     (net) waste wood fueled electric generating facility located in Cook County, Illinois.

               12.27 McCook Waste Wood Recovery Facility, LLC (50% Member)

                     ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126

                     McCook Waste Wood Recovery Facility, LLC is a Michigan limited liability company formed to develop and own a waste wood recycling and processing facility where waste wood will be received, manually and mechanically separated and then recycled or processed for use at McCook Cogeneration Station, LLC

               12.28 Metro East, LLC (50%)(Inactive)

                     ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126

                     Metro East, LLC is a Michigan limited liability company formed to develop and own a 60-megawatt (net) waste wood and waste coal fueled electric generating facility located in the City of Madison, Illinois.

               12.29 Oxford Tire Recycling, Inc. (Inactive)

                     ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126

                     Oxford Tire Recycling, Inc. is a Delaware corporation engaged in tire collection, shredding and storage, the sale of used and shredded tires, and related business activities.

               12.30 Oxford Tire Recycling of Massachusetts, Inc.

                     ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126

                     Oxford Tire Recycling of Massachusetts, Inc. is a Delaware corporation engaged in waste tire collection, shredding and storage, the sale of used and shredded tires, and related business activities.

               12.31 Oxford Tire Supply, Inc.

                     ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126

                     Oxford Tire Supply, Inc. is a Delaware corporation engaged in trucking and hauling used scrap tires and sorting and grading tires for resale.

               12.32 **Taweelah A2 Operating Company

                     ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126

                     Taweelah A2 Operating Company is a Michigan corporation formed to operate the Taweelah A2 electric generating units in Abu Dahbi, United Arab Emirates.

               12.33 ENELMAR, S.A. (40%)

                     ADDRESS: Baker & McKenzie, Torre Edicampo, P.H. Avenida Francisco De Miranda, Cruce Con Avenida Tercera, Urbanizacion Campo Alegre, Caracas, Venezuela

                     ENELMAR, S.A. is a Venezuela company formed to hold CMS Electric and Gas Company's interest in the privatized electric system of the State of Nueva Esparta.

          13.  CMS LAND COMPANY

               ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126

               CMS Land Company is a Michigan corporation formed to act as a repository for any unused real property formerly owned by Consumers Energy Company and hold the same for possible non-utility development.

               13.1  Bay Harbor Company, L.L.C. (50% Member)

                     ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126

                     Bay Harbor Company is a Michigan limited liability company that is the owner and developer of Bay Harbor, a real estate development.

               13.2  Bay Harbor Village Company, L.L.C. (50%).


                     ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126

                     Bay Harbor Village Company is a Michigan limited liability company involved in the retail shop, restaurant and residential real estate aspects of the Bay Harbor Resort development

          14.  CMS MARKETING, SERVICES AND TRADING COMPANY

               ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126

               CMS Marketing, Services and Trading Company is a Michigan corporation involved in providing gas, electric, oil and coal marketing, risk management and energy management services.

               14.1  CMS Merchant Services, L.L.C.

                     ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126

                     CMS Merchant Services, L.L.C. is a Michigan Limited Liability Company formed for the purpose of purchasing capacity under the FERC's capacity release regulations for monthly transactions.

               14.2  CMS MST Engineering Company

                     ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126


                     CMS MST Engineering Company is a Michigan corporation formed to provide professional engineering services that includes system engineering design and energy consulting.

               14.3  CMS MS&T Michigan L.L.C.


                     ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126

                     CMS MS&T Michigan L.L.C. is a Michigan Limited Liability Company formed for the purpose of taking an assignment of the Ford/Rouge Electricity Sales Agreements from DIG and to perform those contracts as well as any further contracts entered into by Ford/Rouge affiliates.

               14.4  CMS Texon Company

                     ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126

                     CMS Texon Company is a Michigan corporation involved as a General Partner in Texon, LP, a Texas limited partnership engaged in transporting, processing and marketing of crude oil and natural gas liquids and services related thereto.

               14.5  CMS Viron Corporation

                     ADDRESS: 216 Northwest Platte Valley Drive, Riverside, Missouri 64150

                     CMS Viron Corporation is a Missouri corporation formed to provide services in the areas of energy usage analysis and the engineering and implementation of energy conservation measures.

               14.6  PremStar Energy Canada Ltd.(50%)

                     ADDRESS: Suite 104, 330 Richmond Street, Chatham, Ontario Canada N7M 1P7

                     PremStar Energy Canada Ltd, is a Canadian corporation engaged in purchasing, transporting, storing, selling, brokering and marketing natural gas in North America and energy-related consulting.
                     14.6.1   Energistics Group, Inc.
                     14.6.2   ECNG Inc

               14.7  Enline Energy Solutions, LLC (50%)

                     ADDRESS: 1021 Main Street, Suite 2600, Houston, TX
                     77002-6606

                     Enline Energy Solutions, LLC is a Texas limited liability company engaged in purchasing, transporting, storing, selling, brokering and marketing natural gas, oil, propane and electricity and energy-related consulting.

          15.  CMS OIL AND GAS COMPANY (FORMERLY KNOWN AS CMS NOMECO OIL &
               GAS CO.)

               ADDRESS: 1021 Main Street, Suite 2800, Houston, Texas 77002

               CMS Oil and Gas Company is a Michigan corporation engaged in the exploration, development, acquisition, and production of oil and natural gas in the U.S. and in foreign countries through partnership interests and ownership of domestic and foreign corporations.

               15.1  CMS Oil and Gas (International) Company

                     ADDRESS: 1021 Main Street, Suite 2800, Houston, Texas 77002

                     CMS Oil and Gas (International) Company is a Texas corporation, formerly known as CMS NOMECO International, Inc., engaged as a holding company that engages in the exploration and production of oil and natural gas in
                     Africa:
                     15.1.1   CMS NOMECO International Congo Holdings, Inc.
                              15.1.1.1  CMS NOMECO Congo, Inc.
                     15.1.2 CMS Oil and Gas (Cameroon) Ltd., formerly known as CMS NOMECO Cameroon Ltd.
                     15.1.3 CMS Oil and Gas (Cote d'Ivoire) Ltd., formerly known as CMS NOMECO Cote d'Ivoire Ltd.
                     15.1.4   CMS Oil and Gas (Eritrea) Ltd.

                     15.1.5 CMS Oil and Gas (Services) Company, formerly known as CMS Oil and Gas International (Transportation) Company
                     15.1.6 CMS Oil and Gas International (Tunisia) Company, formerly known as CMS NOMECO International Tunisia, Inc.

               15.2  CMS Oil and Gas (International) Ltd.

                     ADDRESS: 1021 Main Street, Suite 2800, Houston, Texas 77002

                     CMS Oil and Gas (International) Ltd. is a Cayman Islands corporation, formerly known as CMS NOMECO International Ltd., engaged as a holding company for Cayman Islands subsidiaries that principally engage in the exploration and production of oil and natural gas in South America and West
                     Africa:
                     15.2.1 CMS Oil and Gas (Venezuela) LDC, formerly known as CMS NOMECO Venezuela LDC
                     15.2.2 CMS Oil and Gas (Alba) LDC, formerly known as CMS NOMECO Alba LDC
                     15.2.3 NOMECO Argentina LDC, formerly known as CMS Oil and Gas (Argentina) LDC
                     15.2.4 CMS Oil and Gas (Congo) Ltd., formerly known as CMS NOMECO Congo Ltd.
                     15.2.5 CMS Oil and Gas (E.G.) LDC, formerly known as CMS NOMECO E.G. LDC
                              15.2.5.1  Punta Europa LLC
                     15.2.6 CMS Oil and Gas (E.G.) Ltd., formerly known as CMS NOMECO E.G. Ltd.
                     15.2.7 Alba Associates LLC (54% jointly owned by CMS Oil and Gas (Alba) LDC, CMS Oil and Gas (E.G.) LDC and CMS Oil and Gas (E.G.) Ltd.)
                              15.2.7.1  Alba Plant LLC (80% owned by Alba
                                        Associates LLC)

               15.3  CMS Oil and Gas (Pipeline) Company

                     ADDRESS: 1021 Main Street, Suite 2800, Houston, Texas 77002

                     CMS Oil and Gas (Pipeline) Company is a Michigan corporation, formerly known as CMS NOMECO Pipeline Company, formed to hold ownership interests in various natural gas pipelines located in Michigan.

               15.4  Explotaciones CMS Oil and Gas Company

                     ADDRESS: World Trade Center, Torre B., Offc. 705, Calle 100, No. 8A-49, Bogota, Colombia

                     Explotaciones CMS Oil and Gas Company is a Delaware corporation, formerly known as Explotaciones CMS NOMECO Inc., engaged in the exploration and production of oil and natural gas in Colombia.

               15.5  NOMECO Ecuador Oil Company

                     ADDRESS: 1021 Main Street, Suite 2800, Houston, Texas 77002

                     NOMECO Ecuador Oil Company is a Michigan corporation formed to pursue exploration and production of oil and natural gas in Ecuador.

          16.  **CMS OPERATING, S.A. (99%)

               ADDRESS: Edificio torre Catalinas Plaza, Ing. Butty 220, 8th Floor, Buenos Aires, Argentina

               CMS Operating, S. A. is an Argentina corporation formed to own 80 percent of Cuyana de Inversiones, S.A.,
               16.1  *CMS Ensenada S.A. (99%)
               16.2  Cuyana S.A. De Inversiones (99%)
                     16.2.1   Centrales Termicas Mendoza, S.A. (92.6%)
               16.3  Transportadora de Gas del Mercosur (Argentina)(TGM)(20%)

          17.  CMS RESOURCE DEVELOPMENT COMPANY

               ADDRESS: Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126

               CMS Resource Development Company is a Michigan corporation formed to pursue and develop various power sources outside the United States.

          18.  MONARCH MANAGEMENT COMPANY

               ADDRESS: Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

               Monarch Management Company is a Michigan corporation that houses several investments whose principal business is the provision of services to energy and other regulated entities.

                           C. CONSUMERS ENERGY COMPANY

          ADDRESS: 212 West Michigan Avenue, Jackson, Michigan 49201

          The consolidated operations of Consumers Energy Company ("Consumers") account for the largest share of CMS Energy's total assets and income and accounts for a substantial portion of its revenues. The name, state of organization and nature of business of Consumers' subsidiaries are described below:

          1.   CMS ENGINEERING CO.

               ADDRESS: 212 West Michigan Avenue, Jackson, Michigan 49201

               CMS Engineering Company is a Michigan corporation engaged in offering design, engineering, project management and related construction services to natural gas utilities, natural gas exploration and production companies, and other energy businesses.

          2.   CMS MIDLAND HOLDINGS COMPANY

               ADDRESS: 212 West Michigan Avenue, Jackson, Michigan 49201

               CMS Midland Holdings Company is a Michigan corporation involved as a Limited Partner in the First Midland Limited Partnership, a Delaware limited partnership, a partnership that leases assets to the Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership.

          3.   CMS MIDLAND, INC.

               ADDRESS: 212 West Michigan Avenue, Jackson, Michigan 49201

               CMS Midland, Inc. is as Michigan corporation engaged as a 49% General Partner in the Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership.

          4.   CONSUMERS ENERGYGUARD SERVICES, INC.

               ADDRESS: 212 West Michigan Avenue, Jackson, Michigan 49201

               Consumers EnergyGuard Services, Inc. is a Michigan corporation formed for the purpose of marketing EnergyGuard, a residential bill payment insurance product to Consumers' residential customers.

          5.   CONSUMERS FUNDING LLC

               ADDRESS: 212 West Michigan Avenue, Jackson, Michigan 49201

               Consumers Funding LLC is a Delaware limited liability company formed for the purpose of acting as assignee of property transferred by Consumers and issuer of securitization bonds.

          6.   ES SERVICES COMPANY

               ADDRESS: 212 West Michigan Avenue, Jackson, Michigan 49201

               ES Services Company is a Michigan corporation formed for the purpose of offering design, engineering, project management and related services primarily to electric utilities and generation facilities.

          7.   MEC DEVELOPMENT CORP.

               ADDRESS: 212 West Michigan Avenue, Jackson, Michigan 49201

               MEC Development Corp. is a Michigan corporation which previously held assets transferred to and holder of certain bonds issued by the Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership.

          8.   MICHIGAN ELECTRIC TRANSMISSION COMPANY

               ADDRESS: 212 West Michigan Avenue, Jackson, Michigan 49201

               Michigan Electric Transmission Company is a Michigan corporation formed for the purpose of owning electric transmission facilities to be acquired from Consumers.

          9.   MICHIGAN GAS STORAGE COMPANY

               ADDRESS: 212 West Michigan Avenue, Jackson, Michigan 49201

               Michigan Gas Storage Company is a Michigan corporation and a natural gas company within the meaning of the Natural Gas Act engaged in the interstate transportation and storage of gas for a number of customers including Consumers.

2. A BRIEF DESCRIPTION OF THE PROPERTIES OF CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES USED FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE, OR FOR THE PRODUCTION, TRANSMISSION AND DISTRIBUTION OF NATURAL OR MANUFACTURED GAS, INDICATING THE LOCATION OF PRINCIPAL GENERATING PLANTS, TRANSMISSION LINES, PRODUCING FIELDS, GAS MANUFACTURING PLANTS, AND ELECTRIC AND GAS DISTRIBUTION FACILITIES, INCLUDING ALL SUCH PROPERTIES WHICH ARE OUTSIDE THE STATE IN WHICH CLAIMANT AND ITS SUBSIDIARIES ARE ORGANIZED AND ALL TRANSMISSION OR PIPELINES WHICH DELIVER OR RECEIVE ELECTRIC ENERGY OR GAS AT THE BORDERS OF SUCH STATE.

--------------------------------------------------------------------------------

Claimant has no directly owned properties used for such purposes. Claimaint's subsidiary Consumers is a public utility. Its property and facilities used for the above-described purposes are located within the State of Michigan and are described below.

                             (1) ELECTRIC PROPERTIES

Consumers' electric generation is supplied by the following plants:

AREA                      NAME                   LOCATION             2000 SUMMER NET             2000 NET GENERATION
                                                                      DEMONSTRATED CAPACITY       (THOUSANDS OF
                                                                                                  KILOWATT-HOURS
                                                                      (KILOWATTS)
COAL GENERATION
                          JH CAMPBELL 1&2        WEST OLIVE                     609,000               3,639,548
                          JH CAMPBELL 3          WEST OLIVE                     765,100(1)            4,322,824
                          D.E KARN               ESSEXVILLE                     515,000               3,580,567
                          B C COBB               MUSKEGON                       320,000               2,182,702
                          JR WHITING             ERIE                           324,000               2,004,412
                          JC WEADOCK             ESSEXVILLE                     310,000               2,196,344
TOTAL                                                                         2,843,100              17,926,397

OIL/GAS GENERATION

                          B C COBB               MUSKEGON                       183,000                  52,900
                          D E KARN               ESSEXVILLE                   1,276,000                 939,212
TOTAL                                                                         1,459,000                 992,112


(1) Represents Consumers' share of the capacity of the Campbell Plant Unit 3 net of 6.69% (ownership interests of the Michigan Public Power Agency and Wolverine Power Supply Cooperative, Inc.).

AREA                      NAME                   LOCATION             2000 SUMMER NET             2000 NET GENERATION
                                                                      DEMONSTRATED CAPACITY       (THOUSANDS OF
                                                                                                  KILOWATT-HOURS
                                                                      (KILOWATTS)
LUDINGTON
PUMPED
STORAGE
                                                                                954,700(2)            (540,446) (3)

TOTAL                                                                           954,700               (540,446)


NUCLEAR
GENERATION


                                                 SOUTH
                          PALISADES              HAVEN                          760,000              5,723,784

TOTAL                                                                           760,000              5,723,784

GAS/OIL COMBUSTION
TURBINE

                          GENERATION                                            346,800(4)              52,294
                          HYRO
                          GENERATION                                             73,500                351,263

TOTAL                                                                           420,300                403,557


TOTAL
OWNED BY
GENERATION
                                                                              6,437,100             24,505,404


(2) Represents Consumers' share of the capacity of the Ludington Pumped Storage Plant. Consumers and The Detroit Edison Company ("Detroit Edison") have 51% and 49% undivided ownership, respectively, in the plant, and the capacity of the plant is shared accordingly.
(3) Represents Consumers' share of net pumped storage generation. This facility electrically pumps water during off peak-hours for storage to later generated electricity during peak demand hours.
(4) Includes 1.8 MW of Distribution Generation. Generation Purchased and Interchange Power Capacity is 1,644,200, includes 1,240 MW of purchased contract capacity from the MCV Facility.

Electric transmission, subtransmission and distribution lines are located on or under public highways, streets, alleys or lands, except where they are located on or under easements or other rights. The transmission system consists of 4,467 structural miles of overhead lines. The subtransmission system consists of 4,176 structural miles of overhead lines and 16 Subsurface miles of underground lines. The distribution system consists of 61,298 structural miles of overhead lines and 7,386 subsurface miles of underground lines.

Consumers owns substations having an aggregate transformer capacity of 40,254,830 kilovolt amperes.

Consumers is interconnected with certain Michigan and neighboring utilities. Consumers and Detroit Edison have formed the Michigan Electric Coordinated Systems ("MECS") to facilitate the coordinated planning and operation of their electric systems. MECS is interconnected with electric systems in Indiana, Ohio and Ontario, Canada.(1)

Consumers owns or connects with electric transmission lines that deliver electric energy at or near the Michigan state border to:

(i) Indiana & Michigan Electric Company at the following interconnection points: Palisades-Cook No. 1, Palisades-Cook No. 2, Argenta-Robinson Park and Argenta-Twin Branch; and
(ii) Northern Indiana Public Service Company at the following interconnection point: Barton Lake-Batavia.










-----------------
     (1) MECS interconnects with electric systems in Ohio and Ontario, Canada through Detroit Edison. Detroit Edison interconnects with The Toledo Edison Company at Majestic-Lemoyne, Monroe-Bayshore and Allen Junction-Majestic-Monroe. Detroit Edison also interconnects with Ontario Hydro at Waterman-Keith, Bunce Creek-Scott and two points at St. Clair-Lambton.

                               (2) GAS PROPERTIES

As of December 31, 2000, Consumers' gas properties, all located in Michigan, included a gas distribution and transmission system, six compressor stations located at Consumers' storage fields and along the gas transportation lines and 11 storage fields.

Consumers' gas distribution and transmission systems consist of 24,383 miles of distribution mains and 1,108 miles of transmission lines, throughout the lower peninsula of Michigan. Consumers owns and operates six compressor stations with a total of 115,400 installed horsepower.

         Michigan Gas Storage Company ("MGSC") owns and operates 2 gas transportation systems, 2 compressor stations, and 3 storage fields, all located in Michigan. Michigan Gas Storage transmission mains consist of 521 miles of transmission mains. Consumers receives natural gas for its local distribution system through interconnection facilities located in Michigan and at the Michigan State border.

3. THE FOLLOWING INFORMATION FOR THE LAST CALENDAR YEAR WITH RESPECT TO CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES:

                                 ELECTRIC ENERGY

(A)      NUMBER OF KWH OF ELECTRIC ENERGY SOLD  (AT RETAIL OR WHOLESALE).


         SUBSIDIARY               STATE                     KWH
         ----------               -----                     ---

         CONSUMERS ENERGY
                                  MICHIGAN               38,497,400,287
                                  ONTARIO, CANADA*          865,766,000
                                  INDIANA                   908,669,500
                                  OHIO*                      35,579,000
                                                         --------------
         CONSUMERS ENERGY TOTAL                          40,307,414,787
                                                         ==============

         CMS MARKETING,
         SERVICES AND TRADING
         COMPANY
         (CMS MS&T)
                                  MICHIGAN                   23,222,000
                                  PENNSYLVANIA               41,117,000
                                                         --------------
         CMS MS&T TOTAL                                      64,339,000
                                                         ==============

         TOTAL ELECTRIC ENERGY SOLD                      40,371,753,787
                                                         ==============


         * Represents the amounts ultimately delivered to the State line by Detroit Edison.

(B) NUMBER OF KWH OF ELECTRIC ENERGY DISTRIBUTED AT RETAIL OUTSIDE OF THE STATE OF MICHIGAN.


         SUBSIDIARY               STATE                         KWH
         ----------               -----                         ---

         CONSUMERS ENERGY                                             0

         CONSUMERS ENERGY TOTAL                                       0

         CMS MARKETING,
         SERVICES AND TRADING
         COMPANY (CMS MS&T)
                                  PENNSYLVANIA               41,117,000
                                                             ----------

         CMS MS&T TOTAL                                      41,117,000
                                                             ==========

         TOTAL ELECTRIC ENERGY
         DISTRIBUTED OUTSIDE
         OF THE STATE
         OF MICHIGAN                                         41,117,000
                                                             ==========

(C) NUMBER OF KWH OF ELECTRIC ENERGY SOLD AT WHOLESALE OUTSIDE THE STATE OR AT THE STATE LINE OF MICHIGAN.

         SUBSIDIARY               STATE                         KWH
         ----------               -----                         ---

         CONSUMERS ENERGY
                                  ONTARIO, CANADA*         865,766,000
                                  INDIANA                  908,669,500
                                  OHIO*                     35,579,000
                                                         -------------

         CONSUMERS ENERGY TOTAL                          1,810,014,500
                                                         =============


         * Represents the amounts ultimately delivered to the state line by Detroit Edison.

            SUBSIDIARY            STATE                        KWH
            ----------            -----                        ---
         CMS MARKETING,
         SERVICES AND TRADING
         COMPANY
         (CMS MS&T)

                                  GEORGIA                        550,000
                                  OHIO                    22,562,373,000
                                  INDIANA                        100,000
                                  KENTUCKY                        50,000
                                  LOUISIANA                   10,396,616
                                  PENNSYLVANIA             4,644,683,000
                                  TENNESSEE                    8,214,000
                                                          --------------

         CMS MS&T TOTAL                                   27,226,366,616
                                                         ===============

         TOTAL ELECTRIC
         ENERGY SOLD AT
         WHOLESALE OUTSIDE
         THE STATE OF MICHIGAN
         OR AT MICHIGAN'S
         STATE LINE.                                     29,036,381,116
                                                         ==============

(D) NUMBER OF KWH OF ELECTRIC ENERGY PURCHASED OUTSIDE OF THE STATE OF MICHIGAN OR AT MICHIGAN'S STATE LINE.

         SUBSIDIARY                STATE                     KWH
         ----------                -----                     ---

         CONSUMERS ENERGY
                                   ONTARIO, CANADA*        217,570,000
                                   INDIANA               5,002,298,000
                                   OHIO*                   329,686,000
                                                        --------------

         CONSUMERS ENERGY TOTAL                          5,549,554,000
                                                        ==============

         CMS MARKETING,
          SERVICES AND TRADING
          COMPANY (CMS MS&T)

                                   OHIO                 22,530,493,000
                                   PENNSYLVANIA          4,686,296,000
                                   TENNESSEE                 6,606,000
                                   LOUISIANA            10,397,600,000
                                   INDIANA                     381,000
                                                        --------------

         CMS MS&T TOTAL                                 37,621,376,000
                                                        ==============

         TOTAL ELECTRIC ENERGY
         PURCHASED OUTSIDE OF
         MICHIGAN                                       43,170,930,000
                                                        ==============

         * Represents amounts ultimately delivered to the state line by Detroit Edison.

                                 NATURAL GAS(1)

(A)      NUMBER OF MCF. OF NATURAL GAS DISTRIBUTED AT RETAIL.

         SUBSIDIARY              STATE                      MCF.
         ----------              -----                      ----

         CONSUMERS ENERGY

                                 MICHIGAN                249,047,658
                                                         -----------

         CONSUMERS ENERGY TOTAL                          249,047,658
                                                         ===========
         CMS MARKETING,
         SERVICES AND TRADING
         COMPANY (CMS MS&T)
                                 Arkansas                  1,577,390
                                 Illinois                    859,538
                                 Indiana                   1,019,279
                                 Iowa                        167,623
                                 Kansas                      891,262
                                 Kentucky                  6,137,179
                                 Louisiana                 5,245,897
                                 Massachusetts                   733
                                 Michigan                 25,610,317
                                 Missouri                    165,070
                                 Montana                      58,729
                                 Nebraska                     63,678
                                 Ohio                        341,494
                                 Oklahoma                  4,044,776
                                 Pennsylvania              2,525,896
                                 Tennessee                   218,950
                                                         -----------

         CMS MS&T TOTAL                                   48,927,811
                                                         ===========

         TOTAL NATURAL GAS DISTRIBUTED AT RETAIL         297,975,469
                                                         ===========


----------
(1) CMS Energy information reports for Natural Gas, as it does not deal with or in manufactured gas.

(B) NUMBER OF MCF. OF NATURAL GAS DISTRIBUTED AT RETAIL OUTSIDE THE STATE OF MICHIGAN

         SUBSIDIARY                    STATE                      MCF.
         ----------                    -----                      ----

         CONSUMERS ENERGY                                               0
                                                               ----------

         CONSUMERS ENERGY TOTAL                                         0
                                                               ==========

         CMS MARKETING,
         SERVICES AND TRADING
         COMPANY (CMS MS&T)
                                     Arkansas                    1,577,390
                                     Illinois                      859,538
                                     Indiana                     1,019,279
                                     Iowa                          167,623
                                     Kansas                        891,262
                                     Kentucky                    6,137,179
                                     Louisiana                   5,245,897
                                     Massachusetts                     733
                                     Mississippi                   149,811
                                     Missouri                      165,070
                                     Montana                        58,729
                                     Nebraska                       63,678
                                     Ohio                          341,494
                                     Oklahoma                    4,044,776
                                     Pennsylvania                2,525,896
                                     Tennessee                     218,950
                                                                ----------

         CMS MS&T TOTAL                                         23,467,305
                                                                ==========

         TOTAL NATURAL GAS
         DISTRIBUTED AT RETAIL
         OUTSIDE THE STATE OF MICHIGAN                          23,467,305
                                                                ==========

(C) NUMBER OF MCF. OF NATURAL GAS SOLD AT WHOLESALE OUTSIDE MICHIGAN OR AT MICHIGAN'S LINE.

         SUBSIDIARY                    STATE                     MCF.
         ----------                    -----                     ----

         CONSUMERS ENERGY                                                 0
                                                                -----------

         CONSUMERS ENERGY TOTAL                                           0
                                                                ===========

         CMS MARKETING,
         SERVICES AND TRADING
         COMPANY (CMS MS&T)
                                       ALABAMA                    6,045,509
                                       CALIFORNIA                    14,634
                                       COLORADO                   3,109,294
                                       GEORGIA                       34,220
                                       ILLINOIS                   7,193,343
                                       INDIANA                    1,342,133
                                       IOWA                       1,341,463
                                       KANSAS                    32,571,762
                                       KENTUCKY                   3,298,804
                                       LOUISIANA                133,800,247
                                       MINNESOTA                  1,684,849
                                       MISSISSIPPI                7,889,127
                                       NEW JERSEY                   175,610
                                       NORTH CAROLINA               280,077
                                       OHIO                       4,109,637
                                       ONTARIO, CANADA           12,326,526
                                       OKLAHOMA                     954,001
                                       PENNSYLVANIA               1,618,410
                                       TENNESSEE                  1,401,864
                                       TEXAS                      4,408,651
                                       WISCONSIN                     60,293
                                                                -----------

         CMS MARKETING TOTAL                                    223,660,454
                                                                ===========

         TOTAL NATURAL GAS
         SOLD AT WHOLESALE
         OUTSIDE MICHIGAN
         OR AT MICHIGAN'S
         STATE LINE.                                            223,660,454
                                                                ===========

(D)      NUMBER OF MCF. OF NATURAL GAS PURCHASED OUTSIDE THE STATE OF MICHIGAN.

         SUBSIDIARY                STATE                         MCF.
         ----------                -----                         ----


         CONSUMERS ENERGY**                                   215,918,000
                                                              -----------

         CONSUMERS ENERGY TOTAL                               215,918,000
                                                              ===========

         CMS MARKETING,
         SERVICES AND TRADING
         COMPANY (CMS MS&T)

                                  ALABAMA                       6,596,953
                                  ALBERTA, CANADA                 471,589
                                  CALIFORNIA                       14,634
                                  COLORADO                      2,412,507
                                  GEORGIA                          64,879
                                  ILLINOIS                      3,631,995
                                  INDIANA                         177,947
                                  IOWA                            685,711
                                  KANSAS                       19,969,600
                                  KENTUCKY                      2,892,509
                                  LOUISIANA                   151,622,930
                                  MARYLAND                          1,200
                                  MINNESOTA                     1,728,100
                                  MISSISSIPPI                   7,776,149
                                  MISSOURI                         99,764
                                  NEW JERSEY                      582,264
                                  NORTH CAROLINA                  287,101
                                  OHIO                          1,778,416
                                  ONTARIO, CANADA              30,226,039
                                  PENNSYLVANIA                  3,493,798
                                  TENNESSEE                     5,825,283
                                  TEXAS                         4,845,384
                                  WEST VIRGINIA                   629,502
                                  WISCONSIN                       252,920
                                                              -----------

         CMS MS&T TOTAL                                       246,067,174
                                                              -----------

         TOTAL NATURAL GAS
         PURCHASED OUTSIDE  OF
         MICHIGAN                                             461,985,174
                                                              ===========

         ** Purchased gas data is not available by state or county for Consumers.

4. THE FOLLOWING INFORMATION FOR THE REPORTING PERIOD WITH RESPECT TO CLAIMANT AND EACH INTEREST IT HOLDS DIRECTLY OR INDIRECTLY IN AN EWG OR A FOREIGN UTILITY COMPANY, STATING MONETARY AMOUNTS IN UNITED STATES
         DOLLARS:

(A) NAME, LOCATION, BUSINESS ADDRESS AND DESCRIPTION OF THE FACILITIES USED BY THE EWG OR FOREIGN UTILITY COMPANY FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE OR FOR THE DISTRIBUTION AT RETAIL OF NATURAL OR MANUFACTURED GAS;

(B) NAME OF EACH SYSTEM COMPANY THAT HOLDS AN INTEREST IN SUCH EWG OR FOREIGN UTILITY COMPANY; AND DESCRIPTION OF THE INTEREST HELD;

(C) TYPE AND AMOUNT OF THE CAPITAL INVESTED, DIRECTLY OR INDIRECTLY, BY THE HOLDING COMPANY CLAIMING EXEMPTION; ANY DIRECT OR INDIRECT GUARANTEE OF THE SECURITY OF THE EWG OR FOREIGN UTILITY COMPANY BY THE HOLDING COMPANY CLAIMING EXEMPTION; AND ANY DEBT OR OTHER FINANCIAL OBLIGATION FOR WHICH THERE IS RECOURSE, DIRECTLY OR INDIRECTLY, TO THE HOLDING COMPANY CLAIMING EXEMPTION OR ANOTHER SYSTEM COMPANY, OTHER THAN THE EWG OR FOREIGN UTILITY COMPANY;

(D) CAPITALIZATION AND EARNINGS OF THE EWG OR FOREIGN UTILITY COMPANY DURING THE REPORTING PERIOD; AND

(E) IDENTIFY ANY SERVICE, SALES OR CONSTRUCTION CONTRACT(S) BETWEEN THE EWG OR FOREIGN UTILITY COMPANY AND A SYSTEM COMPANY, AND DESCRIBE THE SERVICES TO BE RENDERED OR GOODS SOLD AND FEES OR REVENUES UNDER SUCH AGREEMENT(S).


                 CMS ENERGY'S EWG AND FOREIGN UTILITY COMPANIES

As of December 31, 2000, CMS Energy had interests in 21 EWGs and 11 foreign utility companies:

                          EXEMPT WHOLESALE GENERATORS:

1.       CENTRALES TERMICAS SAN NICOLAS, S.A. ("CTSN")

(a)      Centrales Termicas San Nicolas, S.A.
         Rivadavia S/N
         2900 San Nicolas
         Prov. Buenos Aires, Argentina

         CTSN, an Argentine company, is an EWG and is owner and operator of a 650 MW power plant located in San Nicolas, Argentina, north of Buenos Aires, Argentina. The five-unit plant can be fueled by coal, petroleum coke, oil or natural gas. CMS Generation holds a 0.016% indirect ownership interest in CTSN.

(b) In May 1993, Inversora San Nicolas S.A. purchased an 88% share in CTSN. The remaining 12% interest is held by the Argentine government on behalf of the facility's employees. On July 7, 1995, AES Argentina, Inc. purchased a 99.9% ownership interest in CMS Generation San Nicolas Company, represented by 9,990 newly issued shares, leaving CMS Generation Co. with a 0.016% indirect ownership interest in CTSN.

(c) As of December 31, 2000, CMS Generation San Nicolas Company had invested approximately $13 million of equity in CTSN. CMS Energy has been released from all guarantees related to CTSN.

(d)*   Capitalization at 12/31/00
                                                                          (000s)
                                      Bank Loans                          $0.00
                                      Long Term Debt (Partners
                                      Loans)                              $0.00
                                      Shareholder's Equity                $0.00
                                                                          -----

       Total Capitalization                                               $0.00
                                                                          =====

       Net Income (Loss)for the period
       ended 12/31/00                                                     $0.00
                                                                          =====

* As stated in Claimant's Form U-3A-2 filed February 29, 1996, due to the nominal interest (.016%) of CTSN indirectly owned by CMS Generation Co., capitalization and earnings information of CTSN continues to be unavailable.

(e) As of December 31, 2000, Centrales Termicas Mendoza, S.A., had a Contract of Operation with CMS Operating S.A. This is a consulting contract in connection with the operation and maintenance of the eligible facility. In 2000, total fees earned from the contract were $1,334,433.


2.     CMS DISTRIBUTED POWER, L.L.C.

(a)    CMS Distributed Power, L.L.C. ("CDP")
       Fairlane Plaza South
       330 Town Center Drive, Suite 300
       Dearborn, Michigan 48126

       CDP, a Michigan limited liability company, is an EWG and owns a 40 MW direct generator producing facility located in Zilwaukee, Michigan and a 38 MW direct generator producing facility in Dearborn, Michigan.

(b)    CMS Enterprises Company owns 100% of CDP.

(c) As of December 31, 2000 CMS Enterprises Company funded approximately $15 million of expenditures by CDP.

(d)      Capitalization at 12/31/00                                     (000s)

                                     Bank Loans                         $     0
                                     Long Term Debt (Partners Loans)    $     0
                                     Shareholder's Equity               $   999
                                                                        -------

         Total Capitalization                                           $   999
                                                                        =======

         Net Income (Loss) for the
         period ended 12/31/00                                          $   999
                                                                        =======


(e) During the year 2000, CDP had a power purchase agreement with CMS MS&T. In 2000, the total fees earned from the agreement were $5,946,000.

3.       CMS ENSENADA S.A. ("Ensenada")

(a)      CMS Ensenada S.A.
         Edificio Torre Catalinas Plaza
         Ing. Butty 220 8th Floor
         (1101) Buenos Aires, Argentina

         Ensenada, an Argentine company, is an EWG and is the owner of a 128 MW natural gas-fired power plant, located on the grounds of YPF S.A.'s La Plata oil refinery, located in the province of Buenos Aires, Argentina.

(b) CMS Operating S.A. owns 99% of Ensenada. CMS Generation Holdings Company owns 1%. See Exhibit B.

(c) As of December 31, 2000, CMS Operating S.A. had invested approximately $37.9 million of equity in Ensenada.

(d)      Capitalization at 12/31/00
                                                                        (000s)
                                    Shareholder's Equity              $     12
                                    Irrevocable Contributions         $305,852
                                    OPIC Loan (LT)                    $ 52,174
                                                                      --------

         Total                                                        $358,038
                                                                      ========


         Net Income (Loss) for the
         period ended 12/31/00                                        $    434
                                                                      ========

(e) As of December 31, 2000, CMS Ensenada S.A. maintains a 7 year Operating and Maintenance Agreement with CMS Operating S.A. to operate and maintain the La Plata cogeneration plant. This agreement took effect in 1997. In 2000, total fees earned were $500,000.

4.       CMS GENERATION CEBU LIMITED DURATION COMPANY ("Cebu")

(a)      CMS Generation Cebu Limited Duration Company
         c/o Maples and Calder
         P.O. Box 309, Grand Cayman
         Cayman Islands, British West Indies

         Cebu, a Cayman Islands company, is an EWG and has indirect 47.5% ownership interests in two power plants totaling 134.5 MW generating capacity located in Toledo City, Cebu, Philippines, in the central island group of the Republic of the Philippines. The plants can be fueled by coal, oil or diesel fuel.

(b) CMS Generation Investment Company I and CMS Generation Investment Company II, own 99% and 1%, respectively, of Cebu. See Exhibit B.

(c) As of December 31, 2000, CMS Generation Investment Company I and CMS Generation Investment Company II had invested approximately $14 million of equity in Cebu.

(d)      Capitalization at 12/31/00
                                                                     (000s)
                                    Shareholder's Equity           $ 13,564
                                    Cumulative Translations
                                    Adjustment                     $ (8,466)
                                                                   --------

         Net Income (Loss) for the
         period ended 12/31/00                                     $  1,977
                                                                   ========

(e)      N/A

5.       CMS GENERATION CEBU OPERATING LIMITED DURATION COMPANY ("Cebu
         Operating")

(a)      CMS Generation Cebu Operating Limited Duration Company
         c/o Maples and Calder
         P.O. Box 309, Grand Cayman
         Cayman Islands, British West Indies

         Cebu Operating, a Cayman Islands company, is an EWG and is the operator of two power plants totaling 134.5 MW generating capacity, located in Toledo City, Cebu, Philippines, in the central island group of the Republic of the Philippines. The plants are owned by Toledo Power Company.

(b) CMS Generation Investment Company I and CMS Generation Investment Company II, own 99% and 1%, respectively, of Cebu Operating.
         See Exhibit B.

(c) As of December 31, 2000, CMS Generation Investment Company I and CMS Generation Investment Company II had invested approximately $1.4 million of equity in Cebu Operating.

(d)      Capitalization at 12/31/00
                                                                         (000s)
                                   Shareholder's Equity                  $1,158
                                   Cumulative Translation Adjustment     $ (140)
                                                                         ------

         Net Income (Loss) for the
         period ended 12/31/00                                           $  (48)
                                                                         ======

(e) As of December 31, 2000, Toledo Power Company, owned 47.5% by Cebu Operating has an operating agreement, effective January 1, 1996, with Cebu Operating. In 2000, the total fees earned from the agreement were $18,023.

6.       CMS GENERATION MICHIGAN POWER LLC

(a)      CMS Generation Michigan Power LLC
         Fairlane Plaza South
         330 Town Center Drive
         Dearborn, Michigan 48126

         CMS Generation Michigan Power LLC, a United States company, is an EWG and owns a 68 MW natural gas-fired peaking facility located in Comstock, Michigan and a 148 MW natural gas-fired peaking facility located in Gaylord, Michigan.

(b) CMS Generation Co. owns 100% of CMS Generation Michigan Power LLC. See Exhibit B.

(c) As of December 31, 2000, CMS Generation Co. had invested approximately $76 million of equity in CMS Generation Michigan Power LLC.

(d)      Capitalization at 12/31/00
                                                                         (000s)
                                   Shareholder's Equity                 $76,054
                                                                        -------

         Net Income (Loss) for the
         period ended 12/31/00                                          $ 8,305
                                                                        =======

(e) As of December 31, 2000, CMS Generation Michigan Power, LLC has an Operating and Maintenance Agreement with CMS Generation Co. In 2000, the total fees earned from the agreement were $200,000.

7.       CMS GENERATION OPERATING COMPANY

(a)      CMS Generation Operating Company
         Fairlane Plaza South
         330 Town Center Drive
         Dearborn, Michigan 48126

         CMS Generation Operating Company, a United States company, is an EWG and is the operator of a 68 MW natural gas-fired peaking facility located in Comstock, Michigan and a 148 MW natural gas-fired peaking facility located in Gaylord, Michigan.

(b) CMS Generation Co. owns 100% of CMS Generation Operating Company. See Exhibit B.

(c) As of December 31, 2000, CMS Generation Company had invested approximately $5.3 million in CMS Generation Operating Company.

(d)      Capitalization at 12/31/00
                                                                     (000s)
                                      Shareholder's Equity          $ 5,354
                                                                    -------

         Net Income (Loss) for the
         period ended 12/31/00                                      $   812
                                                                    =======

(e)      N/A

8.       CMS INTERNATIONAL OPERATING COMPANY

(a)      CMS International Operating Company
         c/o Maples and Calder
         Ugland House
         P.O. Box 309, South Church Street
         George Town, Cayman Islands, British West Indies

         CMS International Operating Company, a Cayman Islands company, is an EWG and is the operator of a 330 MW combined cycle thermal power plant under construction located at the Takoradi Power Plant Complex near Takoradi at Aboadze in the Western Region of the Republic of Ghana.

(b) CMS Generation Co. owns 100% of CMS International Operating Company. See Exhibit B.

(c) As of December 31, 2000, CMS Generation Company had invested approximately $8.3 million in CMS International Operating Company.

(d)   Capitalization at 12/31/00
                                                                          (000s)
                                       Shareholder's Equity             $ 8,180
                                       Cumulative Translation
                                       Adjustment                       $  (917)
                                                                        -------

      Net Income (Loss) for the period
      ended 12/31/00                                                    $ 1,713
                                                                        =======

(e)   NA

9.    CMS MOROCCO OPERATING CO., SCA ("CMS Morocco")

(a)   CMS Morocco Operating Company SCA
      BP 99 Sidi Bouzid
      El Jadida
      Morocco

      CMS Morocco, a Moroccan company, is an EWG that operates two 330 MW electric generating plants and two 348 MW electric generating plants at the port of Jorf Lasfar on the Atlantic coast of Morocco.

(b) Jorf Lasfar Operations Handelsbolag, CMS Generation Investment Company I, CMS International Operating Company, and CMS Generation Jorf Lasfar III Limited Duration Company own 99.7%, 0.1%, 0.1%, and 0.1%, respectively, of CMS Morocco. See Exhibit B.

(c) As of December 31, 2000, Jorf Lasfar Operations Handelsbolag, CMS Generation Investment Company I, CMS International Operating Company, and CMS Generation Jorf Lasfar III Limited Duration Company, had invested approximately $6.2 million of equity in CMS Morocco.

(d)   Capitalization at 12/31/00
                                                                         (000s)
                                       Shareholder's Equity             $ 6,004
                                                                        -------

      Net Income (Loss) for the period
      ended 12/31/00                                                    $ 1,377
                                                                        =======

(e) As of December 31, 2000, Jorf Lasfar Energy Company has an Operating and Maintenance Agreement with CMS Morocco, effective September 7, 1997. In 2000, total fees earned this Operating and Maintenance Agreement were $1,477,836.

10.      DEARBORN GENERATION OPERATING, L.L.C. ("Dearborn Generation Operating")

(a)      Dearborn Generation Operating
         Fairlane Plaza South
         3330 Town Center
         Dearborn, Michigan 48126

         Dearborn Generation Operating, a United States company, is an EWG and is the operator of a 155 MW natural gas-fired facility and an approximately 550 MW natural gas-fired facility under construction located in Dearborn, Michigan.

(b)      CMS Generation Co. owns 100% of Dearborn Generation Operating. See
         Exhibit B.

(c) As of December 31, 2000, CMS Generation Co. had invested $4.6 million in Dearborn Generation Operating.

(d)      Capitalization at 12/31/00
                                                                          (000s)
                                           Shareholder's Equity         $ 4,878
                                                                        -------
         Net Income (Loss) for the period
         ended 12/31/00                                                 $   546
                                                                        =======

(e) As of December 31, 2000 Dearborn Generation Operating had an operating and maintenance agreement with Dearborn Industrial Generation. In 2000 the total operating and management fees were $624,269.

11.      DEARBORN INDUSTRIAL GENERATION, L.L.C. ("Dearborn Industrial
         Generation")

(a)      Dearborn Industrial Generation, L.L.C.
         Fairlane Plaza South
         330 Town Center Drive
         Dearborn, Michigan 48126

         Dearborn Industrial Generation, a United States company, is an EWG and is the owner of a 155 MW natural gas-fired facility and an approximately 550 MW natural gas-fired facility under construction located in Dearborn, Michigan.

(b) Dearborn Industrial Energy L.L.C. owns 100% of Dearborn Industrial Generation. See Exhibit B.

(c) As of December 31, 2000, CMS Generation had invested $129 million in Dearborn Industrial Generation.

(d)



         Capitalization at 12/31/00
                                                                          (000s)
                                            Shareholder's Equity        $135,774
                                                                        --------
         Net Income (Loss) for the period
         ended 12/31/00                                                 $      0
                                                                        ========

(e)      N/A

12.      GMR VASAVI POWER CORPORATION PVT. LTD.. ("GMR Vasavi")

(a)      GMR Vasavi Power Corporation Pvt. Ltd.
         25/1, SKIP House
         Ground Floor
         Museum Road
         Bangalore 560 025, India

         GMR Vasavi, an Indian company, is an EWG and owns a 200 MW diesel-fired power plant located in Basin Bridge in Chennai (f.k.a. Madras), Tamil Nadu, India.

(b) CMS Energy Maurtius Limited, a wholly owned subsidiary of CMS Generation Investment Company I, owns 49% of GMR Vasavi. See Exhibit B.

(c) As of December 31, 2000, CMS Energy Maurtius Limited had invested $29.2 million in GMR Vasavi.

(d)


         Capitalization at 11/30/00
                                                                          (000s)
                                            Shareholder's Equity        $ 65,638
                                            Secured Loans               $129,925
                                                                        --------
         Net Income (Loss) for the period
         ended 11/30/00                                                 $ 10,826
                                                                        ========

(e) As of December 31, 2000, there was a construction/management agreement between CMS Generation and GMR Vasavi of which total operating and management fees earned were $425,001.

13.      GVK INDUSTRIES LIMITED ("GVK")

(a)      GVK Industries Limited
         Road No. 1
         Banjara Hills, Hyderabad
         India

         GVK, an Indian company, is an EWG and is owner of a 235 MW electric generating plant located in Jegurupadu, Andra Pradesh, India.

(b)      Jegurupadu CMS Generation Company Limited, owns 18.75% of GVK. See
         Exhibit B.

(c) As of December 31, 2000, Jegurupadu CMS Generation Company Limited had invested $29.0 million of equity in GVK Industries, directly and indirectly through Classic Investment I and Classic Investment II.

(d)      Capitalization at 12/31/00
                                                                          (000s)
                                              Shareholder's Equity     $ 104,019
                                              LT Liabilities           $ 106,350
                                                                       ---------
         Net Income (Loss) for the
         period ended 12/31/00                                         $  10,887
                                                                       =========
(e) As of December 31, 2000, GVK Industries, had a restated 10 year Operation and Maintenance Agreement with Jegurupadu Operating, effective on the commercial operation date of the steam turbine unit. In 2000, total fees earned from the agreement were $426,964.

14.      HIDROELECTRICA EL CHOCON, S.A. ("Hidroelectrica")

(a)      Hidroelectrica El Chocon, S.A.
         Avenida Espana
         3301 Capital Federal, Argentina

         Hidroelectrica, an Argentine company, is an EWG and holds a thirty-year concession to operate two hydroelectric power plants located 26 kilometers apart on the Limay River in western Argentina. These plants have a total generating capacity of 1,320 MW.

(b) CMS Generation S.A. owns 2.48% of Hidroelectrica. Hidroinvest, S.A. owns 59% of Hidroelectrica. CMS Generation, S.A. owns 25% of Hidroinvest, S.A. See Exhibit B.

(c) As of December 31, 2000, CMS Generation, S.A. had invested approximately $44 million of equity. CMS Generation, S.A. was a co-applicant for certain letters of credit required in connection with the acquisition of the concession, and CMS Energy has guaranteed up to approximately $15 million of reimbursement obligations relating to these letters of credit. CMS Energy has also guaranteed on behalf of Hidroelectrica approximately $13 million in connection with the Guaranteed Indebtedness Credit Agreement dated as of December 15, 1993 between Hidroelectrica and The Chase Manhattan Bank.

(d)


         Capitalization at 12/31/00
                                                                          (000s)

                                            Bank Loans                  $180,000
                                            Shareholder's Equity        $355,612
                                                                        --------

         Total Capitalization                                           $535,612
                                                                        ========

         Net Income (Loss) for the period
         ended 12/31/00                                                 $ 15,686
                                                                        ========



(e)      N/A

15.      JAMAICA PRIVATE POWER COMPANY LIMITED ("Jamaica Private Power")

(a)      Jamaica Private Power Company Limited
         100 Windward Road,
         Kingston 2, Jamaica, W.I.

         Jamaica Private Power, a Jamaican company, is an EWG and is the owner of a 65 MW electric generating facility in Rockfort, Kingston, Jamaica.

(b)      HCE-Rockfort Diesel owns 41.2 % of Jamaica Private Power. See
         Exhibit B.

(c) As of December 31, 2000, HCE Rockfort Diesel had invested approximately $21.7 million in Jamaica Private Power.

(d)


         Capitalization at 12/31/00
                                                                          (000s)
                                            Shareholder's Equity        $ 45,472
                                            Long-Term Debt              $ 77,425
                                                                        --------
         Net Income (Loss) for the period
         ended 12/31/00                                                 $  9,883
                                                                        ========



(e) As of December 31, 2000, Jamaica Private Power had an operating agreement with Private Power. In 2000, total fees earned from the agreement were $142,253.

16.      JEGURUPADU OPERATING AND MAINTENANCE COMPANY ("Jegurupadu Operating")

(a)      Jegurupadu Operating and Maintenance Company
         F-40, N.D.S.E., Part I
         New Delhi 110 149
         India

         Jegurupadu Operating, a Mauritius company, is an EWG and is the operator of a 235 MW electric generating plant located in Jegurupadu, Andra Pradesh, India. The plant is owned by GVK Industries Limited.

(b) Jegurupadu O&M Company Mauritius, owns 60% of Jegurupadu Operating. See Exhibit B.

(c) As of December 31, 2000, Jegurupadu O&M Company had invested approximately $7.3 million of equity in Jegurupadu Operating, directly and indirectly through Classic Investment I and Classic Investment II.

(d)


         Capitalization at 12/31/00
                                                                    (000s)
                                          Shareholders' Equity      $   1
                                                                    -----
         Net Income (Loss)
         for the period ended 12/31/00                              $ 940
                                                                    =====


(e) As of December 31, 2000, GVK Industries, had a restated 10 year Operation and Maintenance Agreement with Jegurupadu Operating, effective on the commercial operation date of the steam turbine unit. In 2000, total fees earned from the agreement were $426,964.

17.      JORF LASFAR ENERGY COMPANY SCA ("Jorf Lasfar")

(a)      Jorf Lasfar Energy Company SCA
         BP 99 Sidi Bouzid
         El Jadida
         Morocco

         Jorf Lasfar, a Moroccan company, is an EWG that operates through a subcontractor, CMS Morocco Operating Company SCA, two existing 330 MW electric generating plants and will construct and operate through a different subcontractor two additional 348 MW electric generating plants located at the port of Jorf Lasfar on the Atlantic coast of Morocco.

(b) Jorf Lasfar Energiaktiebolag, Jorf Lasfar Power Energy Aktiebolag, and Jorf Lasfar Handelsbolag HB, own 25%, 23% and 2%, respectively, of Jorf Lasfar. See Exhibit B

(c) As of December 31, 2000, CMS Investment Co. IV had invested approximately $340.4 million of equity in Jorf Lasfar.

(d)      Capitalization at 12/31/00
                                                                         (000s)
                                             Shareholder's Equity     $ 284,857
                                             Long Term Loans          $ 954,632
                                                                      ---------
         Net Income (Loss) for the
         period ended 12/31/00                                        $ 106,064
                                                                      =========

(e) As of December 31, 2000, Jorf Lasfar had an Operating and Maintenance Agreement with CMS Morocco, effective September 4, 1997. In 2000, total fees earned under the agreement were $1,477,835.

18.      NATIONAL POWER SUPPLY CO. LTD. ("National Power Supply")

(a)      National Power Supply Co. Ltd
         Fairlane Plaza South
         330 Town Center Drive
         Dearborn, Michigan 48126

         National Power Supply, a Thailand company, is an EWG and is the owner and operator of two approximately 150 MW coal-fired cogeneration units under construction with biomass fuel capability in the Tha Thuom area, Pranchiburi province, approximately 140 kilometers east of Bangkok, Thailand.

(b) CMS Generation owns 100% of CMS Generation Operating Company I, which owns 66.24% of National Power Supply. See Exhibit B.

(c) As of December 31, 2000, CMS Generation Investment Company I had invested approximately $93.7 million of equity in National Power Supply.

(d)      Capitalization at 12/31/00
                                                                         (000s)
                                             Shareholder's Equity     $  60,858
                                             Long-Term Loans          $ 184,144
                                                                      ---------

         Net Income (Loss) for the
         period ended 12/31/00                                        $ (16,319)
                                                                      =========

(e) As of December 31, 2000, CMS Generation Co. had an Operational and Maintenance personnel agreement with National Power Supply. In 2000, no fees were earned under this agreement.

19.      PANENERGY LAKE CHARLES GENERATION, INC. ("Panenergy Lake Charles
         Generation")

(a)      Pan Energy Lake Charles Generation, Inc.
         5444 Westheimer Road
         Houston, Texas 77056

         PanEnergy Lake Charles Generation, a Delaware company, is an EWG and is the owner of a 50% undivided interest in an electric generating facility with a nominal capacity of 21 MW (15 MW of which is available through the currently operable generator) located near Lake Charles, Louisiana. The facility is operated by Trunkline LNG Company.

(b) Trunkline Field Services Company owns 100% of PanEnergy Lake Charles Generation. See Exhibit B.

(c) As of December 31, 2000, Trunkline Field Services Company had invested approximately $4 million of equity in PanEnergy Lake Charles Generation.

(d)      Capitalization at 12/31/00                                       (000s)
                                                  Shareholder's Equity   $ 3,978
                                                                         -------

         Net Income (Loss) for the
         period ended 12/31/00                                           $    93
                                                                         =======

(e)      N/A

20.      PRIVATE POWER OPERATORS LIMITED ("Private Power")

(a)      Private Power Operators Limited
         100 Windward Road
         Kingston 2, Jamaica, W.I.

         Private Power, a Jamaican company, is an EWG and is the operator of a 65 MW electric generating facility in Rockfort, Kingston, Jamaica.

(b)      HCO-Jamaica, Inc. owns 50% of Private Power. See Exhibit B.

(c) As of December 31, 2000, HCO Jamaica, Inc. invested approximately $5,000 thousand of equity in Private Power.

(d)


         Capitalization at 12/31/00
                                                                          (000s)
                                            Shareholder's Equity        $ 10,000
                                                                        --------
         Net Income (Loss) for the period
         ended 12/31/00                                                 $      0
                                                                        ========



(e)      N/A.

21.      TAKORADI INTERNATIONAL COMPANY

(a)      Takoradi International Company
         c/o Maples and Calder
         Ugland House
         P.O. Box 309, South Church Street
         George Town, Cayman Islands, British West Indies

         Takoradi International Company, a Cayman Islands company, is an EWG and is the owner of a 330 MW combined cycle thermal power plant under construction located at the Takoradi Power Plant Complex near Takoradi at Aboadze in the Western Region of the Republic of Ghana.

(b) CMS Takoradi Investment Company II owns 90% of Takoradi International Company. See Exhibit B.

(c) As of December 31, 2000, CMS Generation Investment Company I had invested approximately $109 million in Takoradi International Company.

(d)


         Capitalization at 12/31/00
                                                                          (000s)
                                            Shareholder's Equity        $120,948
                                                                        --------
         Net Income (Loss) for the period
         ended 12/31/00                                                 $ 11,295
                                                                        ========


(e) As of December 31, 2000 there were two operating and management fee agreements; (i) between CMS Generation and Takoradi International Company and (ii) between CMS Generation and Volta River Authority. In 2000, total operating and management fees earned were $466,666.

                            FOREIGN UTILITY COMPANIES

1.       CMS GENERATION HORIZON ENERGY HOLDINGS LIMITED ("CMSG")

(a)      CMS Generation Horizon Energy Holdings Limited
         P.O. Box 309
         Ugland House, South Church Street
         Grand Cayman, Cayman Islands, British West Indies

         CMSG, a Cayman Islands company, is a foreign utility company and is part-owner and operator of a 2,000 MW power station and associated lignite mine located at Loy Yang, Victoria, Australia.

(b) CMS Generation Loy Yang Holdings II, a wholly owned subsidiary of CMS Generation Investment Company I, owns 100% of CMSG. See
         Exhibit B.

(c) As of December 31, 2000, CMS Generation Investment Company I had invested approximately $106 million in CMS Generation Loy Yang Holdings 2 and advanced approximately $158 million to CMSG.

(d)      Capitalization at 12/31/00                                       (000s)
                                            Shareholder's Equity      $(160,914)
                                            Cumulative Translation
                                            Adjustment
                                                                      $ (84,423)
                                                                      ---------
         Net Income (Loss) for the
         period ended 12/31/00                                        $(178,426)
                                                                      =========

(e) As of December 31, 2000, CMSG had an Industry Expertise Fee agreement with Loy Yang Power Partners. In 2000, the total fees earned from the agreement were $2,720,825.

2.       CMS OPERATING S.A.

(a)      CMS Operating S.A.
         Edificio torre Catalinas Plaza
         Ing. Butty 220, 8th Floor
         Buenos Aires, Argentina

         CMS Operating S.A, an Argentina company, has ownership interest of 99% in and is the operator of Ensendada, an EWG. As of December 31, 2000, Centrales Termicas Mendoza S.A., located in Mendoza, Argentina, has a Contract of Operation and maintenance, a consulting contract, with CMS Operating S.A. Refer to EWG section item 1, part (e).

(b) CMS Enterprises Company and CMS Generation Holdings Company, own 99% and 1%, respectively of CMS Operating S.A.


(c) As of December 31, 2000, CMS Generation Co. had invested approximately $314 million of equity in CMS Operating S.A.

(d)      Capitalization at 12/31/00                                       (000s)
                                            Shareholder's Equity       $  35,785
                                            Irrevocable Contributions  $ 246,839
                                            Retained Earnings          $  18,421
                                                                       ---------
         Net Income (Loss) for the period
         ended 12/31/00                                                $  13,262
                                                                       =========
(e)      N/A

3.       COMPANHIA JAGUARI DE ENERGIA ("Jaguari")

(a)      Companhia Jaguari De Energia
         Rua Padre Garcia Velho
         73-6(degree) andar - conj. 61
         Pinheiros
         CEP 05421-030
         Sau Paulo, SP, Brazil

         Jaguari, a Brazilian company, is a foreign utility company that owns and operates an electricity distribution concession located in the State of Sao Paulo. Jaguari is a non-traded utility company controlled by CPEE. Jaguari serves approximately 22,000 customers.
(b)      Jaguari is 100% owned by Paulista. See CPEE below and Exhibit B.

(c)      As of December 31, 2000, Paulista has invested $29 million in Jaguari.

(d)      Capitalization at 12/31/00                                      (000s)
                                            Shareholder's Equity        $28,758
                                                                        -------
         Net Income (Loss) for the period
         ended 12/31/00                                                 $ 5,139
                                                                        =======
(e)      N/A

4.       COMPANHIA LUZ E FORCA DE MOCOCA ("Mococa")

(a)      Companhia Luz E Forda De Mococa
         Rua Padre Garcia Velho
         73-5(degree) andar - conj. 51
         Pinheiros
         CEP 05421-030
         Sau Paulo, SP, Brazil

         Mococa, a Brazilian company, is a foreign utility company that owns and operates an electricity distribution concession located in the State of Sao Paulo and the State of Minas Gerais, Brazil. Mococa is a non-traded utility company controlled by CPEE. Mococa serves approximately 32,000 customers.

(b)      Mococa is 100% owned by Jaguari.  See CPEE below and Exhibit B.

(c)      As of December 31, 2000, Jaguari has invested $9 million in Mococa.

(d)      Capitalization at 12/31/00                                     (000s)
                                                Shareholder's Equity    $9,092
                                                                        ------
         Net Income (Loss) for the
         period ended 12/31/00                                          $1,646
                                                                        ======

(e)      N/A

5.       COMPANHIA PAULISTA DE ENERGIA ELECTRICA ("CPEE")

(a)      Companhia Paulista De Energia Electrica
         Rua Padre Garcia Velho
         73-7(degree) andar - conj. 73
         CEP 05421-030
         Sau Paulo, SP, Brazil

         CPEE, a Brazilian company, is a foreign utility company that owns and operates an electricity distribution concession in the State of Sao Paulo, Brazil and also has a controlling interest in 3 other non-traded utility companies which own and operate electricity distribution concessions located in the State of Sao Paulo and in the State of Minas Gerais. CPEE and its controlled companies serve approximately 146,000 customers. CPEE also owns a 7 percent interest in Investco S.A., which owns an 850 MW hydroelectric plant currently under construction.

(b)      CMS  Participacoes  Ltda. owns 81.22% of CPEE.  See Exhibit B.

(c) As of December 31, 2000, CMS Participacoes Ltda. has invested $92 million in CPEE.

(d)      Capitalization at 12/31/00                                       (000s)
                                                 Shareholder's Equity    $48,733
                                                                         -------
         Net Income (Loss) for the
         period ended 12/31/00                                           $ 8,957
                                                                         =======

(e)      N/A

6.       COMPANHIA SUL PAULISTA DE ENERGIA ("Paulista")

(a)      Companhia Sul Paulista De Energia
         Rua Padre Garcia Velho
         73-7(degree) andar - conj. 71
         Pinheiros
         CEP 05421-030
         Sau Paulo, SP, Brazil

         Paulista, a Brazilian company, is a foreign utility company that owns and operates an electricity distribution concession located in the State of Sao Paulo. Paulista is a non-traded utility company controlled by CPEE. Paulista serves approximately 52,000 customers.

(b)      Paulista is 87.27% owned by CPEE.  See CPEE above and Exhibit B.

(c)      As of December 31, 2000, CPEE has invested $46 million in Paulista.

(d)      Capitalization at 12/31/00                                       (000s)
                                                 Shareholder's Equity    $51,588
                                                                         -------
         Net Income (Loss) for the
         period ended 12/31/00                                           $ 8,639
                                                                         =======

(e)      N/A

7.       EMIRATES CMS POWER COMPANY

(a)      P.O. Box 47688
         United Arab Emirates
         Al Mansoor Tower,
         7th Floor, Suite 701
         Abu Dhabi

         Emirates CMS Power Company, an U.A.E. Abu Dhabi Emirate, is a foreign utility company that owns a generation and desalination facility in Taweelah, Abu Dhabi.

(b) CMS Generation Taweelah Limited owns 40% of Emirates CMS Power Company. See Exhibit B.

(c) As of December 31, 2000, CMS Generation Taweelah Limited had invested $75 million in equity of Emirates CMS Power Company.

(d)      Capitalization at 12/31/00                                       (000s)
                                           Term Loan                   $       0
                                           Shareholder Loan            $  74,114
                                           Retained Earnings           $   4,439
                                           Shareholder's Equity        $ 112,599
                                                                       ---------

         Total Capitalization                                          $ 191,153
                                                                       =========
         Net Income (Loss) for the period
         ended 12/31/00                                                $   4,439
                                                                       =========

(e)      N/A

8.       EMPRESA DISTRIBUIDORA DE ELECTRICIDAD DE ENTRE RIOS S.A. ("EDEER")

(a)      Empresa Distribuidora de Electricidad de Entre Rios S.A.
         25 de Mayo 139 (3100)
         Parana, Entre Rios, Argentina

         EDEER, an Argentine company, is a foreign utility company and owns and operates an electric distribution company located North of Buenos Aires, in the Province of Entre Rios, Argentina, serving approximately 235,000 customers.

(b) Inversora en Distribucion de Entre Rios S.A. owns 90% of the shares of EDEER. See Exhibit B.

(c) As of December 31, 2000, CMS Electric and Gas had invested $34 million in EDEER.

(d)      Capitalization at 12/31/00
                                                                          (000s)
                                           Shareholder's Equity         $180,226
                                                                        --------
         Net Income (Loss) for the period
         ended 12/31/00                                                 $  2,547
                                                                        ========

(e) As of December 31, 2000, EDEER had a Management, Supervision and Technical Assistance Contract with CMS Electric and Gas Company. This is a consulting contract in connection with the operation and maintenance of the foreign utility. In 2000, total fees earned from the contract were $1,442,193.

9.       HORIZON ENERGY HOLDINGS LTD. ("Horizon Energy")

(a)      Horizon Energy Holdings Limited
         P.O. Box 309
         Ugland House, South Church Street
         Grand Cayman, Cayman Islands, British West Indies

         Horizon Energy, a Cayman Islands company, is a foreign utility company and is part-owner and operator of a 2,000 MW power station and associated lignite mine located at Loy Yang, Victoria, Australia.

(b) CMS Generation Loy Yang Holdings I, a wholly owned subsidiary of CMS Generation Investment Company I, owns 100% of Horizon Energy. See Exhibit B.

(c) As of December 31, 2000, CMS Generation Investment Company I had invested approximately $106.8 million in CMS Generation Loy Yang Holdings 1 and advanced approximately $157 million to Horizon Energy.

(d)      Capitalization at 12/31/00                                     (000s)
                                        Shareholder's Equity         $ (157,934)
                                        Intercompany Note Payable    $  156,968
                                                                     ----------
         Net Income (Loss) for the
         period ended 12/31/00                                       $ (175,423)
                                                                     ==========

(e)      N/A.

10.      SISTEMA ELECTRICO NUEVA ESPARTA C.A. ("SENECA")

(a)      Sistema Electrico Nueva Esparta C.A.
         San Lorenzo
         Pampatar, Nueva Esparta (6312)
         Venezuela

         SENECA, a Venezuelan company, is a foreign utility company and is the owner of 200 MW of diesel-fired power generation units located on Margarita Island, Venezuela. SENECA also owns and operates an electric distribution system located on Margarita Island, Venezuela, serving approximately 94,000 customers.

(b) CMS Electric and Gas Company owns 60% of ENELMAR. CMS Generation Int'l Investment Company I owns 40% of ENELMAR. ENELMAR owns 70% of SENECA. See Exhibit B.

(c)      As of December 31, 2000, ENELMAR had invested $48 million in SENECA.

(d)


         Capitalization at 12/31/00
                                                                         (000s)
                                            Shareholder's Equity       $ 66,483
                                                                       --------
         Net Income (Loss) for the period
         ended 12/31/00                                                $(12,100)
                                                                       --------

(e) On November 25, 1998, CMS Venezuela entered into a Management, Supervision and Technical Assistance Agreement with SENECA, which became effective on January 1, 1999. In 2000, total fees earned from this agreement were $1,701,800.

11.      TAWEELAH A2 OPERATING COMPANY ("Taweelah")

(a)      c/o CMS Generation Co.
         330 Town Center Drive
         Suite 1000
         Dearborn, Michigan 48126

         Taweelah is a foreign utility company that operates a 370 MW generation and desalination facility in Taweelah, Abu Dhabi.

(b) CMS Energy owns an interest in Taweelah through intervening subsidiaries CMS Enterprises Company and CMS Generation Co.

(c) As of December 31, 2000, CMS Generation Company had invested approximately $446 thousand of equity in Taweelah.

(d)

         Capitalization at 12/31/00                                     (000s)

                                            Shareholder's Equity        $  56
                                            Retained Earnings           $ 175
                                            Shareholder's Equity        $ 245
                                                                        -----
         Net Income (Loss)for the period
         ended 12/31/00                                                 $ 158
                                                                        -----

 (e) As of December 31, 2000, there was an operating and management agreement between Taweelah and Emirate CMS Power Company of which total fees earned were $223,622.

                                    EXHIBIT A


   A consolidating statement of income and surplus of CMS Energy and its subsidiary companies for the last calendar year, together with a consolidating balance sheet of CMS Energy and its subsidiary companies as of the close of such calendar year is attached.

                             CMS ENERGY CORPORATION
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                     (In Millions, except Per Share Amounts)


                                                                Consumers         CMS            Inter-
                                                                  Energy     Enterprises        company     CMS Energy
                                               CMS Energy        Company       Company          Elimina-    Corporation
                                                Corp. (1)         Consol.      Consol.           tions        Consol.
Operating Revenue
   Electric utility                                $    -          $2,676         $    -          $    -         $2,676
   Gas utility                                          -           1,196              -               -          1,196
   Independent power production                         -              57            443               -            500
   Oil and gas exploration
     and production                                     -               -            134              (3)           131
   Natural gas transmission                             -               -            946             (40)           906
   Marketing, services and trading                      -               -          3,432            (138)         3,294
   International energy distribution                    -               -            265               -            265
   Other                                                -               6             24               -             30
                                                   ------          ------         ------          ------         ------
      Total operating revenue                           -           3,935          5,244            (181)         8,998
                                                   ------          ------         ------          ------         ------
Operating Expenses
   Fuel for electric generation                         -             324             84               -            408
   Purchased power -
     related parties                                    -             534             21               -            555
   Purchased and interchange
     power                                              -             402          1,584               -          1,986
   Cost of gas sold                                     -             719          2,158            (176)         2,701
   Other operation expense                              8             526            876              (5)         1,405
   Maintenance                                          -             172            126               -            298
   Depreciation, depletion
     and amortization                                   2             426            209               -            637
   General taxes                                        -             197             84               -            281
                                                   ------          ------         ------          ------         ------
      Total operating expenses                         10           3,300          5,142            (181)         8,271
                                                   ------          ------         ------          ------         ------
Pretax Operating Income (Loss)                        (10)            635            102              -             727
                                                   ------          ------         ------          ------         ------
Other Income (Deductions)
   Dividends and interest
    from affiliates                                    89              10              4            (103)             -
   Accretion income                                     -               2              -               -              2
   Accretion expense                                  (26)             (7)             -               -            (33)
   Gain on asset sales                                 12               -             72               -             84
   Other, net                                         272              (5)            23            (281)             9
                                                   ------          ------         ------          ------         ------
      Total other income
        (deductions)                                  347               -             99            (384)            62
                                                   ------          ------         ------          ------         ------
Fixed Charges
   Interest on long-term debt                         322             141            128               -            591
   Other interest                                      40              44             51             (87)            48
   Capitalized interest                                (4)             (2)            (4)              -            (49)
   Preferred dividends                                  -               2              5              (5)             2
   Preferred securities distributions                  59              34              -               -             93
                                                   ------          ------         ------          ------         ------
      Net fixed charges                               417             219            141             (92)           685
                                                   ------          ------         ------          ------         ------
Income (Loss) Before Income Taxes and
  Minority Interests                                  (80)            416             60            (292)           104

Income Taxes                                         (125)            148             37               -             60

Minority Interests                                      -               -              3               -              3
                                                   ------          ------         ------          ------         ------
Consolidated Net Income (Loss) before
   Accounting Change and
   Common Stock Dividends                              45             268             20            (292)            41

Cumulative Effect of Accounting Change                  -               -             (5)              -             (5)
                                                   ------          ------         ------          ------         ------



Consolidated Net Income (Loss) before
  Common Stock Dividends                               45             268             15            (292)            36

Dividends on Common Stock                             174             247              -            (254)           167
                                                   ------          ------         ------          ------         ------
Consolidated Net Income (Loss) after
  Common Stock Dividends                           $ (129)         $   21         $   15          $  (38)          (131)
                                                   ======          ======         ======          ======         ======
Average Number of CMS Energy Common Shares Outstanding                                                          113,128

Basic Earnings Per CMS Energy Average Common Share                                                               $  .32

Diluted Earnings Per CMS Energy Average Common Share                                                             $  .32



(1) Represents CMS Energy Corporation with Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

                            CONSUMERS ENERGY COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                                  (In Millions)



                                                Michigan        CMS          CMS                     Inter-    Consumers
                                 Consumers        Gas          Engin-      Midland        CMS       company      Energy
                                  Energy        Storage        eering     Holdings      Midland     Elimina-    Company
                                Company (2)     Company          Co.       Company        Inc.       tions      Consol.
Operating Revenue
   Electric                          $2,676       $    -       $    -       $    -       $    -       $    -      $2,676
   Gas                                1,191           24            -            -            -          (19)      1,196
   Other                                  5            -            2           13           44           (1)         63
                                     ------       ------       ------       ------       ------       ------      ------
      Total operating revenue         3,872           24            2           13           44         (20)       3,935
                                     ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Fuel for electric generation         324            -            -            -            -           -          324
   Purchased power -
     related parties                    534            -            -            -            -            -         534
   Purchased and interchange
     power                              402            -            -            -            -            -         402
   Cost of gas sold                     738            -            -            -            -          (19)        719
   Other operation expense              517            8            2           -            -            (1)        526
   Maintenance                          170            2            -            -            -            -         172
   Depreciation, depletion
     and amortization                   423            2            -            -            1            -         426
   General taxes                        195            2            -            -            -            -         197
                                     ------       ------       ------       ------       ------       ------      ------
      Total operating expenses        3,303           14            2            -            1         (20)       3,300
                                     ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income                 569           10            -           13           43            -         635
                                     ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Dividends and interest
    from affiliates                      48            -            -            -            -          (38)         10
   Accretion income                       2            -            -            -            -            -           2
   Accretion expense                     (7)           -            -            -            -            -          (7)
   Other, net                            39            -            -            -            -          (44)         (5)
                                     ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                     82            -            -            -            -          (82)          -
                                     ------       ------       ------       ------       ------       ------      ------
Interest Charges
   Interest on long-term debt           141            -            -            -            -           -          141
   Other interest                        80            1            -            -            -          (37)         44
   Capitalized interest                  (2)           -            -            -            -            -          (2)
                                     ------       ------       ------       ------       ------       ------      ------
      Net interest charges              219            1            -            -            -          (37)        183
                                     ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes       432            9            -           13           43          (45)        452

Income Taxes                            127            3            -            3           15            -         148
                                     ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                       305            6            -           10           28          (45)        304

Preferred Stock Dividends                 2            -            -            -            -           -            2

Preferred Securities Distribution        34            -            -            -            -           -           34
                                     ------       ------       ------       ------       ------       ------      ------
Net Income (Loss) Available
  to Common Stockholder                 269            6            -           10           28          (45)        268

Dividends on Common Stock               248            -            -            -            -           (1)        247
                                     ------       ------       ------       ------       ------       ------      ------
Net Income (Loss) After Common
   Dividends                         $   21       $    6       $    -       $   10       $   28       $  (44)     $   21
                                     ======       ======       ======       ======       ======       ======      ======



(2) Represents Consumers Energy Company, ES Services Company and Consumers EnergyGuard Services, Inc. consolidated with Michigan Gas Storage Company, CMS Midland Holdings Company, CMS Midland, Inc. and CMS Engineering Co. included on the equity method of accounting.

                             CMS ENTERPRISES COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                                  (In Millions)


                                                           CMS         CMS                                             CMS Gas
                                             CMS         Oil and    Generation       CMS           CMS        CMS       Trans.
                                         Enterprises     Gas Co.        Co.        Capital        Land       MS & T       Co.
                                         Company (3)     Consol.      Consol.        Corp.       Company    Company     Consol.
Operating Revenue
   Oil and gas exploration
     and production                        $    -       $  154       $    -       $    -       $    -       $    -     $     -
   Independent power production                 -            -          321            -            -            -           -
   Natural gas transmission                     -            -            -            -            -            -       1,082
   Marketing, services and trading              -            -            -            -            -        3,470           -
   International energy dist.                   -            -            -            -            -            -           -
   Other                                        4            -            -           18            1            -           -
                                           ------       ------       ------       ------       ------       ------      ------
      Total operating revenue                   4          154          321           18            1        3,470       1,082
                                           ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Fuel for electric generation                 -            -           46            -            -           -            -
   Purchased power -
     related parties                            -            -            -            -            -           21           -
   Purchased and interchange
     power                                      -            -            -            -            -        1,457           -
   Cost of gas sold                             -            -            -            -            -        1,865         478
   Other operation expense                     16           78          446            3            1          106         155
   Maintenance                                  -            3            7            -            -            -         105
   Depreciation, depletion
     and amortization                           2           37           25            -            -            5          90
   General taxes                                2            5            5            -            -            2          28
                                           ------       ------       ------       ------       ------       ------      ------
      Total operating expenses                 20          123          529            3            1        3,456         856
                                           ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income (Loss)                (16)          31         (208)          15            -           14         226
                                           ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Dividends and interest
     from affiliates                            5            1            2           34            -            -          11
   Gain on asset sales                          -           38           42            -            -            -           -
   Other, net                                  38            -            2            1            -            -           5
                                           ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                           43           39           46           35            -            -          16
                                           ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt                   -            9           26            1            -            -          85
   Other interest                               2            6           26           41            -            4          11
   Capitalized interest                        (2)           -          (36)           -            -            -          (4)
   Preferred dividends                          5            -            -            -            -            -           -
                                           ------       ------       ------       ------       ------       ------      ------
      Net fixed charges                         5           15           16           42            -            4          92
                                           ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes
   and Minority Interests                      22           55         (178)           8            -           10         150

Income Taxes                                    5           (1)         (40)           3            -            4          56

Minority Interests                              -            -            1            -            -            -           -
                                           ------       ------       ------       ------       ------       ------       -----
Net Income (Loss) Before
   Accounting Change                           17           56         (139)           5            -            6          94

Cumulative Effect of
   Accounting Change                            -           (5)           -            -            -            -           -
                                           ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                          $   17       $   51       $ (139)      $    5       $    -       $    6      $   94
                                           ======       ======       ======       ======       ======       ======      ======




                          (Continued on Following Page)

                             CMS ENTERPRISES COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)




                                            CMS          CMS         CMS         Inter-         CMS
                                         Electric       Oper.        Dist.      company      Enterprises
                                           & Gas         S.A.        Power      Elimina-      Company
                                          Company      Consol.        LLC        tions        Consol.
Operating Revenue
   Oil and gas exploration
     and production                       $    -       $    -       $    -       $  (20)      $  134
   Independent power production                -          138            -          (16)         443
   Natural gas transmission                    -            -            -         (136)         946
   Marketing, services and trading             -            -            -          (38)       3,432
   International energy dist.                265            -            -            -          265
   Other                                       -            -            6           (5)          24
                                          ------       ------       ------       ------       ------
      Total operating revenue                265          138            6         (215)       5,244
                                          ------       ------       ------       ------       ------
Operating Expenses
   Fuel for electric generation                -           62            -          (24)          84
   Purchased power -
     related parties                           -            -            -            -           21
   Purchased and interchange
     power                                   101           26            -            -        1,584
   Cost of gas sold                            -            -            -         (185)       2,158
   Other operation expense                    64           13            3           (9)         876
   Maintenance                                 4            7            -            -          126
   Depreciation, depletion
     and amortization                         32           17            1            -          209
   General taxes                              42            -            -            -           84
                                          ------       ------       ------       ------       ------
      Total operating expenses               243          125            4         (218)       5,142
                                          ------       ------       ------       ------       ------
Pretax Operating Income (Loss)                22           13            2            3          102
                                          ------       ------       ------       ------       ------
Other Income (Deductions)
   Dividends and interest
     from affiliates                           -            -            -          (49)           4
   Gain on asset sales                        (8)           -            -            -           72
   Other, net                                 10            2            -          (35)          23
                                          ------       ------       ------       ------       ------
   Total other income
        (deductions)                           2            2            -          (84)          99
                                          ------       ------       ------       ------       ------
Fixed Charges
   Interest on long-term debt                  1            6            -            -          128
   Other interest                             10            -            -          (49)          51
   Capitalized interest                       (1)           -            -            -           (4)
   Preferred dividends                         -            -            -            -            5
                                          ------       ------       ------       ------       ------
      Net fixed charges                       10            6            -          (49)         141
                                          ------       ------       ------       ------       ------
Income (Loss) Before Income Taxes
   and Minority Interests                     14            9            2           (3)          60

Income Taxes                                   7            2            1            -           37

Minority Interests                            (2)           1            -            3            3
                                          ------       ------       ------       ------       ------
Net Income (Loss) Before
   Accounting Change                           9            6            1          (35)          20

Cumulative Effect of
   Accounting Change                           -            -            -            -           (5)
                                          ------       ------       ------       ------       ------
Net Income (Loss)                         $    9       $    6       $    1       $  (35)      $   15
                                          ======       ======       ======       ======       ======

(3) Represents CMS Enterprises Company, Monarch Management Corporation, CMS Resource Development Company, CMS Comercializadora de Energia S.A., CMS Energy Asia Private Limited, CMS Energy South America Company and CMS Energy UK Limited consolidated with CMS Oil and Gas Company, CMS Generation Company, CMS Land Company, CMS Operating S.A., CMS Distributed Power LLC, CMS Marketing, Services and Trading Company, CMS Gas Transmission Company, CMS Electric and Gas Company and CMS Capital Corporation included on the equity method of accounting.

                             CMS OIL AND GAS COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                                  (In Millions)




                                                  CMS         CMS                        CMS                       CMS
                                     CMS          O&G      Oil & Gas       Terra      Oil & Gas     CMS O & G   Oil & Gas
                                 Oil and Gas     Alba      International  Energy,      Ecuador      Venezuela     Congo
                                 Company (4)      LDC      Co. Consol.      Ltd.         LDC           LDC         Ltd.
Operating Revenue
   Oil and gas exploration
     and production                 $   (4)      $    5       $   47       $    4       $   17       $   33      $    6
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating revenue           (4)           5           47            4           17           33           6
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Other operation expense              37            1           15            1            4            6           2
   Maintenance                           1            -            2            -            -            -           -
   Depreciation, depletion
     and amortization                   12            1            9            1            2            8           1
   General taxes                         5            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses          55            2           26            2            6          14            3
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income (Loss)         (59)           3           21            2           11          19            3
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Interest from affiliates              1            -            -            -            -            -           -
   Gain (loss) on asset sales           (1)           -            -            -            -            -           -
   Other, net                          102            1           (1)           -            -           (1)          -
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                   102            1           (1)           -            -           (1)          -
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt            8            1            -            -            -            -           -
   Other interest                        6            -            -            -            -            -           -
   Capitalized interest                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Net fixed charges                 14            1            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes       29            3           20            2           11           18           3

Income Taxes                           (26)           -            7            -            4            6           -
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss) Before
   Accounting Change                    55            3           13            2            7           12           3

Cumulative Effect of
   Accounting Change                    (5)           -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $   50       $    3       $   13       $    2       $    7       $   12      $    3
                                    ======       ======       ======       ======       ======       ======      ======



                          (Continued on Following Page)

                             CMS OIL AND GAS COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)



                                      CMS        Explota-        CMS         CMS         Inter-       CMS
                                   Oil & Gas   ciones CMS    Oil & Gas    Oil & Gas     company   Oil and Gas
                                      E.G.      Oil & Gas        E.G.       Int'l       Elimina-    Company
                                      LDC           Co.          Ltd.        Ltd.        tions      Consol.
Operating Revenue
   Oil and gas exploration
     and production                 $    2       $   12       $   32       $    -       $    -       $  154
   Other                                 -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
      Total operating revenue            2           12           32            -            -          154
                                    ------       ------       ------       ------       ------       ------
Operating Expenses
   Other operation expense               1            4            7            -            -           78
   Maintenance                           -            -            -            -            -            3
   Depreciation, depletion
     and amortization                    -            2            1            -            -           37
   General taxes                         -            -            -            -            -            5
                                    ------       ------       ------       ------       ------       ------
      Total operating expenses           1            6            8            -            -          123
                                    ------       ------       ------       ------       ------       ------
Pretax Operating Income (Loss)           1            6           24            -            -           31
                                    ------       ------       ------       ------       ------       ------
Other Income (Deductions)
   Interest from affiliates              -            -            -            1           (1)           1
   Gain (loss) on asset sales            -            -            -           39            -           38
   Other, net                            -            -            -            -         (101)           -
                                    ------       ------       ------       ------       ------       ------
      Total other income
        (deductions)                     -            -            -           40         (102)          39
                                    ------       ------       ------       ------       ------       ------
Fixed Charges
   Interest on long-term debt            -            -            -            -            -            9
   Other interest                        -            -            -            1           (1)           6
   Capitalized interest                  -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
      Net fixed charges                  -            -            -            1           (1)          15
                                    ------       ------       ------       ------       ------       ------
Income (Loss) Before Income Taxes        1            6           24           39        (101)           55

Income Taxes                             -            2            6            -            -           (1)
                                    ------       ------       ------       ------       ------       ------
Net Income (Loss) Before
   Accounting Change                     1            4           18           39         (101)          56

Cumulative Effect of
   Accounting Change                     -            -            -            -            -           (5)
                                    ------       ------       ------       ------       ------       ------
Net Income (Loss)                   $    1       $    4       $   18       $   39       $ (101)      $   51
                                    ======       ======       ======       ======       ======       ======


(4) Represents CMS Oil and Gas Company and CMS Oil and Gas Pipeline Company consolidated with CMS Oil and Gas International Company included on the equity method of accounting.

                      CMS OIL AND GAS INTERNATIONAL COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                                  (In Millions)




                                      CMS       CMS NOMECO    CMS Oil &      Inter-     CMS Oil &
                                  Oil and Gas     Int'l       Gas Int'l.    Company    Gas Inter.,
                                 International  Congo Hld.,     Tunisia,    Elimina-      Inc.
                                    Co. (5)        Inc.           Inc.       tions       Consol.
Operating Revenue
   Oil and gas exploration
     and production                 $    -        $   30        $   17       $    -       $   47
   Other                                 -             -             -            -            -
                                    ------        ------        ------       ------       ------
      Total operating revenue            -            30            17            -           47
                                    ------        ------        ------       ------       ------
Operating Expenses
   Other operation expense               1            11             3            -           15
   Maintenance                           -             2             -            -            2
   Depreciation, depletion
     and amortization                    -             7             2            -            9
   General taxes                         -             -             -            -            -
                                    ------        ------        ------       ------       ------
      Total operating expenses           1            20             5            -           26
                                    ------        ------        ------       ------       ------
Pretax Operating Income (Loss)          (1)           10            12            -           21
                                    ------        ------        ------       ------       ------
Other Income (Deductions)               13            (1)             -         (13)          (1)
                                    ------        ------        ------       ------       ------
Fixed Charges
   Interest on long-term debt            -             -             -            -            -
   Other interest                        -             -             -            -            -
                                    ------        ------        ------       ------       ------
      Net fixed charges                  -             -             -            -            -
                                    ------        ------        ------       ------       ------
Income (Loss) Before Income Taxes       12             9            12          (13)          20

Income Taxes                             -             3             4            -            7
                                    ------        ------        ------       ------       ------
Net Income (Loss)                   $   12        $    6        $    8       $  (13)      $   13
                                    ======        ======        ======       ======       ======


(5) Represents CMS Oil and Gas International Company and CMS Oil and Gas Cameroon Ltd. consolidated.

                             CMS GENERATION COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                                  (In Millions)



                                                               CMSG       HYDRA-CO       CMSG
                                      CMS          CMSG        Filer       Enter-      Grayling       CMSG      Oxford
                                   Generation    Altoona       City        prises,     Holdings    Operating      CMS
                                     Co. (6)     Company       Inc.        Consol.     Company      Company     Dev. LP
Operating Revenue
   Independent power production     $   35       $    -       $    4       $   35       $    1       $    1      $    1
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating revenue           35            -            4           35            1            1           1
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Fuel for electric generation          -            -            -            5            -            -           -
   Purchased and interchange
     power                               -            -            -            -            -            -           -
   Other operation expense              52            -            -            3            -            -           -
   Maintenance                           -            -            -            3            -            -           -
   Depreciation, depletion
     and amortization                    4            -            -            3            2            -           -
   General taxes                         1            -            -            1            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses          57            -            -           15            2            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income (Loss)         (22)           -            4           20           (1)           1           1
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Interest from affiliates              -            2            -            1            -            -           -
   Gain on asset sales                   -            -            -           42            -            -           -
   Other, net                         (224)           -            -            1            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                  (224)           2            -           44            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt            -            -            -            7            -            -           -
   Other interest                       11            -            -            -            -            -           -
   Capitalized interest                (22)           -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Fixed charges                          (11)           -            -            7            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes
   and Minority Interests             (235)           2            4           57           (1)           1           1

Income Taxes                           (96)           1            1           23           (1)           -           -

Minority Interests                       -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $ (139)      $    1       $    3       $   34       $    -       $    1      $    1
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)


                                                                           Mid-        CMSG          CMS         CMSG
                                    CMSG         CMS         CMSG        Michigan    Inv. Co.       Int'l.     Michigan
                                  Holdings   Generation     Inv Co.     Recycling       I         Operating      Power
                                  Company        S.A.         III         L.L.C.      Consol.         Co.         LLC
Operating Revenue
  Independent power production      $    -       $   (3)      $    1       $    5       $  176       $    4      $   14
  Other                                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating revenue            -           (3)           1            5          176            4          14
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Fuel for electric generation          -            -            -            1           39            -           -
   Purchased and interchange
     power                               -            -            -            -            -            -           -
   Other operation expense               -           (2)           -            3          347            1           2
   Maintenance                           -            -            -            -            2            -           1
   Depreciation, depletion
     and amortization                    -            -            -            1           11            -           2
   General taxes                         -            -            -            -            -            -           1
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses           -           (2)           -            5          399            1           6
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income (Loss)           -           (1)           1            -         (223)           3           8
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Interest from affiliates              1            -            -            -            -            -           -
   Gain on asset sales                   -            -            -            -            -            -           -
   Other, net                            -            -            -            -            1            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                     1            -            -            -            1            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt            -            -            -            -           19            -           -
   Other interest                        -            -            -            -            3            -           -
   Capitalized interest                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Net fixed charges                  -            -            -            -           22            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes
   and Minority Interests                1           (1)           1           -          (244)           3           8

Income Taxes                             1            -            -            -           30            1           -

Minority Interests                       -            -            -            -            1            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $    -       $   (1)      $    1       $    -       $ (275)      $    2      $    8
                                    ======       ======       ======       ======       ======       ======      ======



                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)


                                   Dearborn     Dearborn       Inter-        CMS
                                    Indust.    Generation     company     Generation
                                  Generation    Operating     Elimina-     Company
                                      LLC          LLC         tions       Consol.
Operating Revenue
   Independent power production     $   45       $    5       $   (3)      $  321
   Other                                 -            -            -            -
                                    ------       ------       ------       ------
      Total operating revenue           45            5           (3)         321
                                    ------       ------       ------       ------
Operating Expenses
   Fuel for electric generation          -            1            -           46
   Purchased and interchange
     power                               -            -            -            -
   Other operation expense              40            3           (3)         446
   Maintenance                           1            -            -            7
   Depreciation, depletion
     and amortization                    2            -            -           25
   General taxes                         2            -            -            5
                                    ------       ------       ------       ------
      Total operating expenses          45            4           (3)         529
                                    ------       ------       ------       ------
Pretax Operating Income (Loss)           -            1            -         (208)
                                    ------       ------       ------       ------
Other Income (Deductions)
   Interest from affiliates              -            -           (2)           2
   Gain on asset sales                   -            -            -           42
   Other, net                            -            -          224            2
                                    ------       ------       ------       ------
                                         -            -          222           46
                                    ------       ------       ------       ------
Fixed Charges
   Interest on long-term debt            -            -            -           26
   Other interest                       14            -           (2)          26
   Capitalized Interest                (14)           -            -           (3)
                                    ------       ------       ------       ------
      Net fixed charges                  -            -           (2)          16
                                    ------       ------       ------       ------
Income (Loss) Before Income Taxes
   and Minority Interests                -            1          224         (178)

Income Taxes                             -            -            -          (40)

Minority Interests                       -            -            -            1
                                    ------       ------       ------       ------
Net Income (Loss)                   $    -       $    1       $  224       $ (139)
                                    ======       ======       ======       ======


(6) Represents CMS Generation Company, CMSG Filer City Operating Company, CMSG Grayling Company, CMSG Genesee Company, CMSG Recycling Company, CMSG Lyonsdale Company, CMSG Chateaugay Company, CMSG Mon Valley Company, CMSG Honey Lake Company, CMS Centrales Termicas S.A., Taweelah A2 Operating Company and CMSG Montreal Company consolidated with HYDRA-CO Enterprises, Inc. and CMSG Investment Company I included on the equity method of accounting.

                           HYDRA-CO ENTERPRISES, INC.
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                                  (In Millions)


                                  HYDRA-CO      CMS                        HCE                      Inter-      HYDRO-CO
                                   Enter-    Generation       HCE       Rockport-     Lakewood     company      Enter-
                                   prises,    Oper. Co.     Hudson,      Diesel,        Cogen.     Elimina-     prises
                                  Inc. (7)       II           Inc.         Inc.          L.P.        tions       Consol.
Operating Revenue
   Independent power production     $    3       $    1       $    3       $    4       $   24       $    -      $   35
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating revenue            3            1            3            4           24            -          35
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Fuel for electric generation          -            -            -            -            5            -           5
   Other operation expense               -            -            -            -            3            -           3
   Maintenance                           1            -            -            -            2            -           3
   Depreciation, depletion
     and amortization                    -            -            -            -            3            -           3
   General taxes                         -            -            -            -            1            -           1
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses           1            -            -            -           14            -          15
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income                  2            1            3            4           10            -          20
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Interest from affiliates              1            -            -            -            -            -           1
   Gain on asset sales                  41            -            1            -            -            -          42
   Other, net                            6            -            -            -            -           (5)          1
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                    48            -            1            -            -           (5)         44
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt            -            -            -            -            7            -           7
   Other interest                        -            -            -            -            -            -           -
   Capitalized interest                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Net fixed charges                  -            -            -            -            7            -           7
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes       50            1            4            4            3           (5)         57

Income Taxes                            20            -            1            2            -            -          23
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $   30       $    1       $    3       $    2       $    3       $   (5)     $   34
                                    ======       ======       ======       ======       ======       ======      ======


(7) Represents HYDRA-CO Enterprises, Inc., CMSG Stratton Company, HCE-Appomattox, Inc., HCE-Jamaica Development, Inc., HCE-Lakewood, Inc., HCO-Jamaica, Inc., HCE-Imperial Valley, Inc. and New Bern Energy Recovery, Inc. consolidated.

                       CMS GENERATION INVESTMENT COMPANY I
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                                  (In Millions)



                                                  CMSG                                   CMSG          CMSG       CMSG
                                     CMSG        Jeguru-        CMSG       CMSG        Loy Yang      Loy Yang     Jorf
                                   Inv. Co.       padu        Taweelah     Cebu        Holdings      Holdings     Lasfar
                                     I (8)      I/II LDC         LDC        LDC          1 Ltd.        2 Ltd.    I/II LDC
Operating Revenue
   Independent power production     $   68       $    1       $   (1)      $    2       $   (2)      $    1      $    2
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating revenue           68            1           (1)           2           (2)           1           2
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Fuel for electric generation         26            -            -            -            -            -           -
   Other operation expense               8            -            2            -          161          166           -
   Maintenance                           -            -            -            -            -            -           -
   Depreciation, depletion
     and amortization                   10            1            -            -            -            -           -
   General taxes                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------       -----
      Total operating expenses          44            1            2            -          161          166           -
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income (Loss)          24            -           (3)           2         (163)        (165)          2
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Interest from affiliates              -            -            -            -            -            -           -
   Other, net                         (274)           -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                  (274)           -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt           19            -            -            -            -            -           -
   Other interest                        3            -            -            -            -            -           -
   Capitalized interest                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Net fixed charges                 22            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes
   and Minority Interests             (272)           -           (3)           2         (163)        (165)          2

Income Taxes                             -            -            -            -           12           13           -

Minority Interests                       -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $ (272)      $    -       $   (3)      $    2       $ (175)      $ (178)     $    2
                                    ======       ======       ======       ======       ======       ======      ======



                          (Continued on Following Page)

                       CMS GENERATION INVESTMENT COMPANY I
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)


                                     CMS                      Jorf         Jorf          Jorf        Inter-      CMSG
                                   Takoradi                  Lasfar       Lasfar        Lasfar      company    Investment
                                    Invest.     Monetize    Handels-     Energia-         PE        Elimina-     Co. I
                                      Co.        Limited    bolag HB    ktiebolag       Aktie.       tions       Consol.
Operating Revenue
   Independent power production     $   41       $    6       $    2       $   29       $   27       $    -      $  176
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating revenue           41            6            2           29           27            -         176
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Fuel for electric generation         13            -            -            -            -            -          39
   Other operation expense              10            -            -            -            -            -         347
   Maintenance                           2            -            -            -            -            -           2
   Depreciation, depletion
     and amortization                    -            -            -            -            -            -          11
   General taxes                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses          25            -            -            -            -            -         399
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income (Loss)          16            6            2           29           27            -        (223)
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Interest from affiliates              -            -            -            -            -           -            -
   Other, net                            -            -            -            -            -          275           1
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                     -            -            -            -            -          275           1
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt            -            -            -            -            -            -          19
   Other interest                        -            -            -            -            -            -           3
   Capitalized Interest                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Net fixed charges                  -            -            -            -            -            -          22
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes
   and Minority Interests               16            6            2           29           27          275         (24)

Income Taxes                             5            -            -            -            -            -          30

Minority Interests                       1            -            -            -            -            -           1
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $   10       $    6       $    2       $   29       $   27       $  275      $ (275)
                                    ======       ======       ======       ======       ======       ======      ======


(8) Represents CMSG Investment Company I, CMSG Investment Company II, CMSG Investment Company IV and CMSG Pinamucan LDC consolidated.

                          CMS GAS TRANSMISSION COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                                  (In Millions)



                                                                  CMS          CMS         CMS       Panhandle       CMS
                                     CMS Gas         CMS      Marysville       Gas       Jackson      Eastern     Grand Lacs
                                  Transmission     Antrim    Gas Liquids    Argentina    Pipeline    Pipe Line     Holding
                                   Company (9)     Company      Company      Company      Company   Co. Consol.    Company
Operating Revenue
   Natural gas transmission         $    9         $   12       $   17       $   12       $    2       $  483      $    5
   Other                                 -              -            -            -            -            -           -
                                    ------         ------       ------       ------       ------       ------      ------
Total operating revenue                  9             12           17           12            2          483           5
                                    ------         ------       ------       ------       ------       ------      ------
Operating Expenses
   Cost of gas sold                      -              -            -            -            -            -           -
   Other operation expense               9              2           10            -            -          113           -
   Maintenance                           1              -            1            -            -           98           -
   Depreciation, depletion
     and amortization                    1              3            1            1            -           65           2
   General taxes                         1              1            1            -            -           23           1
                                    ------         ------       ------       ------       ------       ------      ------
      Total operating expenses          12              6           13            1            -          299           3
                                    ------         ------       ------       ------       ------       ------      ------
Pretax Operating Income (Loss)          (3)             6            4           11            2          184           2
                                    ------         ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Interest from affiliates              2              -            -            -            -            8           -
   Other, net                           96              -            -            -            -            -           1
                                    ------         ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                    98              -            -            -            -            8           1
                                    ------         ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt            -              2            -            -            1           82           -
   Other interest                        2              -            -            -            -            3           -
   Capitalized interest                 (4)             -            -            -            -            -           -
                                    ------         ------       ------       ------       ------       ------      ------
      Net fixed charges                 (2)             2            -            -            1           85           -
                                    ------         ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes       97              4            4           11           1           107           3

Income Taxes                             3              1            2            -            -           43           1
                                    ------         ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $   94         $    3       $    2       $   11       $    1       $   64      $    2
                                    ======         ======       ======       ======       ======       ======      ======

                          (Continued on Following Page)

                          CMS GAS TRANSMISSION COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)



                                CMS Golds-     Western     CMS Gas        CMS         Grand         Inter-     CMS Gas
                                 field GT     Australia   Trans. of      Field         Lacs        Company   Transmission
                                Aust. Pty.    Gas Tran    Australia    Services,     Limited       Elimina-     Company
                                   Ltd.         Co. I      Hold Co.   Inc. Consol.     Part.        tions       Consol.
Operating Revenue
   Natural gas transmission         $    4       $    3       $    9       $  524       $    2      $     -      $1,082
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating revenue            4            3            9          524            2            -       1,082
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Cost of gas sold                      -            -            3          475            -            -         478
   Other operation expense               -            -            3           17            1            -         155
   Maintenance                           -            -            -            5            -            -         105
   Depreciation, depletion
     and amortization                    -            -            2           15            -            -          90
   General taxes                         -            -            -            1            -            -          28
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses           -            -            8          513            1            -         856
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income (Loss)           4            3            1           11            1            -         226
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Interest from affiliates              -            -            -            1            -            -          11
   Other, net                            -            -            1            2            -          (95)          5
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                     -            -            1            3            -          (95)         16
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt            -            -            -            -            -            -          85
   Other interest                        -            1            -            5            -            -          11
   Capitalized interest                  -            -            -            -            -            -          (4)
                                    ------       ------       ------       ------       ------       ------      ------
      Net fixed charges                  -            1            -            5            -            -          92
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes        4            2            2            9            1          (95)        150

Income Taxes                             -            2            -            4            -            -          56
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $    4       $    -       $    2       $    5       $    1       $  (95)     $   94
                                    ======       ======       ======       ======       ======       ======      ======


(9) Represents CMS Gas Transmission Company, CMS Saginaw Bay Company, CMS Saginaw Bay Lateral Company, CMS Gas Transmission del Sur Company and Tristate Pipeline LLC consolidated with CMS Field Services, Inc. and Panhandle Eastern Pipe Line Company included on the equity method of accounting.

                       PANHANDLE EASTERN PIPE LINE COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                                  (In Millions)






                                    Panhandle                                            Inter-     Panhandle
                                  Eastern Pipe   Trunkline   Trunkline     Pan Gas     Company    Eastern Pipe
                                      Line          Gas         LNG        Storage     Elimina-     Line Co.
                                  Company (10)    Company     Company      Company      tions        Consol.
Operating Revenue
   Natural gas transmission         $  332       $  164       $   40       $   43       $  (96)      $  483
   Other                                 -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
      Total operating revenue          332          164           40           43          (96)         483
                                    ------       ------       ------       ------       ------       ------
Operating Expenses
   Cost of gas sold                      -            -            -            -            -            -
   Other operation expense             104           39           10            3          (43)         113
   Maintenance                          49           42            5            2            -           98
   Depreciation, depletion
     and amortization                   36           21            -            8            -           65
   General taxes                        13            7            1            2            -           23
                                    ------       ------       ------       ------       ------       ------
      Total operating expenses         202          109           16           15          (43)         299
                                    ------       ------       ------       ------       ------       ------
Pretax Operating Income (Loss)         130           55           24           28          (53)         184
                                    ------       ------       ------       ------       ------       ------
Other Income (Deductions)
   Interest from affiliates             25            -            -            -          (17)           8
   Other, net                            -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
      Total other income
        (deductions)                    25            -            -            -          (17)           8
                                    ------       ------       ------       ------       ------       ------
Fixed Charges
   Interest on long-term debt           82            -            -            -            -           82
   Other interest                        1           19            -            -          (17)           3
   Capitalized interest                  -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
      Net fixed charges                 83           19            -            -          (17)          85
                                    ------       ------       ------       ------       ------       ------
Income (Loss) Before Income Taxes       72           36           24           28         (53)          107

Income Taxes                             8           14           10           11            -           43
                                    ------       ------       ------       ------       ------       ------
Net Income (Loss)                   $   64       $   22       $   14       $   17       $  (53)      $   64
                                    ======       ======       ======       ======       ======       ======

(10) Represents Panhandle Eastern Pipe Line Company, Sea Robin Pipeline Company, CMS Panhandle Eastern Resources, Inc., CMS Panhandle Storage Company, Trunkline Field Services Company and CMS Trunkline Pipeline Holdings, Inc. consolidated.

                            CMS FIELD SERVICES, INC.
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                                  (In Millions)






                                     CMS       CMS/Taurus                    CMS         CMS        Cherokee
                                    Field       Holdings     CMS Gas       Laverne    Nat. Gas         Gas      Bradshaw
                                  Services,     Company,   Processing,   Gas Proc.,   Gathering    Processing    Energy
                                  Inc. (11)        Inc.        LLC           LLC         LLC           LLC         LLC
Operating Revenue
   Natural gas transmission         $  295       $   32       $  116       $    5       $    7       $   41      $    3
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total operating revenue                295           32          116            5            7           41           3
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Cost of gas sold                    288           20          111            4            -           30           -
   Other operation expense               6            3            2            -            2            2           1
   Maintenance                           1            1            1            -            2            -           -
   Depreciation, depletion
     and amortization                    1            2            3            -            4            3           1
   General taxes                         -            1            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses         296           27          117            4            8           35           2
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income (Loss)          (1)           5           (1)           1           (1)           6           1
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Interest from affiliates              1            -            -            -            -            -           -
   Other, net                            2            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                     3            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt            -            -            -            -            -            -           -
   Other interest                        5            -            -            -            -            -           -
   Capitalized interest                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Net fixed charges                  5            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes       (3)           5           (1)           1           (1)           6           1

Income Taxes                             4            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $   (7)      $    5       $   (1)      $    1       $   (1)      $    6      $    1
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                            CMS FIELD SERVICES, INC.
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)



                                   Heritage      Roaring      Inter-        CMS
                                      Gas         Creek       Company      Field
                                  Gathering     Gas Svcs.     Elimina-   Services,
                                      LLC          LLC         tions    Inc. Consol.
Operating Revenue
   Natural gas transmission         $   20       $    5       $    -       $  524
   Other                                 -            -            -            -
                                    ------       ------       ------       ------
      Total operating revenue           20            5            -          524
                                    ------       ------       ------       ------
Operating Expenses
   Cost of gas sold                     17            5            -          475
   Other operation expense               1            -            -           17
   Maintenance                           -            -            -            5
   Depreciation, depletion
     and amortization                    1            -            -           15
   General taxes                         -            -            -            1
                                    ------       ------       ------       ------
      Total operating expenses          19            5            -          513
                                    ------       ------       ------       ------
Pretax Operating Income (Loss)           1            -            -           11
                                    ------       ------       ------       ------
Other Income (Deductions)
   Interest from affiliates              -            -            -            1
   Other, net                            -            -            -            2
                                    ------       ------       ------       ------
      Total other income
        (deductions)                     -            -            -            3
                                    ------       ------       ------       ------
Fixed Charges
   Interest on long-term debt            -            -            -            -
   Other interest                        -            -            -            5
   Capitalized interest                  -            -            -            -
                                    ------       ------       ------       ------
      Net fixed charges                  -            -            -            5
                                    ------       ------       ------       ------
Income (Loss) Before Income Taxes        1            -            -            9

Income Taxes                             -            -            -            4
                                    ------       ------       ------       ------
Net Income (Loss)                   $    1       $    -       $    -       $    5
                                    ======       ======       ======       ======


(11) Represents CMS Field Services, Inc., CMS Spearman Gas Processing LLC, CMS Oklahoma Natural Gas Gathering LLC and CMS Hydrocarbons LLC consolidated.

                               CMS OPERATING S.A.
                        Consolidating Statement of Income
                      For the Year Ended December 31, 2000
                                  (In Millions)


                                               Centrales                    Inter-        CMS
                                      CMS       Termicas        CMS        company     Operating
                                   Operating    Mendoza       Ensenada     Elimina-       S.A.
                                   S.A. (12)       S.A.         S.A.         tions       Consol.
Operating Revenue
   Independent power production     $    2       $   91       $   45       $    -       $  138
   Other                                 -            -            -            -            -
                                    ------       ------       ------       ------       ------
      Total operating revenue            2           91           45            -          138
                                    ------       ------       ------       ------       ------
Operating Expenses
   Fuel for electric generation          -           38           24            -           62
   Purchased and interchange
     power                               -           23            3            -           26
   Other operation expense               1            8            4            -           13
   Maintenance                           -            5            2            -            7
   Depreciation, depletion
     and amortization                    2           11            4            -           17
   General taxes                         -            -            -            -            -
                                    ------       ------       ------       ------       ------
      Total operating expenses           3           85           37            -          125
                                    ------       ------       ------       ------       ------
Pretax Operating Income                 (1)           6            8            -           13
                                    ------       ------       ------       ------       ------
Other Income (Deductions)               11            3            -          (12)           2
                                    ------       ------       ------       ------       ------
Fixed Charges
   Interest on long-term debt            -            -            6            -            6
   Other interest                        -            -            -            -            -
   Capitalized Interest                  -            -            -            -            -
                                    ------       ------       ------       ------       ------
      Net fixed charges                  -            -            6            -            6
                                    ------       ------       ------       ------       ------
Income (Loss) Before Income Taxes
   and Minority Interests               10            9            2          (12)           9

Income Taxes                             5           (4)           1            -            2

Minority Interests                       -            1            -            -            1
                                    ------       ------       ------       ------       ------
Net Income (Loss)                   $    5       $   12       $    1       $  (12)      $    6
                                    ======       ======       ======       ======       ======


(12) Represents CMS Operating S.A. and Cuyana S.A. de Inversiones consolidated.

                             CMS ENERGY CORPORATION
                      Consolidating Balance Sheet - Assets
                                December 31, 2000
                                  (In Millions)



                                                   Consumers      CMS        Inter-
                                                    Energy    Enterprises   company      CMS Energy
                                     CMS Energy     Company     Company     Elimina-    Corporation
                                      Corp. (1)     Consol.     Consol.      tions         Consol.
Plant and Property (At Cost)
   Electric                            $    -       $7,241       $    -      $     -      $ 7,241
   Gas                                      -        2,503            -            -        2,503
   Natural gas transmission                 -            -        2,191            -        2,191
   Oil and gas properties                   -            -          630            -          630
   Independent power production             -            -          398            -          398
   International energy dist.               -            -          258            -          258
   Other                                   26           23           56            -          105
                                       ------       ------       ------      -------      -------
                                           26        9,767        3,533            -       13,326
   Less accumulated depreciation,
     depletion and amortization             9        5,768          475            -        6,252
                                       ------       ------       ------      -------      -------
                                           17        3,999        3,058            -        7,074
   Construction work-in-progress            6          279          476            -          761
                                       ------       ------       ------      -------      -------
                                           23        4,278        3,534            -        7,835
                                       ------       ------       ------      -------      -------
Investments
   Associated companies                 7,128           86           63       (7,277)           -
   Independent power production             -            -          924            -          924
   Natural gas transmission                 -            -          436            -          436
   International energy dist.               -            -           63            -           63
   First Midland Limited
     Partnership                            -          245            -            -          245
   Midland Cogeneration
     Venture                                -          290            -            -          290
   Other                                   (1)           -           59            -           58
                                       ------       ------       ------      -------      -------
                                        7,127          621        1,545       (7,277)       2,016
                                       ------       ------       ------      -------      -------
Current Assets
   Cash and temporary cash
     investments                            8           21          153            -          182
   Accounts/notes receivable              113           70        1,312         (321)       1,174
   Accrued revenues                         -          266            -            -          266
   Inventories to average cost
     Gas in underground storage             -          271           26            -          297
     Materials and supplies                 -           66           58            -          124
     Generating plant fuel
       stock                                -           46            -            -           46
   Deferred income taxes                    9            2           28            -           39
   Prepayments and other                    7          168          146            -          321
                                       ------       ------       ------      -------      -------
                                          137          910        1,723         (321)       2,449
                                       ------       ------       ------      -------      -------
Non-current Assets
   Goodwill, net                            -            -          891            -          891
   Securitization costs                     -          709            -            -          709
   Nuclear decommissioning
     trust funds                            -          611            -            -          611
   Notes receivable-related
     parties                                -            -          155            -          155
   Postretirement benefits                  3          232            5            -          240
   Abandoned Midland project                -           22            -            -           22
   Other                                1,172          390          740       (1,379)         923
                                       ------       ------       ------      -------      -------
                                        1,175        1,964        1,791       (1,379)       3,551
                                       ------       ------       ------      -------      -------
Total Assets                           $8,462       $7,773       $8,593      $(8,977)     $15,851
                                       ======       ======       ======      =======      =======



(1) Represents CMS Energy Corporation with Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

                             CMS ENERGY CORPORATION
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2000
                                  (In Millions)


                                                    Consumers      CMS          Inter-
                                                     Energy    Enterprises     company    CMS Energy
                                      CMS Energy     Company     Company       Elimina-  Corporation
                                       Corp. (1)     Consol.     Consol.        tions       Consol.
Capitalization
    Common Stockholders' Equity
      Common stock                      $    1       $  841       $    -      $  (841)     $     1
      Other paid-in-capital              3,150          646        5,595       (6,455)       2,936
      Currency translation                (254)           -         (240)         240         (254)
      Revaluation capital                   (2)          33           16          (49)          (2)
      Retained earnings                   (320)         506         (485)         (21)        (320)
                                        ------       ------       ------      -------      -------
                                         2,575        2,026        4,886       (7,126)       2,361
   Preferred stock                         125           44            -         (125)          44
   Company-obligated mandatorily
     redeemable preferred
     securities of:
      Consumers Power Company
        Financing I                          -          100            -            -          100
      Consumers Energy Company
        Financing II                         -          120            -            -          120
      Consumers Energy Company
        Financing III                        -          175            -            -          175
   Company-obligated convertible
    Trust Preferred Securities of
      CMS Energy Trust I                   173            -            -            -          173
      CMS Energy Trust II                  301            -            -            -          301
      CMS Energy Trust III                 220            -            -            -          220
   Long-term debt                        4,342        2,110        1,640       (1,322)       6,770
   Non-current capital leases                -           49            5            -           54
                                        ------       ------       ------      -------      -------
                                         7,736        4,624        6,531       (8,573)      10,318
                                        ------       ------       ------      -------      -------
Minority Interests                           -            -           88            -           88
                                        ------       ------       ------      -------      -------
Current Liabilities
   Current portion of long-term
     debt                                  458          175           16            -          649
   Current capital leases                    -           56            2            -           58
   Notes payable                            34          403           41          (75)         403
   Accounts payable                          6          254          793          (29)       1,024
   Accounts payable - related
     parties                                 1           67          128         (126)          70
   Accrued interest                         99           41           41          (22)         159
   Accrued taxes                            80          247           26          (44)         309
   Other                                    19          212          301           (2)         530
                                        ------       ------       ------      -------      -------
                                           697        1,455        1,348         (298)       3,202
                                        ------       ------       ------      -------      -------
Non-current Liabilities
   Deferred income taxes                     -          716          117          (84)         749
   Postretirement benefits                  21          366           50            -          437
   Deferred investment tax credit            -          109            1            -          110
   Regulatory liabilities for
     income taxes, net                       -          246            -            -          246
   Other                                     8          257          458          (22)         701
                                        ------       ------       ------      -------      -------
                                            29        1,694          626         (106)       2,243
                                        ------       ------       ------      -------      -------
Total Stockholders' Equity
   and Liabilities                      $8,462       $7,773       $8,593      $(8,977)     $15,851
                                        ======       ======       ======      =======      =======

(1) Represents CMS Energy Corporation and Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

                            CONSUMERS ENERGY COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 2000
                                  (In Millions)



                                                     Michigan                   CMS                     Inter-    Consumers
                                     Consumers          Gas        ES         Midland        CMS       company     Energy
                                       Energy         Storage   Services     Holdings      Midland     Elimina-    Company
                                     Company (2)      Company   Company       Company        Inc.       tions      Consol.
Plant and Property (At Cost)
   Electric                            $7,241       $    -       $    -       $    -       $    -       $    -      $7,241
   Gas                                  2,385          118            -            -            -            -       2,503
   Other                                   23            -            -            -            -            -          23
                                       ------       ------       ------       ------       ------       ------      ------
                                        9,649          118            -            -            -            -       9,767
   Less accumulated depreciation,
     depletion and amortization         5,711           57            -            -            -            -       5,768
                                       ------       ------       ------       ------       ------       ------      ------
                                        3,938           61            -            -            -            -       3,999
   Construction work-in-progress          277            2            -            -            -           -          279
                                       ------       ------       ------       ------       ------       ------      ------
                                        4,215           63            -            -            -            -       4,278
                                       ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                   516            -            -            -            -         (430)         86
   First Midland Limited
     Partnership                            -            -            -          245            -            -         245
   Midland Cogeneration
     Venture                                -            -            -            -          290            -         290
   Other                                    -            -            -            -            -            -           -
                                       ------       ------       ------       ------       ------       ------      ------
                                          516            -            -          245          290         (430)        621
                                       ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                           20            -            1            -            -            -          21
   Accounts/notes receivable               75            3            -            -           10         (18)          70
   Accrued revenues                       266            -            -            -            -            -         266
   Inventories to average cost
     Gas in underground storage           271            -            -            -            -           -          271
     Materials and supplies                66            -            -            -            -           -           66
     Generating plant fuel
       stock                               46            -            -            -            -            -          46
   Deferred income taxes                  (16)           -            -           18            -            -           2
   Prepayments and other                  168            -            -            -            -            -         168
                                       ------       ------       ------       ------       ------       ------      ------
                                          896            3            1           18           10          (18)        910
                                       ------       ------       ------       ------       ------      -------      ------
Non-current Assets
   Securitization costs                   709            -            -            -            -            -         709
   Nuclear decommissioning
     trust funds                          611            -            -            -            -            -         611
   Postretirement benefits                228            4            -            -            -            -         232
   Abandoned Midland project               22            -            -            -            -            -          22
   Other                                  796            1            -            -            -         (407)        390
                                       ------       ------       ------       ------       ------       ------      ------
                                        2,366            5            -            -            -         (407)      1,964
                                       ------       ------       ------       ------       ------       ------      ------
Total Assets                           $7,993       $   71       $    1       $  263       $  300       $ (855)     $7,773
                                       ======       ======       ======       ======       ======       ======      ======

(2) Represents Consumers Energy Company, CMS Engineering Company, Consumers EnergyGuard Services, Inc. and MEC Development Corporation consolidated with Michigan Gas Storage Company, CMS Midland Holdings Company, CMS Midland, Inc. and Huron Hydrocarbons, Inc. included on the equity method of accounting.

                            CONSUMERS ENERGY COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2000
                                  (In Millions)


                                                 Michigan                     CMS                     Inter-    Consumers
                                   Consumers        Gas          ES         Midland        CMS       company      Energy
                                     Energy       Storage     Services     Holdings      Midland     Elimina-    Company
                                   Company (2)    Company     Company       Company        Inc.       tions       Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $  841       $   15       $    -       $    -       $    -       $  (15)     $  841
     Other paid-in-capital             658            -            1           43          167         (223)        646
     Revaluation capital                33            -            -            -            -            -          33
     Retained earnings                 506           36            -           32          124         (192)        506
                                    ------       ------       ------       ------       ------       ------      ------
                                     2,038           51            1           75          291         (430)      2,026
   Preferred stock                      44            -            -            -            -            -          44
   Company-obligated mandatorily
     redeemable preferred
     securities of:
      Consumers Power Company
       Financing I                     100            -            -            -            -            -         100
      Consumers Energy Company
       Financing II                    120            -            -            -            -            -         120
      Consumers Energy Company
       Financing III                   175            -            -            -            -            -         175
   Long-term debt                    2,517            -            -            -            -         (407)      2,110
   Non-current capital leases           49            -            -            -            -            -          49
                                    ------       ------       ------       ------       ------       ------      ------
                                     5,043           51            1           75          291         (837)      4,624
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                              175            -            -            -            -            -         175
   Current capital leases               56            -            -            -            -            -          56
   Notes payable                       413            5            -            -            -          (15)        403
   Accounts payable                    250            4            -            -            -            -         254
   Accounts payable - related
     parties                            69            1            -            -            -           (3)         67
   Accrued interest                     41            -            -            -            -            -          41
   Accrued taxes                       236            -            -           12           (1)           -         247
   Other                               212            -            -            -            -            -         212
                                    ------       ------       ------       ------       ------       ------      ------
                                     1,452           10            -           12           (1)         (18)      1,455
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Deferred income taxes               542            6            -          159            9            -         716
   Postretirement benefits             362            4            -            -            -            -         366
   Deferred investment tax credit       91            -            -           17            1           -          109
   Regulatory liabilities for
     income taxes, net                 246            -            -            -            -            -         246
   Other                               257            -            -            -            -            -         257
                                    ------       ------       ------       ------       ------       ------      ------
                                     1,498           10            -          176           10            -       1,694
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $7,993       $   71       $    1       $  263       $  300       $ (855)     $7,773
                                    ======       ======       ======       ======       ======       ======      ======

(2) Represents Consumers Energy Company, CMS Engineering Company, Consumers EnergyGuard Services, Inc. and MEC Development Corporation consolidated with Michigan Gas Storage Company, CMS Midland Holdings Company, CMS Midland, Inc. and Huron Hydrocarbons, Inc. included on the equity method of accounting.

                             CMS ENTERPRISES COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 2000
                                  (In Millions)


                                                    CMS          CMS          CMS                                 CMS Gas
                                        CMS       Oil and     Generation    Resource        CMS         CMS        Trans.
                                   Enterprises    Gas Co.         Co.         Dev.         Land        MS & T      Company
                                   Company (3)    Consol.       Consol.        Co.        Company     Company      Consol.
Plant and Property (At Cost)
   Oil and gas properties            $    -       $  630        $    -       $    -        $    -       $    -      $    -
   Natural gas transmission               -            -             -            -             -            -       2,192
   Independent power production           -            -            83            -             -            -           -
   International energy dist.             -            -             -            -             -            -           -
   Other                                  4            -             -            4            15           17           -
                                     ------       ------        ------       ------        ------       ------      ------
                                          4          630            83            4            15           17       2,192
   Less accumulated depreciation,
     depletion and amortization           3          164             6            -             -           5          206
                                     ------       ------        ------       ------        ------       ------      ------
                                          1          466            77            4            15           12       1,986
   Construction work-in-progress          -            -           385            -             -           -           78
                                     ------       ------        ------       ------        ------       ------      ------
                                          1          466           462            4            15           12       2,064
                                     ------       ------        ------       ------        ------       ------      ------
Investments
   Associated companies               4,938            -             -            -             -            -           -
   Independent power production           -            -           924            -             -            -           -
   Natural gas transmission               -            -             -            -             -            -         491
   International energy dist.             -            -             -            -             -            -           -
   Other                                 18            -             -            -            10           31           -
                                     ------       ------        ------       ------        ------       ------      ------
                                      4,956            -           924            -            10           31         491
                                     ------       ------        ------       ------        ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                          2           47            17            1             -           (6)          2
   Accounts/notes receivable             68          131           183            6             -          592         596
   Gas in underground storage             -            -             -            -             -           23           3
   Materials and supplies                 -           13             1            -             -            -          29
   Generating plant fuel stock            -            -             -            -             -            -           -
   Deferred income taxes                  1           13             4            -             -            -          10
   Prepayments and other                  1            3             8            2             -           26          94
                                     ------       ------        ------       ------        ------       ------      ------
                                         72          207           213            9             -          635         734
                                     ------       ------        ------       ------        ------       ------      ------
Non-current Assets
   Goodwill, net                          -            -            13            -             -           15         813
   Postretirement benefits                -            -             -            -             -            -           -
   Notes receivable-related parties       -            -             -            -             -            -           -
   Other                                 18            9           253            1             -          332          83
                                     ------       ------        ------       ------        ------       ------      ------
                                         18            9           266            1             -          347         896
                                     ------       ------        ------       ------        ------       ------       -----
Total Assets                         $5,047       $  682        $1,865       $   14        $   25       $1,025      $4,185
                                     ======       ======        ======       ======        ======       ======      ======


                          (Continued on Following Page)

                             CMS ENTERPRISES COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)



                                          CMS                      CMS          CMS         Inter-         CMS
                                       Electric       CMS       Operating      Dist.       company     Enterprises
                                         & Gas      Capital      S.A. Co.      Power       Elimina-      Company
                                        Company      Corp.       Consol.        LLC         tions        Consol.
Plant and Property (At Cost)
   Oil and gas properties                 $  -       $    -       $    -       $    -       $     -      $  630
   Natural gas transmission                  -            -            -            -           (1)       2,191
   Independent power production              -            -          315            -            -          398
   International energy dist.              258            -            -            -            -          258
   Other                                     -            1            -           15            -           56
                                        ------       ------       ------       ------      -------       ------
                                           258            1          315           15           (1)       3,533
   Less accumulated depreciation,
     depletion and amortization             39            -           52            -            -          475
                                        ------       ------       ------       ------      -------       ------
                                           219            1          263           15           (1)       3,058
   Construction work-in-progress            12            -            1            -            -          476
                                        ------       ------       ------       ------      -------       ------
                                           231            1          264           15           (1)       3,534
                                        ------       ------       ------       ------      -------       ------
Investments
   Associated companies                      -            -            -            -       (4,875)          63
   Independent power production              -            -            -            -            -          924
   Natural gas transmission                  -            -            9            -          (64)         436
   International energy dist.               82            -            -            -          (19)          63
   Other                                     -            -            -            -            -           59
                                        ------       ------       ------       ------      -------       ------
                                            82            -            9            -       (4,958)       1,545
                                        ------       ------      -------       ------      -------       ------
Current Assets
   Cash and temporary cash
     investments                            45           11           34            -            -          153
   Accounts/notes receivable                98          380           71            3         (816)       1,312
   Gas in underground storage                -            -            -            -            -           26
   Materials and supplies                    6            -            9            -            -           58
   Generating plant fuel stock               -            -            -            -            -           -
   Deferred income taxes                     -            -            -            -            -           28
   Prepayments and other                    11            1            -            -            -          146
                                        ------       ------      -------       ------      -------       ------
                                           160          392          114            3         (816)       1,723
                                        ------       ------      -------       ------      -------       ------
Non-current Assets
   Goodwill, net                            50            -            -            -            -          891
   Postretirement benefits                   -            -            5            -            -            5
   Notes receivable-related parties          -          155            -            -            -          155
   Other                                    10           70           26            -          (62)         740
                                        ------       ------      -------       ------      -------       ------
                                            60          225           31            -          (62)       1,791
                                        ------       ------      -------       ------      -------       ------
Total Assets                            $  533       $  618      $   418       $   18      $(5,837)      $8,593
                                        ======       ======      =======       ======      =======       ======

(3) Represents CMS Enterprises Company, CMS Capital Financial Services, Inc., Monarch Management Company, CMS Comercializadora de Energia S.A., CMS Energy Asia Private Limited, CMS Energy South America Company and CMS Energy UK Limited consolidated with CMS Oil and Gas Company, CMS Generation Company, CMS Land Company, CMS Distributed Power LLC, CMS Capital Corporation, CMS Marketing, Services and Trading Company, CMS Gas Transmission Company, CMS Operating S.A. Company, CMS Resource Development Company and CMS Electric and Gas Company included on the equity method of accounting.

                             CMS ENTERPRISES COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2000
                                  (In Millions)


                                                     CMS          CMS          CMS                                CMS Gas
                                        CMS        Oil and    Generation    Resource        CMS         CMS         Trans.
                                    Enterprises    Gas Co.        Co.         Dev.         Land        MS & T     Company
                                    Company (3)    Consol.      Consol.        Co.        Company     Company      Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                     $    1       $  173       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital             5,601           93        1,932            4           21           204      2,039
     Currency translation               (242)           -         (185)           -            -            -         (24)
     Revaluation capital                  16            1           (7)           -            -            -           -
     Retained earnings                  (485)         139         (295)           3           (1)          13         (41)
                                      ------       ------       ------       ------       ------       ------      ------
                                       4,891          406        1,445            7           20          217       1,974
   Long-term debt                          -          144           13            -            -            -       1,272
   Non-current capital leases              -            3            -            -            -            -           2
                                      ------       ------       ------       ------       ------       ------      ------
                                       4,891          553        1,458            7           20          217       3,248
                                      ------       ------       ------       ------       ------       ------      ------
Minority Interests                         -            -           12            -            -            -          92
                                      ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                  -            -            -            -            -            -           6
   Current capital leases                  -            -            -            -            -            -           2
   Notes payable                          29            1          321            1            3          (81)         83
   Accounts payable                        7           94           56            1            -          410         236
   Accounts payable - related
     parties                              98            9           11            1            -           67          27
   Accrued interest                        -            3            1            -            -            -          33
   Accrued taxes                           -           11            6            2           (1)           7          (6)
   Other                                   6           26           30            -            -           32         194
                                      ------       ------       ------       ------       ------       ------      ------
                                         140          144          425            5            2          435         575
                                      ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits                 6            7            5            2            -            4          18
   Deferred income taxes                   8          (26)         (46)           -            3            3         177
   Deferred investment tax credit          -            -            1            -            -            -           -
   Other                                   2            4           10            -            -          366          75
                                      ------       ------       ------       ------       ------       ------      ------
                                          16          (15)         (30)           2            3          373         270
                                      ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                    $5,047       $  682       $1,865       $   14       $   25       $1,025      $4,185
                                      ======       ======       ======       ======       ======       ======      ======

                          (Continued on Following Page)

                             CMS ENTERPRISES COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)


                                        CMS         CMS                       CMS         Inter-          CMS
                                     Electric    Operating        CMS         Dist.      company      Enterprises
                                       & Gas      S.A. Co.      Capital       Power      Elimina-       Company
                                      Company     Consol.        Corp.         LLC        tions         Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                      $    -       $   36       $    -       $    -      $  (210)      $    -
     Other paid-in-capital                494          271           24            -       (5,088)       5,595
     Currency translation                 (28)           -            -            -          239         (240)
     Revaluation capital                    -            -            -            -            6           16
     Retained earnings                    (32)          12           15            1          186         (485)
                                       ------       ------       ------       ------      -------       ------
                                          434          319           39            1       (4,867)       4,886
   Long-term debt                           4           52          217            -          (62)       1,640
   Non-current capital leases               -            -            -            -            -            5
                                       ------       ------       ------       ------      -------       ------
                                          438          371          256            1       (4,929)       6,531
                                       ------       ------       ------       ------      -------       ------
Minority Interests                         58           11            -            -          (85)          88
                                       ------       ------       ------       ------      -------       ------
Current Liabilities
   Current portion of long-term
     debt                                   3            7            -            -            -           16
   Current capital leases                   -            -            -            -            -            2
   Notes payable                            5            -          357            -         (678)          41
   Accounts payable                        16           14            -            1          (42)         793
   Accounts payable - related
     parties                                1            -            -           15         (101)         128
   Accrued interest                         -            1            5            -           (2)          41
   Accrued taxes                           (3)           9            -            1            -           26
   Other                                   14           (1)           -            -            -          301
                                       ------       ------       ------       ------      -------       ------
                                           36           30          362           17         (823)       1,348
                                       ------       ------       ------       ------      -------       ------
Non-current Liabilities
   Postretirement benefits                  8            -            -            -            -           50
   Deferred income taxes                   (8)           6            -            -            -          117
   Deferred investment tax credit           -            -            -            -            -            1
   Other                                    1            -            -            -            -          458
                                       ------       ------       ------       ------      -------       ------
                                            1            6            -            -            -          626
                                       ------       ------       ------       ------      -------       ------
Total Stockholders' Equity
  and Liabilities                      $  533       $  418       $  618       $   18      $(5,837)      $8,593
                                       ======       ======       ======       ======      =======       ======

(3) Represents CMS Enterprises Company, CMS Capital Financial Services, Inc., Monarch Management Company, CMS Comercializadora de Energia S.A., CMS Energy Asia Private Limited, CMS Energy South America Company and CMS Energy UK Limited consolidated with CMS Oil and Gas Company, CMS Generation Company, CMS Land Company, CMS Distributed Power LLC, CMS Capital Corporation, CMS Marketing, Services and Trading Company, CMS Gas Transmission Company, CMS Operating S.A. Company, CMS Resource Development Company and CMS Electric and Gas Company included on the equity method of accounting.

                             CMS OIL AND GAS COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 2000
                                  (In Millions)



                                                    CMS        Explota-      CMS           CMS          CMS        CMS
                                        CMS         O&G      ciones CMS   Oil & Gas     Oil & Gas    Oil & Gas  Oil & Gas
                                     Oil and Gas   Alba       Oil & Gas     Int'l.        Congo      Venezuela   Interna.
                                     Company (4)    LDC           Co.        Ltd.          Ltd.         LDC     Co. Consol.
Plant and Property (Suc Efforts)
   Oil and gas properties             $  207       $   11       $   42       $    -       $   12       $   69      $  126
   Other                                   -            -            -            -            -            -           -
                                      ------       ------       ------       ------       ------       ------      ------
                                         207           11           42            -           12           69         126
   Less accumulated depreciation,
     depletion and amortization           76            2           23            -            2           26          27
                                      ------       ------       ------       ------       ------       ------      ------
                                         131            9           19            -           10           43          99
   Construction work-in-progress           -            -            -            -            -           -            -
                                      ------       ------       ------       ------       ------       ------      ------
                                         131            9           19            -           10           43          99
                                      ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                  414            -            -            -            -            -           -
   Other                                   -            -            -            -            -            -           -
                                      ------       ------       ------       ------       ------       ------      ------
                                         414            -            -            -            -            -           -
                                      ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                           1            1            1           19            3            -           7
   Accounts/notes receivable              24            1            1           38            1            8          49
   Materials and supplies                  -            -            3            -            1            1          10
   Deferred income taxes                  13            -            -            -            -            -           -
   Prepayments and other                   -            -            -            -            -            -           -
                                      ------       ------       ------       ------       ------       ------      ------
                                          38            2            5           57            5            9          66
                                      ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Postretirement benefits                 -            -            -            -            -            -           -
   Other                                   4            4            -            -           (3)           -           -
                                      ------       ------       ------       ------       ------       ------      ------
                                           4            4            -            -           (3)           -           -
                                      ------       ------       ------       ------       ------       ------      ------
Total Assets                          $  587       $   15       $   24       $   57       $   12       $   52      $  165
                                      ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                             CMS OIL AND GAS COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)



                                        CMS         CMS        Inter-         CMS
                                     Oil & Gas   Oil & Gas    company      Oil & Gas
                                       E.G.         E.G.      Elimina-      Company
                                       LDC          Ltd.       tions        Consol.
Plant and Property (Suc Efforts)
   Oil and gas properties              $    7       $  156       $    -       $  630
   Other                                    -            -            -            -
                                       ------       ------       ------       ------
                                            7          156            -          630
   Less accumulated depreciation,
     depletion and amortization             1            7            -          164
                                       ------       ------       ------       ------
                                            6          149            -          466
   Construction work-in-progress            -            -            -            -
                                       ------       ------       ------       ------
                                            6          149            -          466
                                       ------       ------       ------       ------
Investments
   Associated companies                     -            -         (414)           -
   Other                                    -            -            -            -
                                       ------       ------       ------       ------
                                            -            -         (414)           -
                                       ------       ------       ------       ------
Current Assets
   Cash and temporary cash
     investments                            -           15            -           47
   Accounts/notes receivable                1           18          (10)         131
   Materials and supplies                   -            5           (7)          13
   Deferred income taxes                    -            -            -           13
   Prepayments and other                    -            3            -            3
                                       ------       ------       ------       ------
                                            1           41          (17)         207
                                       ------       ------       ------       ------
Non-current Assets
   Postretirement benefits                  -            -            -            -
   Other                                    2            2            -            9
                                       ------       ------       ------       ------
                                            2            2            -            9
                                       ------       ------       ------       ------
Total Assets                           $    9       $  192       $ (431)      $  682
                                       ======       ======       ======       ======

(4) Represents CMS Oil and Gas Company consolidated with CMS Oil and Gas International Company included on the equity method of accounting.

                             CMS OIL AND GAS COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2000
                                  (In Millions)



                                                     CMS        Explota-       CMS           CMS         CMS         CMS
                                        CMS          O&G       ciones CMS   Oil & Gas     Oil & Gas   Oil & Gas   Oil & Gas
                                    Oil and Gas     Alba      Oil and Gas     Int'l.        Congo     Venezuela    Interna.
                                    Company (4)      LDC           Co.         Ltd.          Ltd.        LDC      Co. Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                     $  173       $    -       $    -       $    1       $    -       $    -      $    -
     Other paid-in-capital                93            9           56           76            8           29          94
     Revaluation capital                   1            -            -            -            -            -           -
     Retained earnings                   143            5          (27)          11            5           12          32
                                      ------       ------       ------       ------       ------       ------      ------
                                         410           14           29           88           13           41         126
   Long-term debt                        144            -            -            -            -            -           -
   Non-current capital leases              -            -            -            -            -            -           -
                                      ------       ------       ------       ------       ------       ------      ------
                                         554           14           29           88           13           41         126
                                      ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                  -            -            -            -            -            -           -
   Notes payable                           -            -            1            2            -            -           -
   Accounts payable                       34            -            -           11            -            3          19
   Accounts payable - related
     parties                              14            -            -          (44)          (1)           -          (5)
   Accrued interest                        3            -            -            -            -            -           -
   Accrued taxes                           3            -            1            -            -            9          (2)
   Other                                   1            -            -            -            -            -          21
                                      ------       ------       ------       ------       ------       ------      ------
                                          55            -            2          (31)          (1)          12          33
                                      ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits                 7            -            -            -            -            -           -
   Deferred income taxes                 (29)           -           (7)           -            -           (1)          3
   Deferred investment tax credit          -            -            -            -            -            -           -
   Other                                   -            1            -            -            -            -           3
                                      ------       ------       ------       ------       ------       ------      ------
                                         (22)           1           (7)           -            -           (1)          6
                                      ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
  and Liabilities                     $  587       $   15       $   24       $   57       $   12       $   52      $  165
                                      ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                             CMS OIL AND GAS COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)



                                        CMS          CMS           CMS       Inter-         CMS
                                     Oil & Gas    Oil & Gas    Oil & Gas    company      Oil & Gas
                                        E.G.         E.G.       Pipeline    Elimina-      Company
                                        LDC          Ltd.          Co.        tions       Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                     $    -       $    -       $    -       $   (1)      $  173
     Other paid-in-capital                 6           63           (1)        (340           93
     Revaluation capital                   -            -            -            -            1
     Retained earnings                     3           32            1          (78)         139
                                      ------       ------       ------       ------       ------
                                           9           95            -         (419)         406
   Long-term debt                          -            -            -            -          144
   Non-current capital leases              -            3            -            -            3
                                      ------       ------       ------       ------       ------
                                           9           98            -         (419)         553
                                      ------       ------       ------       ------       ------
Current Liabilities
   Current portion of long-term
     debt                                  -            -            -            -            -
   Notes payable                           -            5            -           (7)           1
   Accounts payable                        -           29            -           (2)          94
   Accounts payable - related
     parties                               -           45            -            -            9
   Accrued interest                        -            -            -            -            3
   Accrued taxes                           -            -            -            -           11
   Other                                   -            4            -            -           26
                                      ------       ------       ------       ------       ------
                                           -           83            -           (9)         144
                                      ------       ------       ------       ------       ------
Non-current Liabilities
   Postretirement benefits                 -            -            -            -            7
   Deferred income taxes                   -           11            -           (3)         (26)
   Deferred investment tax credit          -            -            -            -            -
   Other                                   -            -            -            -            4
                                      ------       ------       ------       ------       ------
                                           -           11            -           (3)         (15)
                                      ------       ------       ------       ------       ------
Total Stockholders' Equity
  and Liabilities                     $    9       $  192       $    -       $ (431)      $  682
                                      ======       ======       ======       ======       ======

(4) Represents CMS Oil and Gas Company consolidated with CMS Oil and Gas International Company included on the equity method of accounting.

                      CMS OIL AND GAS INTERNATIONAL COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 2000
                                  (In Millions)



                                      CMS      CMS NOMECO    CMS Oil &        CMS         Inter-       CMS
                                  Oil & Gas       Int'l      Gas Int'l    Oil & Gas      company    Oil & Gas
                                    Int'l      Congo Hld.,    Tunisia,     Cameroon,     Elimina-     Int'l
                                   Co. (5)        Inc.          Inc.          Ltd.        tions    Co. Consol.
Plant and Property (Suc Efforts)
   Oil and gas properties           $    1       $   89       $   34       $    2       $    -       $  126
   Other                                 -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                         1           89           34            2            -          126
   Less accumulated depreciation,
     depletion and amortization          1           22            4            -            -           27
                                    ------       ------       ------       ------       ------       ------
                                         -           67           30            2            -           99
   Construction work-in-progress         -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------
                                         -           67           30            2            -           99
                                    ------       ------       ------       ------       ------       ------
Investments
   Associated companies                 57            -            -            -          (57)           -
   Other                                 -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                        57            -            -            -          (57)           -
                                    ------       ------       ------       ------       ------       ------
Current Assets
   Cash and temporary cash
     investments                         1            3            2            1            -            7
   Accounts/notes receivable            73           34           17            1          (76)          49
   Materials and supplies                -            7            2            1            -           10
   Prepayments and other                 -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                        74           44           21            3          (76)          66
                                    ------       ------       ------       ------       ------       ------
Non-current Assets
   Postretirement benefits               -            -            -            -            -            -
   Other                                 -           (2)           2            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                         -           (2)           2            -            -            -
                                    ------       ------       ------       ------       ------       ------
Total Assets                        $  131       $  109       $   53       $    5       $ (133)      $  165
                                    ======       ======       ======       ======       ======       ======

(5) Represents CMS Oil and Gas International Company and CMS Oil and Gas International Transportation Company consolidated.

                      CMS OIL AND GAS INTERNATIONAL COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2000
                                  (In Millions)



                                      CMS      CMS NOMECO    CMS OIl &         CMS        Inter         CMS
                                  Oil & Gas       Int'l      Gas Int'l     Oil & Gas     company     Oil & Gas
                                     Int'l     Congo Hld.,    Tunisia,      Cameroon,    Elimina-      Int'l.
                                    Co. (5)       Inc.          Inc.           Inc.       tions     Co. Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -
     Other paid-in-capital             100           17            7            -          (30)          94
     Retained earnings                  25           23           12           (1)         (27)          32
                                    ------       ------       ------       ------       ------       ------
                                       125           40           19           (1)         (57)         126
   Long-term debt                        -            -            -            -            -            -
   Non-current capital leases            -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                       125           40           19           (1)         (57)         126
                                    ------       ------       ------       ------       ------       ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -
   Notes payable                         -            -            -            -            -            -
   Accounts payable                      -           17            1            1            -           19
   Accounts payable - related
     parties                             5           33           28            5          (76)          (5)
   Accrued interest                      -            -            -            -            -            -
   Accrued taxes                         -           (2)           -            -            -           (2)
   Other                                 1           19            1            -            -           21
                                    ------       ------       ------       ------       ------       ------
                                         6           67           30            6          (76)          33
                                    ------       ------       ------       ------       ------       ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -
   Deferred income taxes                 -            2            1            -            -            3
   Deferred investment tax credit        -            -            -            -            -            -
   Other                                 -            -            3            -            -            3
                                    ------       ------       ------       ------       ------       ------
                                         -            2            4            -            -            6
                                    ------       ------       ------       ------       ------       ------
Total Stockholders' Equity
   and Liabilities                  $  131       $  109       $   53       $    5       $ (133)      $  165
                                    ======       ======       ======       ======       ======       ======

(5) Represents CMS Oil and Gas International Company and CMS Oil and Gas International Transportation Company consolidated.

                             CMS GENERATION COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 2000
                                  (In Millions)



                                                   CMSG        CMSG                      CMSG                      CMSG
                                       CMS        Honey        Filer        CMSG       Grayling       CMSG         Filer
                                   Generation      Lake        City,      Grayling     Holdings    Operating    City Oper.
                                     Co. (6)     Company        Inc.       Company     Company      Company      Company
Plant and Property (At Cost)
  Independent power production      $    -       $    -       $    -       $    -       $    -       $    -      $    -
   Less accumulated depreciation,
     depletion and amortization          -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
   Construction work-in-progress         1            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         1            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies              1,203            -            -            -            -            -           -
   Other                                44           32           18            1            7            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                     1,247           32           18            1            7            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         1            -            -            -            -            -           1
   Accounts/notes receivable            40            1            -            -            -           11           2
   Materials and supplies                1            -            -            -            -            -           -
   Generating plant fuel stock           -            -            -            -            -            -           -
   Deferred income taxes                 4            -            -            -            -            -           -
   Prepayments and other                 2            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        48            1            -            -            -           11           3
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Goodwill, net                         -            -            -            -            -            -           -
   Postretirement benefits               -            -            -            -            -            -           -
   Other                               122            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       122            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $1,418       $   33       $   18       $    1       $    7       $   11      $    3
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)



                                    Dearborn                                 Mid-         CMSG         CMSG      HYDRA-CO
                                     Indust.        CMS        CMSG        Michigan      Invest.     Michigan     Enter-
                                   Generation   Generation  Recycling     Recycling       Co. I        Power      prises
                                       LLC          S.A.     Company         LLC         Consol.        LLC       Consol.
Plant and Property (At Cost)
  Independent power production      $    -       $    -       $    -       $    3       $    -       $   77      $    1
   Less accumulated depreciation,
     depletion and amortization          -            -            -            2            -            4           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            1            -           73           1
   Construction work-in-progress       383            -            -            -            -           -            -
                                    ------       ------       ------       ------       ------       ------      ------
                                       383            -            -            1            -           73           1
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                  -            -            2            -            -            -           -
   Other                                 -           38            -            -          686            -          57
                                    ------       ------       ------       ------       ------       ------      ------
                                         -           38            2            -          686            -          57
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                        (3)           -            -            -           17            1           -
   Accounts/notes receivable            45            1            -            4           53            1           7
   Materials and supplies                -            -            -            -            -            -           -
   Generating plant fuel stock           -            -            -            -            -            -           -
   Deferred income taxes                 -            -            -            -            -            -           -
   Prepayments and other                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        42            1            -            4           70            2           7
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Goodwill, net                         -            -            -            -           13            -           -
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                14            -            -            -          106            -          11
                                    ------       ------       ------       ------       ------       ------      ------
                                        14            -            -            -          119            -          11
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $  439       $   39       $    2       $    5       $  875       $   75      $   76
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)


                                                                           CMS         Oxford/      CMSG     Dearborn
                                      CMSG        CMSG       CMSG         Int'l.         CMS       Invest.   Generation
                                    Holdings    Altoona   Chateaugay    Operating    Development   Company   Operating
                                    Company     Company       Co.           Co.          L.P.        III        LLC
Plant and Property (At Cost)
  Independent power production      $    -       $    -       $    -       $    -       $    2       $    -     $     -
   Less accumulated depreciation,
     depletion and amortization          -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            2            -           -
   Construction work-in-progress         -            -            -            -            -            -           1
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            2            -           1
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                  -            -            -            -            -            -           -
   Other                                 5            -            -            -            7           29           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         5            -            -            -            7           29           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         -            -            -            1            -            -          (1)
   Accounts/notes receivable             1           47            1           12            -            4          22
   Materials and supplies                -            -            -            -            -            -           -
   Generating plant fuel stock           -            -            -            -            -            -           -
   Deferred income taxes                 -            -            -            -            -            -           -
   Prepayments and other                 -            -            -            1            -            3           2
                                    ------       ------       ------       ------       ------       ------      ------
                                         1           47            1           14            -            7          23
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Goodwill, net                         -            -            -            -            -            -           -
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $    6       $   47       $    1       $   14       $    9       $   36      $   24
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)


                                                  Inter-        CMS
                                      CMSG       company    Generation
                                    Genesee      Elimina-     Company
                                       Co.        tions       Consol.
Plant and Property (At Cost)
  Independent power production      $    -      $     -       $   83
   Less accumulated depreciation,
     depletion and amortization          -            -            6
                                    ------      -------       ------
                                         -            -           77
   Construction work-in-progress         -            -          385
                                    ------      -------       ------
                                         -            -          462
                                    ------      -------       ------
Investments
   Associated companies                  -       (1,205)           -
   Other                                 -            -          924
                                    ------      -------       ------
                                         -       (1,205)         924
                                    ------      -------       ------
Current Assets
   Cash and temporary cash
     investments                         -            -           17
   Accounts/notes receivable             1          (70)         183
   Materials and supplies                -            -            1
   Generating plant fuel stock           -            -            -
   Deferred income taxes                 -            -            4
   Prepayments and other                 -            -            8
                                    ------      -------       ------
                                         1          (70)         213
                                    ------      -------       ------
Non-current Assets
   Goodwill, net                         -            -           13
   Postretirement benefits               -            -            -
   Other                                 -            -          253
                                    ------      -------       ------
                                         -            -          266
                                    ------      -------       ------
Total Assets                        $    1      $(1,275)      $1,865
                                    ======      =======       ======

(6) Represents CMS Generation Company, CMSG Mon Valley Company, CMSG Lyonsdale Company, CMSG Montreal Company, CMS Jorf Lasfar III LDC, CMS Centrales Termicas S.A. and Taweelah A2 Operating Company consolidated with HYDRA-CO Enterprises, Inc., and CMSG Investment Company I included on the equity method of accounting.

                             CMS GENERATION COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2000
                                  (In Millions)



                                                    CMSG          CMSG                    CMSG                    CMSG
                                      CMS          Honey         Filer       CMSG       Grayling      CMSG        Filer
                                  Generation        Lake         City,     Grayling     Holdings   Operating   City Oper.
                                    Co. (6)       Company         Inc.      Company      Company    Company      Company
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    1      $    -
     Other paid-in-capital           1,934           10            6            4            7            3           1
     Currency translation             (185)           -            -            -            -            -           -
     Revaluation capital                (7)           -            -            -            -            -           -
     Retained earnings                (294)          11            8           (4)          (6)           2           -
                                    ------       ------       ------       ------       ------       ------      ------
                                     1,448           21           14            -            1            6           1
   Long-term debt                       13            -            -            -            -            -           -
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                     1,461           21           14            -            1            6           1
                                    ------       ------       ------       ------       ------       ------      ------
Minority Interests                       -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -           -
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                        26            -            -            -            -            3           1
   Accounts payable                     11            -            -            1            -            -           1
   Accounts payable - related
     parties                             5            -            -            -            -            -           -
   Accrued interest                      1            -            -            -            -            -           -
   Accrued taxes                       (16)           3            -            -            -            1           -
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        27            3            -            1            -            4           2
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               3            -            -            -            -            2           -
   Deferred income taxes               (73)           8            4            -            6           (1)          -
   Deferred investment tax credit        -            1            -            -            -            -           -
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       (70)           9            4            -            6            1           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $1,418       $   33       $   18       $    1       $    7       $   11      $    3
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                             CMS GENERATION COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)



                                   Dearborn                                 Mid-          CMSG         CMSG      HYDRA-CO
                                    Indust.        CMS          CMSG      Michigan      Inv. Co.     Michigan     Enter-
                                  Generation   Generation    Recycling   Recycling         I           Power      prises
                                      LLC          S.A.       Company        LLC         Consol.        LLC       Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital             129           45            3            4        1,117           75         185
     Currency translation                -            -            -            -         (181)           -           -
     Revaluation capital                 -            -            -            -            -            -           -
     Retained earnings                   7           (6)          (1)           -         (168)           1        (152)
                                    ------       ------       ------       ------       ------       ------      ------
                                       136           39            2            4          768           76          33
   Long-term debt                        -            -            -            -            -            -           -
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       136           39            2            4          768           76          33
                                    ------       ------       ------       ------       ------       ------      ------
Minority Interests                       -            -            -            -           12            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -           -
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                       266            -            -            -           41           (4)          9
   Accounts payable                      1            -            -            1           33            1          10
   Accounts payable - related
     parties                            12            -            -            -           12            -           -
   Accrued interest                      -            -            -            -            6            -           -
   Accrued taxes                         -            -            -            -            4            -          10
   Other                                24            -            -            -            -            2           2
                                    ------       ------       ------       ------       ------       ------      ------
                                       303            -            -            1           96           (1)         31
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -           -
   Deferred income taxes                 -            -            -            -           (1)           -           7
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 -            -            -            -            -            -           5
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -           (1)           -          12
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $  439       $   39       $    2       $    5       $  875       $   75      $   76
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                             CMS GENERATION COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)


                                                                             CMS       Oxford/       CMSG      Dearborn
                                      CMSG          CMSG       CMSG         Int'l.       CMS        Invest.   Generation
                                    Holdings      Altoona   Chateaugay    Operating  Development    Company    Operating
                                    Company       Company       Co.           Co.        L.P.         III         LLC
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital              12           39            -            2           41           34           4
     Currency translation                -            -            -           (1)           -           (4)          -
     Revaluation capital                 -            -            -            -            -            -           -
     Retained earnings                 (12)           6            -            7          (32)           2           1
                                    ------       ------       ------       ------       ------       ------      ------
                                         -           45            -            8            9           32           5
   Long-term debt                        -            -            -            -            -            -           -
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------      -------       ------      ------
                                         -           45            -            8            9           32           5
                                    ------       ------       ------       ------       ------       ------      ------
Minority Interests                       -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -           -
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                         -            2            -            -            -            -          18
   Accounts payable                      -            -            -            3            -            -           1
   Accounts payable - related
     parties                             -            -            -            -            -            -           -
   Accrued interest                      -            -            -            -            -            -           -
   Accrued taxes                        (1)           -            -            2            -            3           -
   Other                                 -            -            1            1            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        (1)           2            1            6            -            3          19
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -           -
   Deferred income taxes                 2            -            -            -            -            1           -
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 5            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         7            -            -            -            -            1           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $    6       $   47       $    1       $   14       $    9       $   36      $   24
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                             CMS GENERATION COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)


                                                Inter-        CMS
                                    CMSG       company     Generation
                                  Genesee      Elimina-     Company
                                     Co.         tions       Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -      $    (1)      $    -
     Other paid-in-capital               -       (1,723)       1,932
     Currency translation                -          186         (185)
     Revaluation capital                 -            -           (7)
     Retained earnings                   -          335         (295)
                                    ------      -------       ------
                                         -       (1,203)       1,445
   Long-term debt                        -            -           13
   Non-current capital leases            -            -            -
                                    ------      -------       ------
                                         -       (1,203)       1,458
                                    ------      -------       ------
Minority Interests                       -            -           12
                                    ------      -------       ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -
   Current capital leases                -            -            -
   Notes payable                         -          (41)         321
   Accounts payable                      -           (7)          56
   Accounts payable - related
     parties                             -          (18)          11
   Accrued interest                      -           (6)           1
   Accrued taxes                         -            -            6
   Other                                 -            -           30
                                    ------      -------       ------
                                         -          (72)         425
                                    ------      -------       ------
Non-current Liabilities
   Postretirement benefits               -            -            5
   Deferred income taxes                 1            -          (46)
   Deferred investment tax credit        -            -            1
   Other                                 -            -           10
                                    ------      -------       ------
                                         1            -          (30)
                                    ------      -------       ------
Total Stockholders' Equity
   and Liabilities                  $    1      $(1,275)      $1,865
                                    ======      =======       ======

(6) Represents CMS Generation Company, CMSG Mon Valley Company, CMSG Lyonsdale Company, CMSG Montreal Company, CMS Jorf Lasfar III LDC, CMS Centrales Termicas S.A. and Taweelah A2 Operating Company consolidated with HYDRA-CO Enterprises, Inc. and CMSG Investment Company I included on the equity method of accounting.

                           HYDRA-CO ENTERPRISES, INC.
                      Consolidating Balance Sheet - Assets
                                December 31, 2000
                                  (In Millions)



                                HYDRO-CO         CMS                       New                       HCE          HCE
                                 Enter-      Generation       HCE         Bern           HCE       Rockfort    Imperial
                                 prises       Oper. Co.   Appomattox     Energy        Hudson,      Diesel,     Valley
                                Inc. (7)          II          Inc.      Rec. Inc.        Inc.        Inc.         Inc.

Plant and Property (At Cost)
  Independent power production      $    -       $    1       $    -       $    -       $    -       $    -      $    -
  Less accumulated depreciation,
    depletion and amortization           -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            1            -            -            -            -           -
   Construction work-in-progress         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            1            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                 29            -            -            -            -            -           -
   Other                                32            -            1            2            -           22           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        61            -            1            2            -           22           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         -            -            -            -            -            -           -
   Accounts receivable                  (2)           3            1            -            1            -           -
   Materials and supplies                -            -            -            -            -            -           -
   Prepayments and other                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        (2)           3            1            -            1            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                10            1            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        10            1            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $   69       $    5       $    2       $    2       $    1       $   22      $    -
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                           HYDRA-CO ENTERPRISES, INC.
                      Consolidating Balance Sheet - Assets
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)



                                                Inter-      HYDRA-CO
                                   CMSG        company       Enter-
                                 Stratton      Elimina-      prises
                                    Co.         tions        Consol.
Plant and Property (At Cost)
  Independent power production      $    -       $    -       $    1
   Less accumulated depreciation,
     depletion and amortization          -            -            -
                                    ------       ------       ------
                                         -            -            1
   Construction work-in-progress         -            -            -
                                    ------       ------       ------
                                         -            -            1
                                    ------       ------       ------
Investments
   Associated companies                  -          (29)           -
   Other                                 -            -           57
                                    ------       ------       ------
                                         -          (29)          57
                                    ------       ------       ------
Current Assets
   Cash and temporary cash
     investments                         -            -            -
   Accounts receivable                   4            -            7
   Materials and supplies                -            -            -
   Prepayments and other                 -            -            -
                                    ------       ------       ------
                                         4            -            7
                                    ------       ------       ------
Non-current Assets
   Postretirement benefits               -            -            -
   Other                                 -            -           11
                                    ------       ------       ------
                                         -            -           11
                                    ------       ------       ------
Total Assets                        $    4       $  (29)      $   76
                                    ======       ======       ======

(7) Represents HYDRA-CO Enterprises, Inc., HCE-Biopower, Inc., HCO-Jamaica, Inc. and HCE-Jamaica Development, Inc. consolidated.

                           HYDRO-CO ENTERPRISES, INC.
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2000
                                  (In Millions)



                                 HYDRO-CO        CMS                       New                       HCE          HCE
                                  Enter-     Generation       HCE         Bern           HCE       Rockfort    Imperial
                                  prises      Oper. Co.   Appomattox     Energy        Hudson,      Diesel,     Valley
                                 Inc. (7)         II          Inc.      Rec. Inc.        Inc.        Inc.         Inc.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital             185            4            2            1           (5)          19           2
     Currency translation                -            -            -            -            -            -           -
     Revaluation capital                 -            -            -            -            -            -           -
     Retained earnings                (151)          (1)           -            1            6            -          (2)
                                    ------       ------       ------       ------       ------       ------      ------
                                        34            3            2            2            1           19           -
   Long-term debt                        -            -            -            -            -            -           -
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        34            3            2            2            1           19           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -           -
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                         9            -            -            -            -            -           -
   Accounts payable                      8            1            -            -            -            -           -
   Accounts payable - related
     parties                             -            -            -            -            -            -           -
   Accrued interest                      -            -            -            -            -            -           -
   Accrued taxes                         8            1            -            -            -            -           -
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        25            2            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -           -
   Deferred income taxes                 5            -            -            -            -            3           -
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 5            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        10            -            -            -            -            3           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $   69       $    5       $    2       $    2       $    1       $   22      $    -
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                           HYDRO-CO ENTERPRISES, INC.
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)



                                                Inter-      HYDRA-CO
                                   CMSG        company       Enter-
                                 Stratton      Elimina-      prises
                                    Co.         tions        Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -
     Other paid-in-capital              20          (43)         185
     Currency translation                -            -            -
     Revaluation capital                 -            -            -
     Retained earnings                 (18)          13         (152)
                                    ------       ------       ------
                                         2          (30)          33
   Long-term debt                        -            -            -
   Non-current capital leases            -            -            -
                                    ------       ------       ------
                                         2          (30)          33
                                    ------       ------       ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -
   Current capital leases                -            -            -
   Notes payable                         -            -            9
   Accounts payable                      -            1           10
   Accounts payable - related
     parties                             -            -            -
   Accrued interest                      -            -            -
   Accrued taxes                         1            -           10
   Other                                 2            -            2
                                    ------       ------       ------
                                         3            1           31
                                    ------       ------       ------
Non-current Liabilities
   Postretirement benefits               -            -            -
   Deferred income taxes                (1)           -            7
   Deferred investment tax credit        -            -            -
   Other                                 -            -            5
                                    ------       ------       ------
                                        (1)           -           12
                                    ------       ------       ------
Total Stockholders' Equity
   and Liabilities                  $    4       $  (29)      $   76
                                    ======       ======       ======

(7) Represents HYDRA-CO Enterprises, Inc., HCE-Biopower, Inc., HCO-Jamaica, Inc. and HCE-Jamaica Development, Inc. consolidated.

                       CMS GENERATION INVESTMENT COMPANY I
                      Consolidating Balance Sheet - Assets
                                December 31, 2000
                                  (In Millions)



                                                 CMSG                                   CMSG         CMSG       Jorf
                                   CMSG        Jeguru-        CMSG         CMSG       Loy Yang     Loy Yang    Lasfar
                                 Inv. Co.        padu      Pinamucan       Cebu       Holdings     Holdings   Handels-
                                  I (8)       I/II LDC        LDC           LDC        1 Ltd.       2 Ltd.    bolag HB
Plant and Property (At Cost)
  Independent power production      $    -       $    -       $    -       $    -       $    -       $    -      $    -
   Less accumulated depreciation,
     depletion and amortization          -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
   Construction work-in-progress         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                247            -            -            -            -            -           -
   Other                               217            7            -           13            -            -          14
                                    ------       ------       ------       ------       ------       ------      ------
                                       464            7            -           13            -            -          14
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         2            1            -            8            -            -           -
   Accounts receivable                 344            -            9           (3)           -            9           -
   Materials and supplies                -            -            -            -            -            -           -
   Deferred income taxes                 -            -            -            -            -            -           -
   Prepayments and other                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       346            1            9            5            -            9           -
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Goodwill, net                        13            -            -            -            -            -           -
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        13            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $  823       $    8       $    9       $   18       $    -       $    9      $   14
                                    ======       ======       ======       ======       ======       ======      ======



                          (Continued on Following Page)

                       CMS GENERATION INVESTMENT COMPANY I
                      Consolidating Balance Sheet - Assets
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)



                                  Jorf          Jorf                                               Inter-       CMSG
                                 Lasfar        Lasfar        CMSG        Takoradi                 company    Investment
                                Energia-         PE        Taweelah       Int'l       Monetize    Elimina-      Co. I
                               ktiebolag       Aktie.        Ltd.        Company         Ltd.       tions      Consol.
Plant and Property (At Cost)
  Independent power production      $    -       $    -       $    -       $    -       $    -       $    -      $    -
   Less accumulated depreciation,
     depletion and amortization          -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
   Construction work-in-progress         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                  -            -            -            -            -         (247)          -
   Other                               170          157           75            -           33            -         686
                                    ------       ------       ------       ------       ------       ------      ------
                                       170          157           75            -           33         (247)        686
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         -            -            -            6            -            -          17
   Accounts receivable                   -            -            -           19            -         (325)         53
   Materials and supplies                -            -            -            -            -            -           -
   Deferred income taxes                 -            -            -            -            -            -           -
   Prepayments and other                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -           25            -         (325)         70
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Goodwill, net                         -            -            -            -            -            -          13
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                 -            -            -          106            -            -         106
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -          106            -            -         119
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $  170       $  157       $   75       $  131       $   33       $ (572)     $  875
                                    ======       ======       ======       ======       ======       ======      ======

(8) Represents CMSG Investment Company I, CMSG Investment Company II and CMSG Investment Company IV consolidated.

                       CMS GENERATION INVESTMENT COMPANY I
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2000
                                  (In Millions)



                                                 CMSG                                   CMSG        CMSG        Jorf
                                   CMSG        Jeguru-        CMSG         CMSG       Loy Yang    Loy Yang     Lasfar
                                 Inv. Co.        padu      Pinamucan       Cebu       Holdings    Holdings    Handels-
                                  I (8)        I/II LDC       LDC           LDC         1 Ltd.     2 Ltd.     bolag HB
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    1       $   16       $    -       $    -      $    -
     Other paid-in-capital           1,117            -            -            1          141          142           8
     Currency translation             (181)           -            -           (9)         (84)         (84)          -
     Revaluation capital                 -            -            -            -            -            -           -
     Retained earnings                (168)           -           (5)           7         (215)        (219)          3
                                    ------       ------       ------       ------       ------       ------      ------
                                       768            -           (4)           15        (158)        (161)         11
   Long-term debt                        -            -            -            -            -            -           -
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       768            -           (4)          15         (158)        (161)         11
                                    ------       ------       ------       ------       ------       ------      ------
Minority Interests                       -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -           -
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                        41            8            -            -          157          158           -
   Accounts payable                      9            -           14            1            2            3           -
   Accounts payable - related
     parties                             -            -           (1)           2            -            9           3
   Accrued interest                      6            -            -            -            -            -           -
   Accrued taxes                         -            -            -            -           (1)           -           -
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        56            8           13            3          158          170           3
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -           -
   Deferred income taxes                (1)           -            -            -            -            -           -
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        (1)           -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $  823       $    8       $    9       $   18       $    -       $    9      $   14
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                       CMS GENERATION INVESTMENT COMPANY I
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)



                                   Jorf          Jorf                                               Inter-      CMSG
                                  Lasfar        Lasfar        CMSG     Takoradi                    company   Investment
                                 Energia-         PE        Taweelah     Int'l        Monetize     Elimina-     Co. I
                                ktiebolag       Aktie.        Ltd.      Company          Ltd.       tions      Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $  (17)     $    -
     Other paid-in-capital              97           89           74           99           29         (680)      1,117
     Currency translation                -            -            -            -           (3)         180        (181)
     Revaluation capital                 -            -            -            -            -            -           -
     Retained earnings                  73           68            1           10            7          270        (168)
                                    ------       ------       ------       ------       ------       ------      ------
                                       170          157           75          109           33         (247)        768
   Long-term debt                        -            -            -            -            -            -           -
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       170          157           75          109           33         (247)        768
                                    ------       ------       ------       ------       ------       ------      ------
Minority Interests                       -            -            -           12            -            -          12
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -           -
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                         -            -            -            -            -         (323)         41
   Accounts payable                      -            -            -            5            -           (1)         33
   Accounts payable - related
     parties                             -            -            -            -            -           (1)         12
   Accrued interest                      -            -            -            -            -            -           6
   Accrued taxes                         -            -            -            5            -            -           4
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -           10            -         (325)         96
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -           -
   Deferred income taxes                 -            -            -            -            -            -          (1)
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -          (1)
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $  170       $  157       $   75       $  131       $   33       $ (572)     $  875
                                    ======       ======       ======       ======       ======       ======      ======

(8) Represents CMSG Investment Company I, CMSG Investment Company II and CMSG Investment Company IV consolidated.

                          CMS GAS TRANSMISSION COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 2000
                                  (In Millions)




                                                              CMS          CMS       CMS Gas         CMS        CMS
                                 CMS Gas         CMS        Saginaw      Saginaw   Transmission      Gas      Jackson
                              Transmission     Antrim         Bay        Bay Lat.    del Sur      Argentina  Pipeline
                               Company (9)     Company      Company      Company     Company       Company    Company
Plant and Property (At Cost)
   Natural gas transmission         $    3       $   53       $   24       $    -       $    -       $    -      $   11
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         3           53           24            -            -            -          11
   Less accumulated depreciation,
     depletion and amortization          -           15            1            -            -            -           3
                                    ------       ------       ------       ------       ------       ------      ------
                                         3           38           23            -            -            -           8
   Construction work-in-progress         3            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         6           38           23            -            -            -           8
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies              1,840            -            -            -            -            -           -
   Other                                89            -            -            -          159          166           -
                                    ------       ------       ------       ------       ------       ------      ------
                                     1,929            -            -            -          159          166           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         -            -            -            -            -            -           1
   Accounts/notes receivable             7            4            1            1            -            2           -
   Gas in underground storage            3            -            -            -            -            -           -
   Materials and supplies                -            -            -            -            -            -           -
   Deferred income taxes                (2)           -            -            -            -            -           -
   Prepayments and other                 2            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        10            4            1            1            -            2           1
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Goodwill, net                         -            -            -            -            -           42           -
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                63            -            -            -            1            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        63            -            -            -            1           42           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $2,008       $   42       $   24       $    1       $  160       $  210      $    9
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                          CMS GAS TRANSMISSION COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)



                                   CMS       Panhandle       CMS                     CMS Gas     CMS Gold-       CMS
                                Marysville    Eastern       Field       Tristate    Trans. of    fields GT   Grand Lacs
                               Gas Liquids   Pipe Line    Services      Pipeline    Australia    Aust. Pty.    Holding
                                 Company    Co. Consol.  Co. Consol.       LLC        Trust         Ltd.       Company
Plant and Property (At Cost)
   Natural gas transmission         $   45       $1,679       $  303       $    -       $   45       $    -      $   29
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        45        1,679          303            -           45            -          29
   Less accumulated depreciation,
     depletion and amortization         42           99           32            -            7            -           7
                                    ------       ------       ------       ------       ------       ------      ------
                                         3        1,580          271            -           38            -          22
   Construction work-in-progress         -           20           48            7            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         3        1,600          319            7           38            -          22
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                  -            -            -            -            -            -           -
   Other                                 6            7            3            -            -           61           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         6            7            3            -            -           61           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                        (1)           -           (1)           -            1            2           -
   Accounts/notes receivable            15          302          175            -           92            -           1
   Gas in underground storage            -            -            -            -            -            -           -
   Materials and supplies                -           21            8            -            -            -           -
   Deferred income taxes                 -           12            -            -            -            -           -
   Prepayments and other                 -           92            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        14          427          182            -           93            2           1
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Goodwill, net                        17          754            -            -            -            -           -
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                 -           18            1            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        17          772            1            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $   40       $2,806       $  505       $    7       $  131       $   63      $   23
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                          CMS GAS TRANSMISSION COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)


                                   Grand        Inter-      CMS Gas
                                    Lacs       company        Tran.
                                  Limited      Elimina-     Company
                                    Part.       tions       Consol.
Plant and Property (At Cost)
   Natural gas transmission         $    -      $     -       $2,192
   Other                                 -            -            -
                                    ------      -------       ------
                                         -            -        2,192
   Less accumulated depreciation,
     depletion and amortization          -            -          206
                                    ------      -------       ------
                                         -            -        1,986
   Construction work-in-progress         -            -           78
                                    ------      -------       ------
                                         -            -        2,064
                                    ------      -------       ------
Investments
   Associated companies                  -       (1,840)           -
   Other                                 -            -          491
                                    ------      -------       ------
                                         -       (1,840)         491
                                    ------      -------       ------
Current Assets
   Cash and temporary cash
     investments                         -            -            2
   Accounts/notes receivable             -           (4)         596
   Gas in underground storage            -            -            3
   Materials and supplies                -            -           29
   Deferred income taxes                 -            -           10
   Prepayments and other                 -            -           94
                                    ------      -------       ------
                                         -           (4)         734
                                    ------      -------       ------
Non-current Assets
   Goodwill, net                         -            -          813
   Postretirement benefits               -            -            -
   Other                                 -            -           83
                                    ------      -------       ------
                                         -            -          896
                                    ------      -------       ------
Total Assets                        $    -      $(1,844)      $4,185
                                    ======      =======       ======

(9) Represents CMS Gas Transmission Company and Western Australia Gas Transmission Company I consolidated with CMS Field Services, Inc. and Panhandle Eastern Pipe Line Company included on the equity method of accounting.

                          CMS GAS TRANSMISSION COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2000
                                  (In Millions)



                                                               CMS         CMS       CMS Gas         CMS         CMS
                                 CMS Gas         CMS         Saginaw     Saginaw   Transmission      Gas       Jackson
                              Transmission     Antrim          Bay       Bay Lat.    del Sur      Argentina   Pipeline
                               Company (9)     Company       Company     Company     Company       Company     Company
Capitalization
   Common Stockholders' Equity
     Common stock                   $    1       $    -       $    -       $    -       $  163       $    4      $    -
     Other paid-in-capital           2,037            -           23            3            -          164           2
     Currency translation              (24)           -            -            -            -            -           -
     Retained earnings                 (40)           -           (1)          (3)          (3)          42           -
                                    ------       ------       ------       ------       ------       ------      ------
                                     1,974            -           22            -          160          210           2
   Long-term debt                        -           27            -            -            -            -           3
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                     1,974           27           22            -          160          210           5
                                    ------       ------       ------       ------       ------       ------      ------
Minority Interests                       -            -            -            -            -            -           1
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            6            -            -            -            -           -
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                        18            -            -            -            -            -           -
   Accounts payable                      1            -            -            -            -            -           1
   Accounts payable - related
     parties                             1            -            -            -            -            -           -
   Accrued interest                      1            -            -            -            -            -           -
   Accrued taxes                       (15)           1            -            1            -            -           -
   Other                                17            -            1            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        23            7            1            1            -            -           1
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               2            -            -            -            -            -           -
   Deferred income taxes                 5            8            1            -            -            -           2
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 4            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        11            8            1            -            -            -           2
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $2,008       $   42       $   24       $    1       $  160       $  210      $    9
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                          CMS GAS TRANSMISSION COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2000
                                  (In Millions)



                                     CMS        Panhandle       CMS                    CMS Gas     CMS Gold-       CMS
                                  Marysville     Eastern       Field      Tristate    Trans. of    fields GT   Grand Lacs
                                 Gas Liquids    Pipe Line    Services     Pipeline    Australia    Aust. Pty.    Holding
                                   Company     Co. Consol.  Co. Consol.     LLC         Trust         Ltd.       Company
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    1       $    -       $    -       $    7       $   65     $    -
     Other paid-in-capital              33        1,127          158            7            -            -          28
     Currency translation                -            -            -            -          (17)          (7)          -
     Retained earnings                  (2)          (6)          36            -           17            5          (6)
                                    ------       ------       ------       ------       ------       ------      ------
                                        31        1,122          194            7            7           63          22
   Long-term debt                        -        1,193           49            -            -            -           -
   Non-current capital leases            -            -            2            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        31        2,315          245            7            7           63          22
                                    ------       ------       ------       ------       ------       ------      ------
Minority Interests                       -            -           27            -           64            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -           -
   Current capital leases                -            -            2            -            -            -           -
   Notes payable                         -            -           13            -           52            -           -
   Accounts payable                      -           65          167            -            2            -           -
   Accounts payable - related
     parties                             6           23            1            -            -            -           -
   Accrued interest                      -           31            -            -            1            -           -
   Accrued taxes                         -            3            2            -            2            -           -
   Other                                 1          149           25            -            1            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         7          271          210            -           58            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               1           15            -            -            -            -           -
   Deferred income taxes                 1          134           23            -            2            -           1
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 -           71            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         2          220           23            -            2            -           1
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $   40       $2,806       $  505       $    7       $  131       $   63      $   23
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                          CMS GAS TRANSMISSION COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)


                                     Grand        Inter-       CMS Gas
                                     Lacs        company        Tran.
                                    Limited      Elimina-      Company
                                     Part.        tions        Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -      $  (241)      $    -
     Other paid-in-capital              (6)      (1,537)       2,039
     Currency translation                -           24          (24)
     Retained earnings                   6          (86)         (41)
                                    ------      -------       ------
                                         -       (1,840)       1,974
   Long-term debt                        -            -        1,272
   Non-current capital leases            -            -            2
                                    ------      -------       ------
                                         -       (1,840)       3,248
                                    ------      -------       ------
Minority Interests                       -            -           92
                                    ------      -------       ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            6
   Current capital leases                -            -            2
   Notes payable                         -            -           83
   Accounts payable                      -            -          236
   Accounts payable - related
     parties                             -           (4)          27
   Accrued interest                      -            -           33
   Accrued taxes                         -            -           (6)
   Other                                 -            -          194
                                    ------      -------       ------
                                         -           (4)         575
                                    ------      -------       ------
Non-current Liabilities
   Postretirement benefits               -            -           18
   Deferred income taxes                 -            -          177
   Deferred investment tax credit        -            -            -
   Other                                 -            -           75
                                    ------      -------       ------
                                         -            -          270
                                    ------      -------       ------
Total Stockholders' Equity
   and Liabilities                  $    -      $(1,844)      $4,185
                                    ======      =======       ======

(9) Represents CMS Gas Transmission Company and Western Australia Gas Transmission Company I consolidated with CMS Field Services, Inc and Panhandle Eastern Pipe Line Company included on the equity method of accounting.

                       PANHANDLE EASTERN PIPE LINE COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 2000
                                  (In Millions)



                                   Panhandle                                             Inter-     Panhandle
                                 Eastern Pipe   Trunkline    Trunkline     Pan Gas      company      Eastern
                                    Line Co.       Gas          LNG        Storage      Elimina-    Pipe Line
                                 Consol. (10)    Company      Company      Company        tions      Co. Cons.
Plant and Property (At Cost)
   Natural gas transmission         $  707       $  755       $   29       $  188      $     -       $1,679
   Other                                 -            -            -            -            -            -
                                    ------       ------       ------       ------      -------       ------
                                       707          755           29          188            -        1,679
   Less accumulated depreciation,
     depletion and amortization         33           60            1            5            -           99
                                    ------       ------       ------       ------      -------       ------
                                       674          695           28          183            -        1,580
   Construction work-in-progress        12            7            1            -            -           20
                                    ------       ------       ------       ------      -------       ------
                                       686          702           29          183            -        1,600
                                    ------       ------       ------       ------      -------       ------
Investments
   Associated companies                794            -            -            -         (794)           -
   Other                                 2            5            -            -            -            7
                                    ------       ------       ------       ------      -------       ------
                                       796            5            -            -         (794)           7
                                    ------       ------       ------       ------      -------       ------
Current Assets
   Cash and temporary cash
     investments                         -            -            -            -            -            -
   Accounts/notes receivable           402           57            1            3         (161)         302
   Gas in underground storage            -            -            -            -            -            -
   Materials and supplies              (14)          33            2            -            -           21
   Deferred income taxes                12            -            -            -            -           12
   Prepayments and other                27           38           26            1            -           92
                                    ------       ------       ------       ------      -------       ------
                                       427          128           29            4         (161)         427
                                    ------       ------       ------       ------      -------       ------
Non-current Assets
   Goodwill, net                       656            -            -           98            -          754
   Postretirement benefits               -            -            -            -            -            -
   Other                               116            2            -            -         (100)          18
                                    ------       ------       ------       ------      -------       ------
                                       772            2            -           98         (100)         772
                                    ------       ------       ------       ------      -------       ------
Total Assets                        $2,681       $  837       $   58       $  285      ($1,055)      $2,806
                                    ======       ======       ======       ======      =======       ======

(10) Represents Panhandle Eastern Pipe Line Company, Sea Robin Pipeline Company, CMS Panhandle Eastern Resources, Inc., CMS Panhandle Storage Company, Trunkline Field Services Company and CMS Trunkline Pipeline Holdings, Inc. consolidated.

                       PANHANDLE EASTERN PIPE LINE COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2000
                                  (In Millions)



                                   Panhandle                                             Inter-     Panhandle
                                 Eastern Pipe   Trunkline    Trunkline     Pan Gas      company      Eastern
                                    Line Co.        Gas         LNG        Storage      Elimina-    Pipe Line
                                 Consol. (10)    Company      Company      Company       tions       Co. Cons.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    1       $   27       $    -       $    -      $   (27)      $    1
     Other paid-in-capital           1,128          357           30          295         (683)       1,127
     Currency translation                -            -            -            -            -            -
     Retained earnings                  (5)         120          (12)         (25)         (84)          (6)
                                    ------       ------       ------       ------      -------       ------
                                     1,124          504           18          270         (794)       1,122
   Long-term debt                    1,193          100            -            -         (100)       1,193
   Non-current capital leases            -            -            -            -            -            -
                                    ------       ------       ------       ------      -------       ------
                                     2,317          604           18          270         (894)       2,315
                                    ------       ------       ------       ------      -------       ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -
   Current capital leases                -            -            -            -            -            -
   Notes payable                         -          100            -            -         (100)           -
   Accounts payable                     50           52           21            -          (58)          65
   Accounts payable - related
     parties                            24            2            -            -           (3)          23
   Accrued interest                     31            -            -            -            -           31
   Accrued taxes                        28          (20)           -           (5)           -            3
   Other                               108           29           11            1            -          149
                                    ------       ------       ------       ------      -------       ------
                                       241          163           32           (4)        (161)         271
                                    ------       ------       ------       ------      -------       ------
Non-current Liabilities
   Postretirement benefits              15            -            -            -            -           15
   Deferred income taxes                78           30            7           19            -          134
   Deferred investment tax credit        -            -            -            -            -            -
   Other                                30           40            1            -            -           71
                                    ------       ------       ------       ------      -------       ------
                                       123           70            8           19            -          220
                                    ------       ------       ------       ------      -------       ------
Total Stockholders' Equity
   and Liabilities                  $2,681       $  837       $   58       $  285      ($1,055)      $2,806
                                    ======       ======       ======       ======      =======       ======

(10) Represents Panhandle Eastern Pipe Line Company, Sea Robin Pipeline Company, CMS Panhandle Eastern Resources, Inc., CMS Panhandle Storage Company, Trunkline Field Services Company and CMS Trunkline Pipeline Holdings, Inc. consolidated.

                            CMS FIELD SERVICES, INC.
                      Consolidating Balance Sheet - Assets
                                December 31, 2000
                                  (In Millions)




                                      CMS        CMS/Okla    CMS/Taurus       CMS         CMS           CMS        CMS
                                     Field       Nat. Gas     Holdings        Gas         Gas         Laverne   Nat. Gas
                                   Services,    Gathering      Company,    Gathering   Processing    Gas Proc.  Gathering
                                   Inc. (11)        LLC          Inc.         LLC          LLC          LLC        LLC
Plant and Property (At Cost)
   Natural gas transmission         $    8       $    3       $   52       $   25       $   50       $    3      $   73
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         8            3           52           25           50            3          73
   Less accumulated depreciation,
     depletion and amortization          1            -            6            1            6            -           8
                                    ------       ------       ------       ------       ------       ------      ------
                                         7            3           46           24           44            3          65
   Construction work-in-progress         7            -            1           32            8           -            -
                                    ------       ------       ------       ------       ------       ------      ------
                                        14            3           47           56           52            3          65
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                272            -            -            -            -            -           -
   Other                                 3            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       275            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                        (3)           -            -            1            -            -           -
   Accounts/notes receivable           117            -            7            -           23            1           7
   Gas in underground storage            -            -            -            -            -            -           -
   Materials and supplies                7            -            -            1            -            -           -
   Deferred income taxes                 -            -            -            -            -            -           -
   Prepayments and other                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       121            -            7            2           23            1           7
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Goodwill, net                         -            -            -            -            -            -           -
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                 1            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         1            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $  411       $    3       $   54       $   58       $   75       $    4      $   72
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                            CMS FIELD SERVICES, INC.
                      Consolidating Balance Sheet - Assets
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)



                                    Cherokee                  Heritage      Roaring       CMS         Inter-       CMS
                                       Gas       Bradshaw       Gas          Creek       Hydro-      company      Field
                                   Processing     Energy     Gathering     Gas Svcs.    carbons      Elimina-   Services,
                                       LLC          LLC          LLC          LLC         LLC          tions    Inc. Cons.
Plant and Property (At Cost)
   Natural gas transmission         $   48       $   10       $   22       $    5       $    4       $    -      $  303
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        48           10           22            5            4            -         303
   Less accumulated depreciation,
     depletion and amortization          6            1            2            1            -            -          32
                                    ------       ------       ------       ------       ------       ------      ------
                                        42            9           20            4            4            -         271
   Construction work-in-progress         -            -            -            -            -            -          48
                                    ------       ------       ------       ------       ------       ------      ------
                                        42            9           20            4            4            -         319
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                  -            -            -            -            -         (272)          -
   Other                                 -            -            -            -            -            -           3
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -         (272)          3
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         -            1            -            -            -            -          (1)
   Accounts receivable                  12            1            6            1            -            -         175
   Gas in underground storage            -            -            -            -            -            -           -
   Materials and supplies                -            -            -            -            -            -           8
   Deferred income taxes                 -            -            -            -            -            -           -
   Prepayments and other                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        12            2            6            1            -            -         182
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Goodwill, net                         -            -            -            -            -            -           -
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                 -            -            -            -            -            -           1
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           1
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $   54       $   11       $   26       $    5       $    4       $ (272)     $  505
                                    ======       ======       ======       ======       ======       ======      ======

(11) Represents CMS Field Services, Inc. and CMS Spearman Gas Processing, LLC consolidated.

                            CMS FIELD SERVICES, INC.
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2000
                                  (In Millions)



                                      CMS        CMS/Okla.   CMS/Taurus       CMS         CMS           CMS         CMS
                                     Field       Nat. Gas     Holdings        Gas         Gas         Laverne    Nat. Gas
                                   Services,    Gathering     Company,     Gathering   Processing    Gas Proc.   Gathering
                                   Inc. (11)        LLC         Inc.          LLC         LLC           LLC         LLC
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital             161            2           45           58           51            2          72
     Currency translation                -            -            -            -            -            -           -
     Retained earnings                  14            1            5           (1)          (2)           1          (3)
                                    ------       ------       ------       ------       ------       ------      ------
                                       175            3           50           57           49            3          69
   Long-term debt                       49            -            -            -            -            -           -
   Non-current capital leases            2            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       226            3           50           57           49            3          69
                                    ------       ------       ------       ------       ------       ------      ------
Minority Interests                       -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -           -
   Current capital leases                2            -            -            -            -            -           -
   Notes payable                        11            -            -            -            -            -           -
   Accounts payable                    121            -            4            1           26            1           3
   Accounts payable - related
     parties                             1            -            -            -            -            -           -
   Accrued interest                      -            -            -            -            -            -           -
   Accrued taxes                         2            -            -            -            -            -           -
   Other                                25            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       162            -            4            1           26            1           3
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -           -
   Deferred income taxes                23            -            -            -            -            -           -
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        23            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $  411       $    3       $   54       $   58       $   75       $    4      $   72
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                            CMS FIELD SERVICES, INC.
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)



                                    Cherokee                  Heritage     Roaring        CMS         Inter-       CMS
                                       Gas       Bradshaw       Gas         Creek        Hydro-      company      Field
                                   Processing     Energy     Gathering    Gas Svcs.     carbons      Elimina-    Services
                                       LLC          LLC          LLC          LLC         LLC         tions     Inc. Cons.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital              30           10           19            4            4         (300)        158
     Currency translation                -            -            -            -            -            -           -
     Retained earnings                  17            1            2            1            -            -          36
                                    ------       ------       ------       ------       ------       ------      ------
                                        47           11           21            5            4         (300)        194
   Long-term debt                        -            -            -            -            -            -          49
   Non-current capital leases            -            -            -            -            -            -           2
                                    ------       ------       ------       ------       ------       ------      ------
                                        47           11           21            5            4         (300)        245
                                    ------       ------       ------       ------       ------       ------      ------
Minority Interests                       -            -            -            -            -           27          27
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -           -
   Current capital leases                -            -            -            -            -            -           2
   Notes payable                         -            -            2            -            -            -          13
   Accounts payable                      7            -            3            -            -            1         167
   Accounts payable - related
     parties                             -            -            -            -            -            -           1
   Accrued interest                      -            -            -            -            -            -           -
   Accrued taxes                         -            -            -            -            -            -           2
   Other                                 -            -            -            -            -            -          25
                                    ------       ------       ------       ------       ------       ------      ------
                                         7            -            5            -            -            1         210
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -           -
   Deferred income taxes                 -            -            -            -            -            -          23
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -          23
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $   54       $   11       $   26       $    5       $    4       $ (272)     $  505
                                    ======       ======       ======       ======       ======       ======      ======

(11) Represents CMS Field Services, Inc. and CMS Spearman Gas Processing, LLC consolidated.

                                CMS OPERATING S.A
                      Consolidating Balance Sheet - Assets
                                December 31, 2000
                                  (In Millions)


                                                Centrales                    Inter-        CMS
                                       CMS       Termicas        CMS        company    Operating
                                    Operating    Mendoza       Ensenada     Elimina-      S.A.
                                    S.A. (12)      S.A.          S.A.        tions       Consol.
Plant and Property (At Cost)
  Independent power production      $    4       $  218       $   93      $     -       $  315
   Less accumulated depreciation,
     depletion and amortization          1           36           15            -           52
                                    ------       ------       ------      -------       ------
                                         3          182           78            -          263
   Construction work-in-progress         -            1            -            -            1
                                    ------       ------       ------      -------       ------
                                         3          183           78            -          264
                                    ------       ------       ------      -------       ------
Investments
   Associated companies                284            -            -         (284)           -
   Other                                 9            -            -            -            9
                                    ------       ------       ------      -------       ------
                                       293            -            -         (284)           9
                                    ------       ------       ------      -------       ------
Current Assets
   Cash and temporary cash
     investments                         3           20           11            -           34
   Accounts/notes receivable            (3)          59           16           (1)          71
   Materials and supplies                -            9            -            -            9
   Deferred income taxes                 -            -            -            -            -
   Prepayments and other                 -            -            -            -            -
                                    ------       ------       ------      -------       ------
                                         -           88           27           (1)         114
                                    ------       ------       ------      -------       ------
Non-current Assets
   Postretirement benefits               -            5            -            -            5
   Other                                25            -            1            -           26
                                    ------       ------       ------      -------       ------
                                        25            5            1            -           31
                                    ------       ------       ------      -------       ------
Total Assets                        $  321       $  276       $  106      $  (285)      $  418
                                    ======       ======       ======      =======       ======

(12) Represents CMS Operating S.A. and Cuyana S.A. de Inversiones consolidated.

                                CMS OPERATING S.A
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 2000
                                  (In Millions)


                                                 Centrales                   Inter-       CMS
                                       CMS       Termicas        CMS        company    Operating
                                    Operating     Mendoza      Ensenada     Elimina-      S.A.
                                    S.A. (12)       S.A.         S.A.        tions       Consol.
Capitalization
  Common Stockholders' Equity
     Common stock                   $   36       $   36       $    -      $   (36)      $   36
     Other paid-in-capital             271          193           39         (232)         271
     Revaluation capital                 -            -            -            -            -
     Retained earnings                  11           19            -          (18)          12
                                    ------       ------       ------      -------       ------
                                       318          248           39         (286)         319
   Long-term debt                        -            -           52            -           52
   Non-current capital leases            -            -            -            -            -
                                    ------       ------       ------      -------       ------
                                       318          248           91         (286)         371
                                    ------       ------       ------      -------       ------
Minority Interests                       -           11            -            -           11
                                    ------       ------       ------      -------       ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            7            -            7
   Current capital leases                -            -            -            -            -
   Notes payable                         -            -            -            -            -
   Accounts payable                      1            6            5            2           14
   Accounts payable - related
     parties                             1            -            -           (1)           -
   Accrued interest                      -            -            1            -            1
   Accrued taxes                         1            9           (1)           -            9
   Other                                 -           (1)           -            -           (1)
                                    ------       ------       ------      -------       ------
                                         3           14           12            1           30
                                    ------       ------       ------      -------       ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -
   Deferred income taxes                 -            3            3            -            6
   Deferred investment tax credit        -            -            -            -            -
   Other                                 -            -            -            -            -
                                    ------       ------       ------      -------       ------
                                         -            3            3            -            6
                                    ------       ------       ------      -------       ------
Total Stockholders' Equity
   and Liabilities                  $  321       $  276       $  106      $  (285)      $  418
                                    ======       ======       ======      =======       ======

(12) Represents CMS Operating S.A. and Cuyana S.A. de Inversiones consolidated.

                             CMS ENERGY CORPORATION
                  Consolidating Statement of Retained Earnings
                                December 31, 2000
                                  (In Millions)


                                                 Consumers      CMS          Inter-
                                                  Energy    Enterprises     company    CMS Energy
                                   CMS Energy     Company     Company       Elimina-   Corporation
                                   Corp. (1)      Consol.      Consol.       tions       Consol.
Balance at January 1, 2000          $ (189)      $  485       $ (307)      $ (178)      $ (189)

Consolidated Net Income (Loss)         102          304           20         (295)         131

Less Dividends Paid
   Common Stock                        167            -            -            -          167
   Preferred Stock                       -            2            5           (5)           2
   Preferred Securities Dist.           59           34            -            -           93
   Associated Companies                  7          247          193         (447)           -
                                    ------       ------       ------       ------       ------
                                       233          283          198         (452)         262
                                    ------       ------       ------       ------       ------
Balance at December 31, 2000        $ (320)      $  506       $ (485)      $  (21)      $ (320)
                                    ======       ======       ======       ======       ======

(1) Represents CMS Energy Corporation with Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

                            CONSUMERS ENERGY COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2000
                                  (In Millions)


                                                 Michigan        CMS                     Inter-     Consumers
                                  Consumers         Gas        Midland        CMS       company        Power
                                    Energy        Storage     Holdings      Midland     Elimina-      Company
                                 Company (2)      Company      Company        Inc.       tions        Consol.
Balance at January 1, 2000          $  485       $   30       $   22       $   96       $ (148)      $  485

Net Income (Loss)                      305            6           10           28          (45)         304

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -
   Preferred Stock                       2            -            -            -            -            2
   Preferred Securities Dist.           34            -            -            -            -           34
   Associated Companies                248            -            -            -           (1)         247
                                    ------       ------       ------       ------       ------       ------
                                       284            -            -            -           (1)         283
                                    ------       ------       ------       ------       ------       ------
Balance at December 31, 2000        $  506       $   36       $   32       $  124       $ (192)      $  506
                                    ======       ======       ======       ======       ======       ======

(2) Represents Consumers Energy Company, CMS Engineering Company, Consumers EnergyGuard Services, Inc., Huron Hydrocarbons, Inc. and ES Services Company consolidated with Michigan Gas Storage Company, CMS Midland Holdings Company and CMS Midland, Inc. included on the equity method of accounting.

                             CMS ENTERPRISES COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2000
                                  (In Millions)


                                                  CMS           CMS           CMS         CMS                  CMS Gas
                                     CMS        Oil and     Generation     Resource    Electric      CMS         Tran.
                                 Enterprises    Gas Co.       Company         Dev.       & Gas     MS & T       Company
                                 Company (3)    Consol.       Consol.         Co.       Company    Company      Consol.
Balance at January 1, 2000          $ (309)      $   88       $  (66)      $    3       $  (33)      $    7      $  (37)

Net Income (Loss)                       22           51         (139)           -            9            6          94

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Preferred Stock                       5            -            -            -            -            -           -
   Associated Companies                193            -           90            -            8            -          98
                                    ------       ------       ------       ------       ------       ------      ------
                                       198            -           90            -            8            -          98
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 2000        $ (485)      $  139       $ (295)      $    3       $  (32)      $   13      $  (41)
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                             CMS ENTERPRISES COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)


                                                   CMS                        CMS        Inter-        CMS
                                       CMS      Operating        CMS         Dist.      company     Enterprises
                                      Land       S.A. Co.      Capital       Power      Elimina-      Company
                                     Company     Consol.        Corp.         LLC        tions        Consol.
Balance at January 1, 2000          $   (1)      $    6       $   10       $    -       $   25       $ (307)

Net Income (Loss)                        -            6            5            1          (35)          20

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -
   Preferred Stock                       -            -            -            -            -            5
   Associated Companies                  -            -            -            -         (196)         193
                                    ------       ------       ------       ------       ------       ------
                                         -            -            -            -         (196)         198
                                    ------       ------       ------       ------       ------       ------
Balance at December 31, 2000        $   (1)      $   12       $   15       $    1       $  186       $ (485)
                                    ======       ======       ======       ======       ======       ======

(3) Represents CMS Enterprises Company, CMS Capital Financial Services, Inc., Monarch Management Company, CMS Comercializadora de Energia S.A., CMS Energy Asia Private Limited, CMS Energy South America Company and CMS Energy UK Limited consolidated with CMS Oil and Gas Company, CMS Generation Company, CMS Land Company, CMS Distributed Power LLC, CMS Operating S.A. Company, CMS Capital Corporation, CMS Marketing, Services and Trading Company, CMS Gas Transmission Company, CMS Resource Development Company and CMS Electric and Gas Company included on the equity method of accounting.

                             CMS OIL AND GAS COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2000
                                  (In Millions)




                                                    CMS          CMS         CMS         CMS            CMS        CMS
                                     CMS        Oil & Gas    Oil & Gas    Oil & Gas    Oil & Gas    Oil & Gas   Oil & Gas
                                 Oil and Gas       Congo       Int'l.      Ecuador     Pipeline     Venezuela      E.G.
                                 Company (4)        Ltd.        Ltd.         LDC           Co.          LDC        LDC

Balance at January 1, 2000          $   93       $    2       $  (28)      $   (7)      $    1       $    -      $    2

Net Income (Loss)                       50            3           39            7            -           12           1

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Associated Companies                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 2000        $  143       $    5       $   11       $    -       $    1       $   12      $    3
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                             CMS OIL AND GAS COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)


                                    CMS           CMS      Explota-                    CMS          Inter-       CMS
                                 Oil & Gas    Oil & Gas   ciones CMS      Terra     Oil & Gas      company     Oil & Gas
                                    E.G.         Alba     Oil & Gas       Energy     Interna.      Elimina-     Company
                                    Ltd.          LDC         Co.           Ltd.    Co. Consol.     tions       Consol.
Balance at January 1, 2000          $   14       $    2       $  (31)      $   (2)     $    19       $   23      $   88

Net Income (Loss)                       18            3            4            2           13         (101)         51

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Associated Companies                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 2000        $   32       $    5       $  (27)      $    -       $   32       $  (78)     $  139
                                    ======       ======       ======       ======       ======       ======      ======



(4) Represents CMS Oil and Gas Company consolidated with CMS Oil and Gas International Company included on the equity method of accounting.

                      CMS OIL AND GAS INTERNATIONAL COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2000
                                  (In Millions)


                                     CMS      CMS NOMECO   CMS Oil &       CMS          Inter-        CMS
                                 Oil & Gas      Int'l      Gas Int'l    Gas & Oil       company    Oil & Gas
                                    Int'l     Congo Hld.,   Tunisia,    Cameroon,       Elimina-   Int'l. Co.
                                   Co. (5)       Inc.         Inc.         Inc.          tions       Consol.
Balance at January 1, 2000          $   13       $   17       $    4       $   (1)      $  (14)      $   19

Net Income (Loss)                       12            6            8            -          (13)          13

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -
   Associated Companies                  -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                         -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
Balance at December 31, 2000        $   25       $   23       $   12       $   (1)      $  (27)      $   32
                                    ======       ======       ======       ======       ======       ======

(5) Represents CMS Oil and Gas International Company and CMS Oil and Gas International Transportation Company consolidated.

                             CMS GENERATION COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2000
                                  (In Millions)



                                                  CMSG          CMSG                    CMSG                  Dearborn
                                     CMS         Honey         Filer       CMSG       Grayling      CMSG     Generation
                                 Generation       Lake          City     Grayling     Holdings    Operating   Operating
                                   Co. (6)      Company         Inc.     Company       Company     Company       LLC

Balance at January 1, 2000          $  (65)      $   16       $    6       $   (4)      $   (4)      $    1      $    -

Net Income (Loss)                     (139)           -            3            -            -            1           1

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Associated Companies                 90            5            1            -            2            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        90            5            1            -            2            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 2000        $ (294)      $   11       $    8       $   (4)      $   (6)      $    2      $    1
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)


                                  Dearborn                                 CMS         CMSG          CMSG      HYDRA-CO
                                   Indust.       CMS          CMSG        Int'l.      Inv Co.      Michigan     Enter-
                                Generation   Generation    Recycling    Operating        I           Power      prises
                                    LLC          S.A.       Company         Co.       Consol.         LLC       Consol.
Balance at January 1, 2000          $    7       $   (5)      $   (1)      $    5       $  107       $    -      $ (117)

Net Income (Loss)                        -           (1)           -            2         (275)           8          34

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Associated Companies                  -            -            -            -            -            7          69
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            7          69
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 2000        $    7       $   (6)      $   (1)      $    7       $ (168)      $    1      $ (152)
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)


                                                              CMS        Oxford        Inter-        CMS
                                    CMSG         CMSG     Generation       CMS        company     Generation
                                  Holdings      Altoona    Inv. Co.    Development    Elimina-     Company
                                   Company      Company       III          L.P.        tions        Consol.
Balance at January 1, 2000          $   (6)      $    5       $    5       $  (33)      $   17      $   (66)

Net Income (Loss)                        -            1            1            1          224         (139)

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -
   Associated Companies                  6            -            4            -          (94)          90
                                    ------       ------       ------       ------       ------       ------
                                         6            -            4            -          (94)          90
                                    ------       ------       ------       ------       ------       ------
Balance at December 31, 2000        $  (12)      $    6       $    2       $  (32)      $  335       $ (295)
                                    ======       ======       ======       ======       ======       ======

(6) Represents CMS Generation Company, CMSG Filer City Operating Company, CMSG Mon Valley Company, CMSG Genesee Company, CMSG Lyonsdale Company, CMSG Chateaugay Company, Mid-Michigan Recycling LLC, CMSG Montreal Company, CMS Centrales Termicas S.A. and Taweelah A2 Operating Company consolidated with HYDRA-CO Enterprises, Inc. and CMSG Investment Company I included on the equity method of accounting.

                           HYDRA-CO ENTERPRISES, INC.
                  Consolidating Statement of Retained Earnings
                                December 31, 2000
                                  (In Millions)


                                   HYDRA-CO                     CMS          New                                   HCE
                                    Enter-         HCE      Generation      Bern       Lakewood       CMSG      Imperial
                                    prises,      Hudson,     Oper. Co.     Project       Cogen.     Stratton     Valley
                                   Inc. (7)        Inc.          II       Mgt. Inc.       L.P.         Co.         Inc.
Balance at January 1, 2000          $ (112)      $    4       $    -       $    1       $   (3)      $  (15)     $   (2)

Net Income (Loss)                       30            3            1            -            3            -           -

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Associated Companies                 69            1            2            -            -            3           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        69            1            2            -            -            3           -
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 2000        $ (151)      $    6       $   (1)      $    1       $    -       $  (18)     $   (2)
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                           HYDRA-CO ENTERPRISES, INC.
                  Consolidating Statement of Retained Earnings
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)


                                       HCE         Inter-      HYDRO-CO
                                     Rockport     company       Enter-
                                      Diesel      Elimina-      prises
                                       Inc.        tions        Consol.
Balance at January 1, 2000          $    2       $    8       $ (117)

Net Income (Loss)                        2           (5)          34

Less Dividends Paid
   Common Stock                          -            -            -
   Associated Companies                  4          (10)          69
                                    ------       ------       ------
                                         4          (10)          69
                                    ------       ------       ------
Balance at December 31, 2000        $    -       $   13       $ (152)
                                    ======       ======       ======

(7) Represents HYDRA-CO Enterprises, Inc., HCE-Appomattox, Inc., HCE-Biopower, Inc., HCE-Jamaica Development, Inc. and HCE-Lakewood, Inc. consolidated.

                       CMS GENERATION INVESTMENT COMPANY I
                  Consolidating Statement of Retained Earnings
                                December 31, 2000
                                  (In Millions)


                                                                          CMSG         CMSG         Jorf        Jorf
                                      CMSG          CMSG      CMSG      Loy Yang     Loy Yang      Lasfar      Lasfar
                                    Inv. Co.     Pinamucan    Cebu      Holdings     Holdings     Handels-     Energia-
                                     I (8)          LDC        LDC       1 Ltd.        2 Ltd.     bolag HB    ktiebolag
Balance at January 1, 2000          $  104       $   (5)      $    5       $  (40)      $  (41)      $    1      $   44

Net Income (Loss)                     (272)           -            2         (175)        (178)           2          29

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Associated Companies                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 2000        $ (168)      $   (5)      $    7       $ (215)      $ (219)      $    3      $   73
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                       CMS GENERATION INVESTMENT COMPANY I
                  Consolidating Statement of Retained Earnings
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)


                                      Jorf       CMSG                      CMS                      Inter-       CMSG
                                     Lasfar      Jorf         CMSG      Takoradi                   company     Investment
                                       PE       Lasfar      Taweelah     Invest       Monetize     Elimina-      Co. I
                                     Aktie.    I/II LDC       Ltd.       Company       Limited      tions        Consol.
Balance at January 1, 2000          $   41       $   (2)      $    4       $    -       $    5       $   (9)     $  107

Net Income (Loss)                       27            2           (3)          10            6          275        (275)

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Associated Companies                  -            -            -            -            4           (4)          -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            4           (4)          -
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 2000        $   68       $    -       $    1       $   10       $    7       $  270      $ (168)
                                    ======       ======       ======       ======       ======       ======      ======

(8) Represents CMSG Investment Company I, CMSG Investment Company II, CMSG Investment Company IV, CMSG Jegurupadu I LDC and CMSG Jegurupadu II LDC consolidated.

                          CMS GAS TRANSMISSION COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2000
                                  (In Millions)


                                                                  CMS         CMS         CMS         CMS       Grand
                                    CMS Gas          CMS        Saginaw       Gas       Saginaw     Jackson     Lacs
                                 Transmission      Antrim         Bay      Argentina    Bay Lat.   Pipeline    Limited
                                  Company (9)      Company      Company     Company     Company     Company      Part.
Balance at January 1, 2000          $  (36)      $    -       $   (1)      $   35       $   (2)      $    -      $    5

Net Income (Loss)                       94            3            -           11            -            1           1

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Associated Companies                 98            3            -            4            1            1           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        98            3            -            4            1            1           -
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 2000        $  (40)      $    -       $   (1)      $   42       $   (3)      $    -      $    6
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                          CMS GAS TRANSMISSION COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)


                                     CMS         CMS         CMS Gas    Panhandle       CMS        CMS Gas     CMS Gold-
                                 Marysville     Field       Trans. of    Eastern    Grand Lacs   Transmission  fields GT
                                Gas Liquids   Services,     Australia   Pipe Line     Holding      del Sur     Aust. Pty.
                                  Company    Inc. Consol.   Hold. Co.  Co. Consol.    Company      Company        Ltd.
Balance at January 1, 2000          $    2       $   31       $   15       $    -       $   (2)      $   (3)     $    1

Net Income (Loss)                        2            5            2           64            2            -           4

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Associated Companies                  6            -            -           70            6            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         6            -            -           70            6            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 2000        $   (2)      $   36       $   17       $   (6)      $   (6)      $   (3)     $    5
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on following Page)

                          CMS GAS TRANSMISSION COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)


                                     Inter-     CMS Gas
                                    Company      Trans.
                                    Elimina-    Company
                                      tions     Consol.
Balance at January 1, 2000          $  (82)      $  (37)

Net Income (Loss)                      (95)          94

Less Dividends Paid
   Common Stock                          -            -
   Associated Companies                (91)          98
                                    ------       ------
                                       (91)          98
                                    ------       ------
Balance at December 31, 2000        $  (86)      $  (41)
                                    ======       ======

(9) Represents CMS Gas Transmission Company, Tristate Pipeline LLC and Western Australia Gas Transmission Company I consolidated with CMS Field Services, Inc. and Panhandle Eastern Pipe Line Company included on the equity method of accounting.

                       PANHANDLE EASTERN PIPE LINE COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 2000
                                  (In Millions)

                                   Panhandle                                              Inter-    Panhandle
                                 Eastern Pipe   Trunkline     Trunkline     Pan Gas      company     Eastern
                                    Line Co.       Gas           LNG        Storage      Elimina-   Pipe Line
                                 Consol. (10)    Company       Company      Company       tions     Co. Cons.
Balance at January 1, 2000          $    1       $  107       $    2       $   52       $ (162)     $    -

Net Income (Loss)                       64           22           14           17          (53)          64

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -
   Associated Companies                 70            9           28           94         (131)          70
                                    ------       ------       ------       ------       ------       ------
                                        70            9           28           94         (131)          70
                                    ------       ------       ------       ------       ------       ------
Balance at December 31, 2000        $   (5)      $  120       $  (12)      $  (25)      $  (84)      $   (6)
                                    ======       ======       ======       ======       ======       ======

(10) Represents Panhandle Eastern Pipe Line Company, Sea Robin Pipeline Company, CMS Panhandle Eastern Resources, Inc., CMS Panhandle Storage Company, Trunkline Field Services Company and CMS Trunkline Pipeline Holdings, Inc. consolidated.

                            CMS FIELD SERVICES, INC.
                  Consolidating Statement of Retained Earnings
                                December 31, 2000
                                  (In Millions)

                                      CMS          CMS           CMS         CMS        Cherokee    Heritage    CMS/Taurus
                                     Field         Gas         Laverne    Nat. Gas         Gas         Gas       Holdings
                                   Services,   Processing     Gas Proc.   Gathering    Processing   Gathering    Company,
                                   Inc. (11)       LLC           LLC         LLC           LLC         LLC          Inc.
Balance at January 1, 2000          $   21       $    -       $    -       $   (2)      $   11       $    1      $    -

Net Income (Loss)                       (7)          (1)           1           (1)           6            1           5

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Associated Companies                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 2000        $   14       $   (1)      $    1       $   (3)      $   17       $    2      $    5
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on following Page)

                            CMS FIELD SERVICES, INC.
                  Consolidating Statement of Retained Earnings
                                December 31, 2000
                                  (In Millions)
                         (Continued from Previous Page)


                                   CMS/Okla        CMS                     Roaring      Inter-       CMS
                                   Nat. Gas        Gas        Bradshaw      Creek      Company      Field
                                  Gathering    Processing      Energy     Gas Svcs.    Elimina-   Services
                                      LLC          LLC           LLC         LLC        tions     Inc. Cons.
Balance at January 1, 2000          $    1       $   (2)      $    -       $    1       $    -       $   31

Net Income (Loss)                        -            -            1            -            -            5

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -
   Associated Companies                  -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                         -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
Balance at December 31, 2000        $    1       $   (2)      $    1       $    1       $    -       $   36
                                    ======       ======       ======       ======       ======       ======

(11) Represents CMS Field Services, Inc., CMS Spearman Gas Processing LLC and CMS Hydrocarbons, LLC consolidated.

                           CMS CENTRALES TERMICAS S.A.
                  Consolidating Statement of Retained Earnings
                                December 31, 2000
                                  (In Millions)


                                                Centrales                  Inter-         CMS
                                     CMS        Termicas       CMS         company     Operating
                                  Operating      Mendoza    Ensenada       Elimina-       S.A.
                                   S.A.(12)        S.A.        S.A.         tions        Consol.
Balance at January 1, 2000          $    6       $    7       $   (1)      $   (6)      $    6

Net Income                               5           12            1          (12)           6

Less Dividends Paid
   Common Stock                          -            -            -            -            -
   Associated Companies                  -            -            -            -            -
                                    ------       ------       ------       ------       ------
                                         -            -            -            -            -
                                    ------       ------       ------       ------       ------
Balance at December 31, 2000        $   11       $   19       $    -       $  (18)      $   12
                                    ======       ======       ======       ======       ======


(12) Represents CMS Operating S.A. and Cuyana S.A. de Inversiones consolidated.

                                   EXHIBIT B

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.




                          EXEMPT WHOLESALE GENERATORS




                      CENTRALES TERMICAS SAN NICOLAS, S.A.
                                     (CTSN)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        * 0.1%
                       CMS Generation San Nicolas Company
                                        *
                                        *
                                        * 0.1%
                         Inversora de San Nicolas, S.A.
                                        *
                                        *
                                        * 88%
                      Centrales Termicas San Nicolas, S.A.


CMS Generation San Nicolas Company, owned 0.1% by CMS Generation Co., owns 0.1% of Inversora de San Nicolas, which in turn owns 88% of Centrales Termicas San Nicolas, S.A., the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.



                         CMS DISTRIBUTED POWER, L.L.C.
                                     (CDP)

                             CMS Energy Corporation
                                       *
                                       *
                                       *
                            CMS Enterprises Company
                                       *
                                       *
                                       *
                         CMS Distributed Power, L.L.C.


CMS Distributed Power, L.L.C., the EWG, is 100% owned by CMS Enterprises Company, which is a wholly owned subsidiary of CMS Energy Corporation.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                                CMS ENSENADA S.A.
                                   (Ensenada)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                                 CMS Enterprises Company
                                    *            *
                                    *            *
                                    *       CMS Generation Company
                                    *                *
                                    *                *
                                    *   CMS Generation Holdings Company
                                    *                *
                                    * 99%            * 1%
                                     CMS Operating S.A.
                                    |                *
                    Operator        |                * 99%
                                    |                *
                                    --------------- CMS Ensenada S.A.




CMS Operating S.A., which is 99% owned by CMS Enterprises Company, and 1% by CMS Generation Holdings Company, owns 99% of CMS Ensenada S.A., the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


                  CMS GENERATION CEBU LIMITED DURATION COMPANY
                                     (Cebu)
                                      and
             CMS GENERATION CEBU OPERATING LIMITED DURATION COMPANY
                                (Cebu Operating)


                             CMS Energy Corporation
                                       *
                                       *
                                       *
                             CMS Enterprises Company
                                       *
                                       *
                                       *
                             **CMS Generation Co.
                             *                  *
                             *                  *
                             *                  *
                    CMS Generation              CMS Generation
                    Investment Co. I            Investment Co. II
                        * 99%        *99%       * 1%     * 1%
                        *                *     *         *
                        *                 * * *          *
                        *                 *   *          *
                        *                *     *         *
                 CMS Generation Cebu Limited    CMS Generation Cebu
                 Duration Company         *          Operating Limited
                      *                   *          Duration Company
                      *                   *                   |
                      *                   *                   | Operator
                      * 40%               * 47.5%             |
                 Toledo Holdings Corp.    Toledo Power Company*


CMS Generation Investment Company I and CMS Generation Investment Company II, each owned 100% by CMS Generation Co., own 99% and 1%, respectively, of CMS Generation Cebu Limited Duration Company, the EWG.

CMS Generation Investment Company I and CMS Generation Investment Company II, each owned 100% by CMS Generation Co., own 99% and 1%, respectively, of CMS Generation Cebu Operating Limited Duration Company, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.





                        CMS GENERATION MICHIGAN POWER LLC


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                        CMS Generation Michigan Power LLC


CMS Generation Co., a wholly owned subsidiary of CMS Enterprises, owns 100% of CMS Generation Michigan Power LLC, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                        CMS GENERATION OPERATING COMPANY


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                        CMS Generation Operating Company


CMS Generation Co., a wholly owned subsidiary of CMS Enterprises, owns 100% of CMS Generation Operating Company, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


                        CMS MOROCCO OPERATING COMPANY SCA
                                  (CMS Morocco)
                                       and
                       CMS INTERNATIONAL OPERATING COMPANY


                             CMS Energy Corporation
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                               CMS Generation Co.
                                *           *
                           *                *
                       *                    *
  * * CMS International Operating Company    CMS Generation Investment Company I
  *            *                 *           *                          *
  *            *                 *           *                          *
  *            *                 * 50%       * 50%                      *
  *            *                 CMS Generation Jorf Lasfar III         *
  *            *                 Limited Duration Company               *
  *            *                 *                      *               *
  *            *                 *                      *               *
  *            * 99%             * 1%                   *               *
  *            Jorf Lasfar Operations                   *               *
  *            Handelesbolag                            *               *
  *                              *                      *               *
  *                              *                      *               *
  * 0.1%                         * 99.7%                *      0.1%     * 0.1%
  * * * * * * * * * * * * CMS Morocco Operating Company SCA* * * * * * *

CMS International Operating Company, the EWG, is 100% owned by CMS Generation
Co.

Jorf Lasfar Operations Handelesbolag, owned 99% by CMS International Operating Company, and 1% by CMS Generation Jorf Lasfar III Limited Duration Company, owns 99.7% of CMS Morocco Operating Company SCA ("CMS Morocco"), the EWG. CMS International Operating Company and CMS Generation Investment Company I, each owned 100% by CMS Generation Co., each own 0.1% of CMS Morocco, the EWG. CMS Generation Jorf Lasfar III Limited Duration Company, owned 50% by CMS International Operating Company and 50% by CMS Investment Company I, owns 0.1% of CMS Morocco, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                      DEARBORN GENERATION OPERATING L.L.C.
                                       and
                     DEARBORN INDUSTRIAL GENERATION, L.L.C.


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                      *********CMS Generation Co.*********
                      *                                  *
                      *                                  *
                      *                                  *
           Dearborn Generation                    Dearborn Industrial
             Operating L.L.C.                         Energy, L.L.C.
                                                         *
                                                         *
                                                   Dearborn Industrial
                                                   Generation, L.L.C.


Dearborn Generation Operating L.L.C., the EWG, is 100% owned by CMS Generation
Co.

Dearborn Industrial Generation, the EWG, is 100% owned by Dearborn Industrial Energy, L.L.C., which is a wholly owned subsidiary of CMS Generation Company.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                  GMR VASAVI POWER CORPORATION PRIVATE LIMITED
                                  (GMR Vasavi)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                                        *
                         CMS Generation Investment Co. I
                                        *
                                        *
                                        *
                                        *
                               CMS Energy Mauritius
                                        *
                                        * 49%
                                        *
                                        *
                  GMR Vasavi Power Corporation Private Limited

CMS Energy Mauritius, a wholly owned subsidiary of CMS Generation Investment Company I, owns 49% of GMR Vasavi Power Corporation Private Limited, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


                             GVK INDUSTRIES LIMITED
                                      (GVK)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                      CMS Generation Investment Company III
                                        *
                                        *
                                        *
                     Jegurupadu CMS Generation Company Ltd.
                                        *
                                        * 18.75%
                                        *
                               GVK Industries Ltd.


Jegurupadu CMS Generation Company Ltd., a wholly owned subsidiary of CMS Generation Investment Company III, owns 18.75% of GVK Industries Ltd., the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


                         HIDROELECTRICA EL CHOCON, S.A.
                                (Hidroelectrica)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                             *CMS Generation Co.*
                             *                  *
                             *                  *
                             *                  *
                             *           CMS Generation Holdings Company
                             *                  *
                             *99.9%             * 0.1%
                             *                  *
                             CMS Generation, S.A.
                                *         *
                                *         *
                                *         * 25%
                                *     Hidroinvest, S.A.
                                *         *
                                *         *
                                * 2.48%   * 59%
                             Hidroelectrica El Chocon, S.A.


CMS Generation, S.A., owned 99.9% by CMS Generation Co. and 0.1% by CMS Generation Holdings Company, owns 25% of Hidroinvest which in turn owns 59% of Hidroelectrica El Chocon, S.A., the EWG. CMS Generation, S.A. directly owns 2.48% of Hidroelectrica El Chocon, S.A., the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


                      JAMAICA PRIVATE POWER COMPANY LIMITED
                             (Jamaica Private Power)
                                       and
                         PRIVATE POWER OPERATORS LIMITED
                            (Private Power Operators)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                           HYDRA-CO ENTERPRISES, INC.
                            *                    *
                       *                             *
                   *                                      *
CMS Generation Operating Company II, Inc.              HCE-Rockfort Diesel, Inc.
             *                                               *
             *                                               * 43.93%
             *                                               *
     HCO-Jamaica, Inc.                                 Jamaica Private Power
             *                                           Company Limited
             * 50%
             *
Private Power Operators Limited
               (Operator)

HCE-Rockfort Diesel, Inc., owned 100% by HYDRA-CO Enterprises, Inc., owns 43.93% of Jamaica Private Power Company Limited, the EWG.

HCO-Jamaica, Inc., owned 100% by CMS Generation Operating Company II, Inc., owns 50% of Private Power Operators Limited, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


                  JEGURUPADU OPERATING AND MAINTENANCE COMPANY
                             (Jegurupadu Operating)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                         CMS Generation Investment Co I
                               /            \
                              /              \
                             /             CMS Investment Co IV
                            /                          \
                           /                            \
    CMS Generation Investment Co. I        CMS Generation Investment Co. II
     * 99%                  99% *          * 1%        * 1%
     *                             *    *              *
     *                             *    *              *
     *                          *          *           *
     CMS Generation Jegurupadu I                 CMS Generation Jegurupadu II
          Limited Duration Company                 Limited Duration Company
                            *                         *
                        50% *                         * 50%
                         Jegurupadu O&M Company Mauritius
                                   *
                                   * 60%
                                   *
                             Jegurupadu Operating and Maintenance Company


Jegurupadu O&M Company Mauritius, owned 50% by CMS Generation Jegurupadu I Limited Duration Company and 50% by CMS Generation Jegurupadu II Limited Duration Company, owns 60% of Jegurupadu Operating and Maintenance Company, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


                         JORF LASFAR ENERGY COMPANY SCA
                                  (Jorf Lasfar)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                           CMS Generation Co.************************
                           *               *                        *
                           *               *              CMS International
                           *               *              Operating Company-----
                           *               *                                   |
CMS Generation Investment Company I        CMS Generation Investment Company II|
             * 99%          * 99%          * 1%           * 1%                 |
             *                 *        *                 *                    |
             *                      *                     *                    |
             *                                            *                    |
             *                 *        *                 *                    |
CMS Generation Jorf Lasfar I Limited       CMS Generation Jorf Lasfar II Limited
     Duration Company       *       *      *        Duration Company           |
             * 50%          *           *  *           * 50%                   |
             *              *       *      *           *                       |
             *              *   *50%    *  * *50%      *                       |
             *              *              *    *      *                       |
             *         *    * 50%          * 50%   *   *                       |
   Jorf Lasfar Handelsbolag Jorf Lasfar I HB    Jorf Lasfar Power Energy HB    |
     *2%                       * 25%               * 23%                       |
        *                      *                   *                  Operator |
          *                    *                   *                           |
             ****************Jorf Lasfar Energy Company SCA--------------------|

Jorf Lasfar Handelsbolag, Jorf Lasfar I HB and Jorf Lasfar Power Energy HB, each owned 50% by CMS Generation Jorf Lasfar I Limited Duration Company and 50% by CMS Generation Jorf Lasfar II Limited Duration Company, own 2%, 25% and 23%, respectively, of Jorf Lasfar Energy Company SCA, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


                         NATIONAL POWER SUPPLY CO. LTD.


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                         CMS Generation Investment Co. I
                                        *
                                        *
                                        * 66.24%
                         National Power Supply Co. Ltd.


CMS Generation Co. owns 100% of CMS Generation Investment Co. I, which owns 66.24% of National Power Supply Co. Ltd., the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                     PANENERGY LAKE CHARLES GENERATION, INC.



                             CMS Energy Corporation
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                    CMS Gas Transmission and Storage Company
                                        *
                                        *
                       Panhandle Eastern Pipe Line Company
                                        *
                                        *
                        Trunkline Field Services Company
                                        *
                                        *
                     PanEnergy Lake Charles Generation, Inc.


CMS Gas Transmission and Storage Company owns 100% of Panhandle Eastern Pipe Line Company, which owns 100 % of Trunkline Field Services Company, which owns 100% of PanEnergy Lake Charles Generation, Inc., the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


                         TAKORADI INTERNATIONAL COMPANY


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                     *******CMS Generation Co.*****
                     *                            *
                     *                            *
                     *                            *
           CMS International                   CMS Generation
           Operating Company                   Investment Co. I
                     |                            *
                     |                            *
                     |                            *
                     |                   CMS Takoradi Investment Company
                     |                            *
                     |Operator                    *
                     |                            *
                     |                   CMS Takoradi Investment
                     |                   Company II
                     |                            *
                     |                            * 90%
                     |                            *
                     Takoradi International Company


CMS Generation Co. owns 100% of CMS Generation Investment Co. I, which owns 100% of CMS Takoradi Investment Company, which owns 100% of CMS Takoradi Investment Company II, which owns 90% of Takoradi International Company, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                           FOREIGN UTILITY COMPANIES

                 CMS GENERATION HORIZON ENERGY HOLDINGS LIMITED
                                 (CMSG Horizon)
                                       and
                         HORIZON ENERGY HOLDINGS LIMITED
                                (Horizon Energy)


                             CMS Energy Corporation
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                         CMS Generation Investment Co. I
                                *             *
                             *                   *
                           *                        *
          CMS Generation Loy Yang           CMS Generation Loy Yang
                Holdings 1 Ltd.                Holdings 2 Ltd.
                        *                                *
                        *                                *
                        *                                *
        Horizon Energy Holdings Ltd.                CMS Generation Horizon
               *        *        *                    Energy Holdings Ltd.
               *        *        *                    *        *         *
               *        *        * 24.63%             * 25%    *         *
               *        *        Loy Yang Power Partners (1)   *         *
               *        *                                      *         *
               *        * 24.63%                               * 25%     *
               *        *** Loy Yang Power Projects Pty. Ltd.***         *
               *                                                         *
               * 24.63%                                                  * 25%
               *********Loy Yang Power Management Pty. Ltd. **************

CMS Generation Investment Company I owns 100% of CMS Generation Loy Yang Holdings 1 Ltd. which owns 100% of Horizon Energy Holdings Limited, the foreign utility company.

CMS Generation Investment Company I owns 100% of CMS Generation Loy Yang Holdings 2 Ltd. which owns 100% of CMS Generation Horizon Energy Holdings Ltd., the foreign utility company.

(1) Horizon Energy Partners, which has foreign utility company authorization, has changed its name to Loy Yang Power Partners.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.





                               CMS OPERATING S.A.


                             CMS ENERGY CORPORATION
                                       *
                                       *
                                       *
                            CMS ENTERPRISES COMPANY
                                       *
                                       *
                                       *
                               CMS OPERATING S.A.


CMS Energy Corporation owns, CMS Enterprises Company, which owns CMS Operating S.A.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                  COMPANHIA PAULISTA DE ENERGIA ELECTRICA S.A.
                                     (CPEE)
                                       and
                     COMPANHIA SUL PAULISTA DE ENERGIA S.A.
                                     (CSPE)
                                       and
                        COPMANHIA JAGUARI DE ENERGIA S.A.
                                    (Jaguari)
                                       and
                      COMPANHIA LUZ E FORCA DE MOCOCA S.A.
                                    (Mococa)


                             CMS Energy Corporation
                                        *
                                        *
                         *******CMS Enterprises Company**
                         *                              *
                         *                              *
             CMS Electric and Gas Company               *
                         *                              *
                         * 99%                          * 1%
                         Financial Joint Venture, L.L.C.*
                                          *
                                          *
                            CMS Distribuidora, Ltda.
                                          *
                                          * 99.99%
                               CMS Participacues Ltda.
                                          *
                                          * 99.99%
                                        CPEE
                                        *               *
                                        * 81.22%        *
                                        CSPE            *
                                               *        *
                                               *
                                               *****Jaguari
                                                        *
                                                        *
                                                        ****Mococa***

CPEE, the foreign utility company, is owned 99.99% by CMS Participacues Ltda, which is owned 99.99% by CMS Distribuidora, Ltd., a wholly owned subsidiary of Financial Joint Venture, LLC.

CSPE, the foreign utility company, is owned 81.22% by CPEE.

Jaguari, the foreign utility company, is owned 100% by CSPE Mococo. Mococo, the foreign utility, is owned 100% by Jaguari.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.




                           EMIRATES CMS POWER COMPANY



                             CMS Energy Corporation
                                       *
                                       *
                                       *
                            CMS Enterprises Company
                                       *
                                       *
                                       *
                      CMS Generation Investment Company I
                                       *
                                       *
                                       *
                      CMS Generation Investment Company VI
                                       *
                                       *
                                       *
                     CMS Generation Investment Company VII
                                       *
                                       *
                                       *
                        CMS Generation Taweelah Limited
                                       *
                                       *
                                       * 40%
                           Emirates CMS Power Company





Emirates CMS Power Company, the foreign utility company, is owned 40% by CMS Generation Taweelah Limited.

     An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system

            EMPRESA DISTRIBUIDORA DE ELECTRICIDAD DE ENTRE RIOS S.A.
                                     (EDEER)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                   *
                                   *
                                   *
                                   *
          ------------CMS Electric and Gas Company
          |                        *
          |                        * 51%
          |         Compania de Inversiones en Energia Electrica S.A.
          |                        *
          |                        * 53.5%
Consulting|         Inversora en Distribucion de Entre Rios S.A.
Agreement |                        *
          |                        *
          |                        * 90%
          |                        *
          |                        *
          |--------Empresa Distribuidora de Electricidad de Entre Rios S.A.


     CMS Electric and Gas Company, which is 100% owned by CMS Enterprises Company, owns 51% of Compania de Inversiones en Energia Electrica, S.A.(CIEESA). CIEESA owns 53.5% of Inversora en Distribucion de Entre Rios S.A., which owns 90% of Empresa Distribuidora de Electricidad de Entre Rios S.A., the foreign utility company.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                      SISTEMA ELECTRICO NUEVA ESPARTA C.A.
                                    (Seneca)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                          CMS Electric and Gas Company
                                  *             *
                                  *             *
                                  *         CMS Venezuela
                                  * 60%         |
                                  *             | Consulting Agreement
                                  ENELMAR, S.A. |  dated Nov. 25, 1998
                                  *             |(Effective Jan. 1, 1999)
                                  * 70%         |
                                  *             |
                                  SENECA--------|


CMS Electric and Gas, owns 60% of ENELMAR, S.A., which owns 70% of SENECA, the foreign utility company.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                         TAWEELAH A2 OPERATING COMPANY
                                   (Taweelah)


                             CMS Energy Corporation
                                       *
                                       *
                                       *
                            CMS Enterprises Company
                                       *
                                       *
                                       *
                             CMS Generation Company
                                       *
                                       *
                                       *
                         Taweelah A2 Operating Company


CMS Generation Company 100% of owns Taweelah A2 Operating Company.